As filed with the Securities and Exchange Commission on September 21, 2007
Registration No. 333-133509

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

AMENDMENT NO. 5

TO

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TECHPRECISION CORPORATION
(Name of Small Business Issuer in Its Charter)

Delaware	3599	51-0539828
(State or Other Jurisdiction of	(Primary Standard Industrial	(IRS Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

Bella Drive, Westminster, Massachusetts 01473 (978) 874-0591
(Address and telephone number of Principal Executive Offices)

Bella Drive, Westminster, Massachusetts 01473
(Address of principal place of business)

Mr. James G. Reindl, Chief Executive Officer
Techprecision Corporation
Bella Drive
Westminster, Massachusetts 01473
Telephone: (978) 874-0591
Fax: (978) 874-2748
(Name, address and telephone number of agent for service)

Please send a copy of all communications to:
Asher S. Levitsky P.C.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, NY 10006
Telephone: (212) 981-6767
Fax: (212) 930-9724

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock, par value $.0001 per share(2)	100,000	$1.40	$140,000.00	$14.98
Common Stock, par value $.0001 per share (3)	1,900,000	$1.40	2,660,000.00	284.62
				$299.60	*

* Previously paid.

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) promulgated under the Securities Act of 1933, as amended.

(2) Represents 100,000 outstanding shares of common stock.

(3) Represents 1,900,000 shares of common stock issuable upon exercise of warrants.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED SEPTEMBER 21, 2007

PROSPECTUS

2,000,000 Shares
TECHPRECISION CORPORATION
Common Stock

As of the date of this prospectus, there is no trading market in our common stock, and we cannot assure you that a trading market will develop.

The selling stockholders may offer and sell from time to time up to an aggregate of 2,000,000 shares of our common stock that they have acquired or may acquire from us, including shares that they may acquire upon exercise of warrants.

We will not receive any proceeds from the sale by the selling stockholders of their shares of common stock other than the exercise price of the outstanding warrants if and when the warrants are exercised. We will pay the cost of the preparation of this prospectus, which is estimated at $66,000.

Investing in shares of our common stock involves a high degree of risk. You should purchase our common stock only if you can afford to lose your entire investment. See “Risk Factors,” which begins on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The selling stockholders have not engaged any underwriter in connection with the sale of their shares of common stock. Because there is no trading market in our common stock as of the date of this prospectus, the selling stockholders will sell shares at a price of $1.40 per share until a public market develops for the common stock. Once a public market develops for the common stock, the selling stockholders may sell their shares of common stock in the public market based on the market price at the time of sale or at negotiated prices or in transaction that are not in the public market. The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.

The date of this Prospectus is _________, 2007

You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or other person to provide you with information concerning us, except for the information contained in this prospectus. The information contained in this prospectus is complete and accurate only as of the date on the front cover page of this prospectus, regardless when the time of delivery of this prospectus or the sale of any common stock. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, our common stock in any jurisdiction in which the offer or sale is not permitted.

PROSPECTUS SUMMARY

This summary does not contain all of the information that is important to you. You should read the entire prospectus, including the Risk Factors and our consolidated financial statements and related notes appearing elsewhere in this prospectus before making an investment decision.

Our Business

Through our wholly-owned subsidiary, Ranor, Inc., we produce large metal fabrications and perform precision machining operations for alternative energy, large military, commercial, nuclear, shipbuilding, industrial and aerospace applications. The alternative energy applications include the fabrication of equipment for use in the generation of solar and wind power. Our principal services are metal fabrications, machining and engineering. Each of our contracts covers a specific product. We produce products for our customers, but do not distribute such products on the open market. We render our services under “build to print” purchase orders with our clients. However, we also help our customers to analyze and develop their projects for constructability by providing engineering services which are included in our charges to our customers pursuant to a purchase order covering such services.

We are one of a small number of large precision metal fabrication companies located in the United States. However, only a few others produce products in all industry sectors that we service. In recent years, the capital goods market experienced a slow-down due to the industry over-build of product in the late 1990’s. Additional contributions to the industry slow-down resulted from the events of September 11, 2001. However, based on recent project inquiries, recent projects awarded, which are reflected in our increased sales in the three months ended June 30, 2007 and our backlog of orders at June 30, 2007, and current customer demands for our services, we believe the market has rebounded.

Although we provide manufacturing services to large governmental programs, we do not work directly for agencies of the United States government. Rather, we perform our services for large governmental contractors and large utility companies.

About Us

We are a Delaware corporation, organized in 2005 under the name Lounsberry Holdings II, Inc. Our name was changed to Techprecision Corporation. On February 24, 2006, we acquired all of the issued and outstanding capital stock of Ranor, Inc., a Delaware corporation, and, since February 24, 2006, our sole business has been the business of Ranor. On March 6, 2006, following the acquisition of Ranor, we changed our corporate name to Techprecision Corporation. Prior to the acquisition of Ranor, Lounsberry was not engaged in any business activity and was considered a blank check company.

Ranor, together with its predecessor, which was also named Ranor, has been in business since 1956. Ranor’s predecessor was sold by its founders in 1999 to Standard Automotive Corporation through its subsidiary Critical Components Corporation. From June 1999 until August 2002, Ranor’s predecessor was operated by Critical Components. In December 2001, Standard filed for protection under the Bankruptcy Code, and Ranor’s predecessor operated under Chapter 11 until on or about the quarter ended June 30, 2002. Subsequently, all Standard’s holdings were sold.

In 2002, an investment group formed a Delaware corporation known as Rbran Acquisition, Inc. to acquire the assets of Ranor’s predecessor from the bankrupt estate. The principal investors were Green Mountain Partners III, LP and Phoenix Life Insurance Company, who held the debt, preferred stock and warrants. Rbran subsequently changed its corporate name to Ranor, Inc. In August 2005, these stockholders, together with the holders of the common stock, entered into the stock purchase agreement with Ranor Acquisition as described below, pursuant to which we acquired all of the capital stock of Ranor.

During 2005, James G. Reindl and Andrew A. Levy negotiated with Ranor’s principal stockholders for the acquisition of all of the stock of Ranor, which included the payment or settlement of all of Ranor’s outstanding debt which was payable to Green Mountain Partners and Phoenix Life Insurance Company. In this connection, in April 2005, they formed Ranor Acquisition LLC, a Delaware limited liability company, for the purpose of acquiring Ranor. The control persons and principal members of Ranor Acquisition were James G. Reindl and Andrew A. Levy, and the founders of Ranor Acquisition LLC were Mr. Reindl, Mr. Levy and Mr. Daube. On August 17, 2005, Ranor Acquisition entered into an agreement to acquire all of the capital stock and warrants of Ranor for a purchase price equal to $9,250,000 plus the amount by which Ranor’s net cash amount exceeded $250,000, less a closing adjustment of $54,000 and less the amount of principal and interest on the debt held by Ranor’s two principal stockholders. These two stockholders also held Ranor’s preferred stock. Since Ranor’s net cash amount was $1,117,000, the amount due to the sellers was increased by $813,000, which resulted in total payments of $10,063,000. The agreement contained standard representations and warranties of the sellers concerning Ranor, and $925,000 of the purchase price was placed in escrow to provide a fund against which any claims for breach of the representation and warranties under the agreement can be made.

After executing the purchase agreement, Ranor Acquisition sought to obtain the financing to make the payments. The purchase price was funded from the following sources:

Proceeds from sale of real estate to a related party	$3,000,000
Net proceeds from Sovereign term loan	3,953,317
Cash due from Ranor	813,000
Cash from the Ranor’s available cash	240,000
Cash from proceeds of sale of equity	2,056,683
Total	$10,063,000

The total payments were disbursed as follows:

Principal of notes to preferred stockholders	$8,000,000
Interest on notes	975,000
Payment into escrow pursuant to purchase agreement	925,000
Expenses of Ranor stockholders	153,000
Payment to preferred stockholders	6,500
Payment to common stockholders	3,500
Total	$10,063,000

As noted in the preceding table, $925,000 of the purchase price was placed in escrow as security for the obligations of the former Ranor stockholders for indemnity for any breach of the sellers’ representations and warranties. In February 2007, we entered into a settlement agreement with the former Ranor stockholders pursuant to which we received $500,000 from the escrow fund in settlement for claims that we made for breach of representations and warranties, relating to environmental matters, and the balance of the escrow, together with accrued interest, was paid to Green Mountain Partners and Phoenix Life Insurance Company in respect of their preferred stock interest.

In connection with our purchase of Ranor, we raised a total of $2,700,000 as equity, of which $2,200,000 was provided by Barron Partners and $500,000 was provided by a private investor. Barron Partners advised Ranor Acquisition that it was willing to make an investment, but would only invest in a company that was a reporting company under the Securities Exchange Act of 1934, as amended. In December 2005, Lounsberry, through, David Feldman, who was then counsel for Lounsberry, was introduced to counsel for Ranor Acquisition. Prior to December 2005, neither Ranor Acquisition, Mr. Reindl, Mr. Levy, Green Mountain Partners nor Phoenix Life Insurance Company had any relationship with or knowledge of Lounsberry. During January and February, 2006, Ranor Acquisition negotiated agreements with Lounsberry pursuant to which:

•
Lounsberry’s then principal stockholder, Capital Markets Advisory Group, LLC, would sell to Lounsberry 928,000 shares, representing more than 90% of Lounsberry’s then outstanding common stock, for $200,000, which was paid to Capital Markets. Of this amount, $39,661 represented money advanced by Capital Markets to Lounsberry prior to February 2006 and $160,339 represented the purchase price of the stock. Capital Markets had purchased 1,000,000 shares of common stock for $100 in connection with Lounsberry’s organization in February 2005, and its cost of the 928,000 shares that it sold to Lounsberry was $92.80. The control person for Capital Markets is Steven Hicks.

•	Lounsberry’s sole officer and director resigned and Mr. Reindl was elected as Lounsberry’s sole director contemporaneously with the acquisition of Ranor and the financing of the acquisition.

In order that Ranor could be acquired by a reporting company, we, then known as Lounsberry, entered into an exchange agreement with Ranor Acquisition and its members. Pursuant to that agreement, Ranor Acquisition assigned the agreement to acquire the Ranor stock to us, and we issued a total of 7,997,000 shares of common stock to the members of Ranor Acquisition and assumed Ranor Acquisition’s obligations to purchase the Ranor stock pursuant to the Ranor stock purchase agreement. Neither Ranor Acquisition nor any of the members received any monetary consideration for the assignment by Ranor Acquisition of the Ranor stock purchase agreement to us. The only consideration was our assumption of Ranor Acquisition’s obligations under the Ranor stock purchase agreement and the 7,997,000 shares of our stock which were issued to Ranor Acquisition’s members.

Our acquisition of Ranor is accounted for as a reverse acquisition. The accounting rules for reverse acquisitions require that beginning with the date of the merger, February 24, 2006, our balance sheet includes the assets and liabilities of Ranor and our equity accounts were recapitalized to reflect the net equity of Ranor. In addition, our historical operating results will be the operating results of Ranor.

In connection with the acquisition of Ranor, on February 24, 2006:

•
We entered into a preferred stock purchase agreement with Barron Partners LP, pursuant to which we sold to Barron Partners, for $2,200,000, 7,719,250 shares of series A preferred stock, and five-year warrants to purchase an aggregate of 5,610,000 shares of common stock at $.57 per share and 5,610,000 shares of commons stock at $.855 per share. The series A preferred stock was initially convertible into 7,719,250 shares of common stock, subject to adjustment. As a result of our failure to meet the targeted levels of EBITDA per share, on a fully-diluted basis, for the years ended March 31, 2006 and 2007, (i) the conversion price of the series A preferred stock was reduced from $.285 to $.218025, with the result that the series A convertible preferred stock became convertible into 10,090,586 shares of common stock, and (ii) the exercise prices of the warrants were reduced from $.57 to $.43605 and from $.855 to $.654075, with no adjustment in the number of shares issuable upon exercise of the warrants.

•
We purchased 928,000 shares of common stock form Capital Markets Advisory Group, LLC, which was then our principal stockholder, for $160,339 and paid $39,661 of debt to Capital Markets, using the proceeds from the sale of the preferred stock. The control person for Capital Markets is Steven Hicks.

•
We issued 7,997,000 shares of common stock to the members of Ranor Acquisition LLC, which was the party to an August 17, 2005 agreement to purchase the stock of Ranor, for which Ranor Acquisition advanced funds on our behalf and assigned its rights under the Ranor stock purchase agreement, and we assumed Ranor Acquisition’s obligations under that agreement.

•	We sold 1,700,000 shares of common stock to an investor for $500,000.

•
Ranor entered into a loan and security agreement with Sovereign Bank pursuant to which Ranor borrowed $4.0 million, for which Ranor issued its term note, and Sovereign provided Ranor with a $1.0 million revolving credit arrangement.

•
Ranor sold its real estate to WM Realty Management, LLC for $3.0 million, and Ranor leased the real property on which its facilities are located from WM Realty pursuant to a net lease. WM Realty is an affiliate of the Company.

Prior to the reverse acquisition and the assignment by Ranor Acquisition to us of the agreement to acquire Ranor, there were no relationships among Ranor Acquisition, us, Ranor and its predecessor, except that Mr. Reindl was president and chief executive officer of Critical Components from February 1999 until February 2002, and Mr. Stanley Youtt, one of our directors and the chief executive officer of Ranor, was chief executive officer and a common stockholder of Ranor prior to our acquisition of Ranor.

Our executive offices are located at Bella Drive, Westminster, MA 01473, telephone (978) 874-0591. Ranor’s website is www.ranor.com. Information on Ranor’s website or any other website is not part of this prospectus.

References in this prospectus to “we,” “us,” “our” and similar words refer to Techprecision Corporation and its subsidiary, Ranor, unless the context indicates otherwise, and, prior to the effectiveness of the reverse acquisition, these terms refer to Ranor.

Issuance of Securities to the Selling Stockholders

The selling stockholders acquired their shares in private placements in 2005 and 2006.

In connection with our organization in February 2005, we issued 1,000,000 shares of common stock to Capital Markets for $100 and 20,000 shares of common stock to Mark Allen for $2. In February 2006, in connection with the reverse acquisition, we purchased 928,000 shares from Capital Markets for $160,339 and paid $39,661 to Capital Markets in payment of advances made by Capital Markets to us.

In December 2005, we issued 8,000 shares of common stock for $2,000.

In February 2006, we sold to Barron Partners, for $2,200,000, 7,719,250 shares of series A preferred stock and warrants to purchase an aggregate of 11,220,000 shares of common stock. The series A preferred stock is convertible into 10,090,586 shares of common stock, subject to adjustment. As a result of our failure to have an effective registration statement covering the shares offered in this prospectus in a timely manner, we issued to Barron Partners an additional 33,212 shares of series A preferred stock, upon the conversion of which 43,414 shares of common stock are issuable. As of the date of this prospectus, a total of 10,134,001 shares of common stock are issuable upon conversion of the outstanding series A preferred stock.

We are registering the 100,000 outstanding shares of common stock held by selling stockholders and 1,900,000 shares of common stock issuable upon exercise of warrants held by Barron Partners. Barron Partners holds warrants to purchase an aggregate of 11,220,000 shares of common stock, of which only the 1,900,000 shares issuable upon exercise of warrants may be sold pursuant to this prospectus. Because more than six months have elapsed since the closing of the private placement in February 2006, Barron Partners has the right to exercise the warrants on a cashless basis. Barron Partners has advised us that it will not use the cashless exercise feature prior to February 24, 2008 for any of its warrants prior to the registration statement being effective. Thereafter, Barron Partners will have the right use the cashless exercise feature of the warrants unless the underlying shares are registered.

THE OFFERING

Common Stock Offered:	The selling stockholders are offering a total of 2,000,000 shares of common stock, of which 100,000 shares are outstanding and 1,900,000 shares are issuable upon exercise of warrants

Limitation on Issuance of Common Stock:	The holders of the warrants cannot exercise their warrants to the extent that such exercise would result in the holders and their affiliates owning more than 4.9% of our outstanding common stock.

Outstanding Shares of Common Stock:	10,049,000 shares[1,2]

Common Stock to be Outstanding After Offering:	11,949,000 shares[1,3]

Use of Proceeds:
We will receive no proceeds from the sale of any shares by the selling stockholders. In the event that any selling stockholders exercise their warrants, we would receive the exercise price. If all warrants for which the underlying shares are registered are exercised at the current exercise price, we would receive approximately $828,000, all of which, if and when received, would be used for working capital and other corporate purposes. We can give no assurance that any of the warrants will be exercised.

(1) Does not include (a) a total of 53,000 outstanding shares of common stock issued to employees which are subject to forfeiture and not treated as outstanding shares or (b) a total of 1,000,000 shares reserved for options, stock grants or other equity-based incentives granted or available for grant under our 2006 long-term incentive plan.

(2) Does not include the shares of common stock issuable upon conversion of the series A preferred stock or exercise of warrants held by Barron Partners.

(3) The number of shares of common stock outstanding after the offering is based on the issuance of 1,900,000 shares of common stock upon exercise of those warrants included in this prospectus, and does not include any shares issuable upon conversion of series A preferred stock or exercise or warrants held by Barron Partners which are not included in this prospectus.

SUMMARY FINANCIAL INFORMATION
(in thousands, except per share information)

The following information relating to June 30, 2007 and March 31, 2007 and the three months ended June 30, 2007 and 2006 and the years ended March 31, 2007 and 2006 has been derived from our financial statements which appear elsewhere in this prospectus.

Statement of Operations Information:

	Three Months Ended June 30,		Year Ended March 31,
	2007	2006	2007	2006
Net sales	$6,553	$4,199	$19,086	$20,266
Gross profit	1,676	789	3,543	2,634
Income from operations	1,217	258	1,445	726
Interest expense, net	132	183	626	1,098
Finance costs	3	150	289	58
Income (loss) before income taxes	1,082	(75)	530	(386)
Net income (loss)	685	(75)	290	(428)
Deemed dividend to preferred stockholders	—	(388)	(676)	—
Net income (loss) to holders of common stock	685	(464)	(386)	($28)
Net income (loss) per share of common stock - basic	$0.07	$(0.05)	$(0.04)	$(0.05)
Weighted average shares of common stock outstanding - basic	10,051	9,991	10,008	8,270
Net income (loss) per share of common stock - diluted	$0.04	$(0.05)	$(0.04)	$(0.05)
Weighted average shares of common stock outstanding -diluted	19,314	9,991	10,008	8,270

Balance Sheet Information:

	June 30, 2007	March 31, 2007
Working capital	$3,974	$3,398
Total assets	9,855	8,566
Total long-term debt	5,868	6,020
Total liabilities	9,103	8,488
Accumulated deficit	(3,841)	(4,525)
Stockholders’ equity	752	77

RISK FACTORS

An investment in our securities involves a high degree of risk. In determining whether to purchase our securities, you should carefully consider all of the material risks described below, together with the other information contained in this prospectus before making a decision to purchase our securities. You should only purchase our securities if you can afford to suffer the loss of your entire investment.

RISKS RELATING TO OUR BUSINESS

We cannot assure you that we will be able to operate profitably.

Although we generated modest net income for the year ended March 31, 2007 and the three months ended June 30, 2007 we incurred losses in the years ended March 31, 2006 and 2005, and we cannot assure you that we will be able to operate profitably in the future. Further, as a result of the reverse acquisition and our status as a reporting company, our ongoing expenses have increased significantly. Our failure to generate sufficient revenue, to reduce expenses or to obtain financing to cover our increased level of expenses could impair our ability to continue in business.

Because we may require additional financing to expand our operations, our failure to obtain necessary financing may impair our operations.

At June 30, 2007, we had working capital of approximately $4.0 million. The only funding presently available to us, other than our cash flow from operations, is a $500,000 capital equipment facility and a $2.0 million revolving credit line with a bank. We cannot assure you that this facility will be sufficient to provide us with the funds necessary to enable us to perform our obligations under our contracts and to develop our business. Our failure to obtain any required financing could impair our ability to both serve our existing clients base and develop new clients and could result in both a decrease in revenue and an increase in our loss.

To the extent that we require financing, the absence of a public market for our common stock, the terms of our February 2006 private placement and the number of outstanding warrants and the exercise price and other terms on which we may issue common stock upon exercise of the warrants, it may be difficult for us to raise additional equity capital if required for our present business or for any planned expansion. We cannot assure you that we will be able to get additional financing on any terms, and, if we are able to raise funds, it may be necessary for us to sell our securities at a price which is at a significant discount from the market price and on other terms which may be disadvantageous to us. In connection with any such financing, we may be required to provide registration rights to the investors and pay damages to the investor in the event that the registration statement is not filed or declared effective by specified dates. The price and terms of any financing which would be available to us could result in both the issuance of a significant number of shares and significant downward pressure on our stock price and could result in a reduction of the conversion price of the series A preferred stock and exercise price of the warrants held by the Barron Partners. Further, since Barron Partners has a right of first refusal with respect to future financings, this right may affect our ability to obtain financing from other sources.

Because our contracts are individual purchase orders and not long-term agreements, the results of our operations can vary significantly from quarter to quarter.

We do not have long-term contracts with our customers, and major contracts with a small number of customers account for a significant percentage of our revenue. We must bid or negotiate each contract separately, and when we complete a contract, there is generally no continuing source of revenue under that contract. As a result, we cannot assure you that we have a continuing stream of revenue from any contract. Our failure to generate new business on an ongoing basis would materially impair our ability to operate profitably. Because a significant portion of our revenue is derived from services rendered from the defense, aerospace, nuclear, industrial and related industries, our operating results may suffer from conditions affecting these industries, including any budgeting, economic or other trends that have the effect of reducing the requirements for our services, including changes in federal budgeting which may reduce the budget of those agencies that either engage us directly or affect the contracts of private sector clients for whom we perform services as subcontractors under prime contracts with government agencies.

Because of our dependence on a limited number of customers, our failure to generate major contracts from a small number of customers may impair our ability to operate profitably.

We have, in the past, been dependent in each year on a small number of customers who generate a significant portion of our business, and these customers change from year to year. For the three months ended June 30, 2007 our two largest customers accounted for 58% of our revenue, with the largest customer accounting for 38.7% of our revenue. For the year ended March 31, 2007, our three largest customers accounted for approximately 44% of our revenue, with the largest accounting for 17.9% of our revenue. Each of these customer accounted for less than 10% of revenue during both the year ended March 31, 2006 and the year ended March 31, 2005. For the three months ended June 30, 2007, our largest customer was also our largest customer for the year ended March 31, 2007 and our second largest customer was also a 10% customer for the year ended March 31, 2006. For the year ended March 31, 2006, our two largest customers accounted for approximately 28% of our revenue, and each of these customers accounted for less than 10% of our revenue in the fiscal year ended March 31, 2007. To the extent that we are unable to generate orders from new customers, we may have difficulty operating profitably. Furthermore, to the extent that any one customer accounts for a large percentage of our revenue, the loss of that customer could materially affect our ability to operate profitably.

Because our customers include major defense contractors, our size and financial condition may place us at a competitive disadvantage in seeking business.

There are a large number of domestic and foreign companies, some of which are considerably larger and better capitalized than we are, with which we compete for business. Foreign companies may have lower manufacturing costs than we have, which may give them a competitive advantage. Since much of our contracts are generated from a request for proposal (RFP) by a prime contractor under a government contract, to the extent that a competitor is able to design the specifications, that competitor may have a competitive advantage. We may also be at a competitive disadvantage to the extent that competitors have existing relationships with the prime contractor. We may spend substantial sums analyzing and preparing a bid and not be awarded a contract. Furthermore, we may not be given the opportunity to comment on the proposed terms of the bid before the bid is issued. Since our customers include major defense customers, our failure to satisfy potential customers as to our financial health may prevent us from obtaining business.

Because a significant portion of our contracts are awarded through a competitive bidding process, we cannot be assured of obtaining business.

A significant portion of our contracts result from a competitive bidding process which entails risks not present in other circumstances. We may spend substantial sums analyzing and preparing a bid and not be awarded a contract. Furthermore, we may not be given the opportunity to comment on the proposed terms of the bid, and it is possible that an RFP may be tailored to meet the specifications of a competitor. Our failure to receive contracts on which we bid could significantly impair our ability to continue in business.

Because our revenue is generated pursuant to contracts that are limited to specific projects, our operating results in future periods may vary from quarter to quarter, and, as a result, we may fail to meet the expectations of our investors and analysts, which may cause our stock price to fluctuate or decline.

Because our business is based upon manufacturing products pursuant to purchase orders, we need to generate new business on a continuing basis. To the extent that we do not have new contracts in place when we complete our work pursuant to existing contracts, our revenue may decline until and unless we generate revenue from new contracts. Furthermore, changes in contracts also affect the results of our operations on a period to period basis. As a result, our revenue and operating results have fluctuated from quarter to quarter significantly in the past, and such fluctuations may continue in the future. A substantial portion of our operating expenses is related to personnel costs, depreciation and rent which cannot be adjusted quickly and, therefore, cannot be easily reduced in response to lower revenue levels or changes in client requirements. Due to these factors and the other risks discussed in this prospectus, you should not rely on period-to-period comparisons of our results of operations as an indication of future performance. These factors could cause the market price of our stock to fluctuate substantially.

Because of the nature of our business, we are subject to environmental regulations, we have in the past failed to comply with these regulations, and our failure to comply with these regulations has in the past resulted in, and could in the future result in, increased costs as well as penalties for violation of these regulations.

As a manufacturing business, we must comply with federal and state environmental laws and regulations which relate to the manner in which we store and dispose of materials and the reports that we are required to file. In the past, we have not be in compliance with all environmental regulations and , consequently, we have experienced increased costs and penalties. Any future non-compliance could result in both significant costs to become compliant as well as penalties which we may be required to pay as a result of non-compliance. During the fiscal year ended March 31, 2006, we incurred expenses of approximately $87,000 to cure deficiencies which we discovered in connection with our purchase of Ranor in February 2006. In June 2007, the United States Environmental Protection Agency brought an administrative complaint against us alleging discharge of pollutants and the failure to file required reports in violation of the Clean Water Act and the Emergency Planning and Community Right-to-Know Act. We have entered into a consent agreement and final order with the Environmental Protection Agency pursuant to which we agreed to pay a penalty of $106,000 for these violations. We cannot assure you that we will not incur additional costs to maintain compliance with environmental laws and regulations or that we will not incur significant penalties for failure to be in compliance.

Changes in delivery schedules and order specifications may affect our revenue stream.

Although we perform manufacturing services pursuant to orders placed by our customers, we have in the past experienced delays in the scheduling and changes in the specification of the products. These changes may result from a number of factors, including a determination by the customer that the product specifications need to be changed after receipt of an initial product or prototype. As a result of these changes, we suffered a delay in the recognition of revenue from the projects. We cannot assure you that our revenue will not be affected in the future by delays or changes in specifications or that we will ever be able to recoup revenue which was lost as a result of the delays or changes. Our revenue in the six months ended September 30, 2006 was affected by the postponement of one contract after the delivery of the initial unit and a delay in delivery under a second contract that was postponed and restarted as a result of a change in the customer’s drawings resulting in a decline in revenue on a period to period basis. Further, if we cannot allocate our personnel to a different project, we will continue to incur some expenses relating to the project, including labor and overhead. Our net income for the six months ended September 30, 2006 was impacted by our need to maintain staffing for the postponed projects, even though they were not fully utilized during this period. We cannot assure you that our income will not decline in future periods as a result of changes in customers’ orders or their requirements for the products that they ordered.

Our failure to meet our customers’ requirement could result in decreased revenue, increased costs and negative publicity.

Purchase orders from our customers require the precision manufacturing of products to very close tolerances which are required in the industries to which we market our services. Our failure to meet these tolerances could result in both cost overruns on a particular contract and a loss of our reputation, which would significantly impair our ability to generate contracts.

Because a significant portion of our business is as a government subcontractor, our failure or the failure of the prime contractor to comply with government procurement and other regulations could result in a loss of business.

We must comply with complex procurement laws and regulations, including the provisions of the procurement regulations that provide for renegotiation and termination for the convenience of the government. Since we are not a prime contractor, any termination or modification of the prime contract may result in a change in our contract with the prime contractor.

The bankruptcy of Ranor’s predecessor may impair our ability to attract new business.

In 2002, Ranor’s predecessor filed for protection under the Bankruptcy Code. As a result of that bankruptcy, the predecessor experienced a loss of business. We cannot assure you that our business will not be affected by the predecessor’s bankruptcy or that the factors which caused the predecessor’s bankruptcy, including the need to perform additional services without increasing the price, thereby reducing the gross margins, will not affect our business.

If we make any acquisitions, they may disrupt or have a negative impact on our business.

Although we have no present plans for any acquisitions, in the event that we make acquisitions, we could have difficulty integrating the acquired companies’ personnel and operations with our own. In addition, the key personnel of the acquired business may not be willing to work for us. We cannot predict the affect expansion may have on our core business. Regardless of whether we are successful in making an acquisition, the negotiations could disrupt our ongoing business, distract our management and employees and increase our expenses. In addition to the risks described above, acquisitions are accompanied by a number of inherent risks, including, without limitation, the following:

•	the difficulty of integrating acquired products, services or operations;

•	the potential disruption of the ongoing businesses and distraction of our management and the management of acquired companies;

•	the difficulty of incorporating acquired rights or products into our existing business;

•	difficulties in disposing of the excess or idle facilities of an acquired company or business and expenses in maintaining such facilities;

•	difficulties in maintaining uniform standards, controls, procedures and policies;

•	the potential impairment of relationships with employees and customers as a result of any integration of new management personnel;

•	the potential inability or failure to achieve additional sales and enhance our customer base through cross-marketing of the products to new and existing customers;

•	the effect of any government regulations which relate to the business acquired;

•
potential unknown liabilities associated with acquired businesses or product lines, or the need to spend significant amounts to retool, reposition or modify the marketing and sales of acquired products or the defense of any litigation, whether of not successful, resulting from actions of the acquired company prior to our acquisition.

Our business could be severely impaired if and to the extent that we are unable to succeed in addressing any of these risks or other problems encountered in connection with these acquisitions, many of which cannot be presently identified, these risks and problems could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations.

Risks Related to our Common Stock and the Market for our Common Stock.

The rights of the holders of common stock may be impaired by the potential issuance of preferred stock.

Our certificate of incorporation gives our board of directors the right to create new series of preferred stock. As a result, the board of directors may, without stockholder approval, issue preferred stock with voting, dividend, conversion, liquidation or other rights which could adversely affect the voting power and equity interest of the holders of common stock. Preferred stock, which could be issued with the right to more than one vote per share, could be utilized as a method of discouraging, delaying or preventing a change of control. The possible impact on takeover attempts could adversely affect the price of our common stock. Although we have no present intention to issue any additional shares of preferred stock or to create any new series of preferred stock and the certificate of designation relating to the series A preferred stock restricts our ability to issue additional series of preferred stock, we may issue such shares in the future. Without the consent of the holders of 75% of the outstanding shares of series A preferred stock, we may not alter or change adversely the rights of the holders of the series A preferred stock or increase the number of authorized shares of series A preferred stock, create a class of stock which is senior to or on a parity with the series A preferred stock, amend our certificate of incorporation in breach of these provisions or agree to any of the foregoing.

The issuance of shares through our stock compensation plans may dilute the value of existing stockholders and may affect the market price of our stock.

We may use stock options, stock grants and other equity-based incentives, to provide motivation and compensation to our officers, employees and key independent consultants. The award of any such incentives will result in an immediate and potentially substantial dilution to our existing stockholders and could result in a decline in the value of our stock price. The exercise of these options and the sale of the underlying shares of common stock and the sale of stock issued pursuant to stock grants may have an adverse effect upon the price of our stock.

Because we are not subject to compliance with rules requiring the adoption of certain corporate governance measures, our stockholders have limited protections against interested director transactions, conflicts of interest and similar matters.

The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, the New York and American Stock Exchanges and the Nasdaq Stock Market, as a result of Sarbanes-Oxley, require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities which are listed on those exchanges or the Nasdaq Stock Market. Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with such compliance any sooner than necessary, we have not yet adopted all of these measures. We are not in compliance with requirements relating to the distribution of annual and interim reports, the holding of stockholders meetings and solicitation of proxies for such meeting and requirements for stockholder approval for certain corporate actions, including the issuance of common stock. Thus, there is no restriction on our issuing common stock or preferred stock without the consent of the holders of our common stock. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and operating results and stockholders could lose confidence in our financial reporting.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed. Under the current SEC regulations, we will be required to include a management report on internal controls over financial reporting in our Form 10-KSB annual report for the year ended March 31, 2008, and we will be required to include an auditor’s report on internal controls over financial reporting for the year ended March 31, 2009. Failure to achieve and maintain an effective internal control environment, regardless of whether we are required to maintain such controls, could also cause investors to lose confidence in our reported financial information, which could have a material adverse effect on our stock price. Although we are not aware of anything that would impact our ability to maintain effective internal controls, we have not obtained an independent audit of our internal controls, and, as a result, we are not aware of any deficiencies which would result from such an audit. Further, at such time as we are required to comply with the internal controls requirements of Sarbanes Oxley, we may incur significant expenses in having our internal controls audited and in implementing any changes which are required.

Because of our cash requirements and restrictions in our preferred stock purchase agreement, we may be unable to pay dividends.

In view of the cash requirements of our business, we expect to use any cash flow generated by our business to finance our operations and growth. Further, we are prohibited from paying dividends on our common stock while the series A preferred stock is outstanding.

Because there is no public market for our common stock, you may have difficulty selling common stock that you own.

Although we are registered pursuant to the Securities Exchange Act of 1934, we have approximately 82 stockholders and there is no public market for our common stock. None of the presently outstanding shares of common stock may be sold except pursuant to an effective registration statement. We have filed the registration statement of which this prospectus is a part to enable stockholders to sell their shares. Neither the filing nor the effectiveness of the registration statement will assure a public market for our common stock. Accordingly we cannot assure you that there will be any public market for our common stock.

Our stock price may be affected by our failure to meet projections and estimates of earnings developed either by us or by independent securities analysts.

Although we do not make projections relating to our future operating results, our operating results may fall below the expectations of securities analysts and investors. In this event, the market price of our common stock would likely be materially adversely affected.

We are required to pay liquidated damages because the registration statement of which this prospectus is a part was not declared effective in a timely manner and we may be required to pay liquidated damages if we do not maintain a board consisting of a majority of independent directors.

The registration rights agreement which we executed in connection with the February 2006 private placement required us to file a registration statement by April 25, 2006 and to have the registration statement declared effective by the SEC by August 23, 2006. Since we failed to meet the required deadline for this registration statement to be declared effective, as a result of an amendment to the registration rights agreement, we are required to issue 33,212 shares of series A preferred stock to Barron Partners, which shares are recorded as outstanding at March 31, 2007. In addition, if the registration statement is not declared effective by October 15, 2007, liquidated damages will accrue at the rate of 531 shares of series A preferred stock for each day after October 15, 2007 that the registration statement has not been declared effective.

The purchase agreement relating to the February 2006 private placement requires us to maintain a board of directors on which a majority of directors are independent directors and an audit committee composed solely of independent directors and the compensation committee with have a majority of independent directors. Although we presently meet these requirements, our failure to continue to meet these requirements could result in our payment of liquidated damages that could be payable in cash or by the issuance of additional shares of series A preferred stock, as the investors shall determine. Our maximum liability under this provision is $396,000.

Because the holder of our warrants have cashless exercise rights, we may not receive proceeds from the exercise of the outstanding warrants if the underlying shares are not registered.

The holders of our warrants have cashless exercise rights, which provide them with the ability to receive common stock with a value equal to the appreciation in the stock price over the exercise price of the warrants being exercised. This right is not exercisable if the underlying shares are subject to an effective registration statement, and accordingly, the holders have the cashless registration rights until the effective date of the registration statement and thereafter if the warrants are not subject to a current and effective registration statement. Since we are not registering all of the shares of common stock issuable upon exercise of the warrants, the holders of those warrants, which cover the right to purchase 9,320,000 shares of common stock, have cashless exercise rights with respect to the underlying shares. To the extent that the holders of the warrants exercise this right, we will not receive proceeds from such exercise.

The issuance and sale of the common stock issuable upon conversion of the series A preferred stock and exercise of the warrants could result in a change of control.

If we issue all of the shares of common stock issuable upon conversion of the series A preferred stock and exercise of the warrants, including those that are covered by this prospectus, the 20,301,527 shares of common stock so issuable would constitute approximately 67% of our then outstanding common stock. The percentage would increase to the extent that we are required to issue any additional shares of common stock become upon conversion of the series A preferred stock pursuant to the anti-dilution and adjustment provisions and pursuant to the liquidated damages provision of the registration rights agreement. Any sale of all or a significant percentage of those shares to a person or group could result in a change of control.

FORWARD-LOOKING STATEMENTS

Statements in this prospectus may be “forward-looking statements.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this prospectus, including the risks described under “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus and in other documents which we file with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to our ability to generate business on an on-going business, to receive contract awards from the competitive bidding process, maintain standards to enable us to manufacture products to close tolerances, enter new markets for our services, market and customer acceptance, our ability to raise any financing which we may require for our operations, competition, government regulations and requirements, pricing and development difficulties, our ability to make acquisitions and successfully integrate those acquisitions with our business, as well as general industry and market conditions and growth rates, and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling stockholders of their common stock. If the selling stockholders exercise any warrants, we will receive the amount of the exercise price. Based on the present exercise price of $.43605 per share, if the warrants to purchase a total of 1,900,000 shares of common stock were to be exercised, we would receive gross proceeds of approximately $828,000. We cannot assure you that any of the warrants will be exercised.

Further, the warrants include cashless exercise provisions which, if exercised, would result in the issuance of shares of common stock equal to the value the appreciation of the warrants without payment of any cash consideration. These rights are exercisable and would be continue to be exercisable to the extent that the underlying shares are not registered. We are only registering 1,900,000 shares of common stock for issuance upon exercise of the warrants. Since we are not registering all of the shares of common stock issuable upon exercise of the warrants, the holders of those warrants for which we have not registered the underlying shares, which cover the right to purchase 9,320,000 shares of common stock, have cashless exercise rights with respect to the underlying shares.

There are presently outstanding 10,049,000 shares of common stock. If all of the shares of common stock issuable upon exercise of the warrants that are covered by this prospectus are issued, we will have 11,949,000 shares of common stock outstanding, resulting in significant dilution to our stockholders. In addition to the 1,900,000 shares of common stock issuable upon exercise of warrants that are included in this prospectus, an additional 10,090,586 shares of common stock that are not covered  by this prospectus are issuable upon conversion of the series A preferred stock, and an additional 9,320,000 shares of common stock that are not covered by this prospectus are issuable upon exercise of warrants.

SELLING STOCKHOLDERS

The following table sets forth the names of the selling stockholders, the number of shares of common stock owned beneficially by the selling stockholders as of June 30, 2007, the number of shares of our common stock that may be offered by the selling stockholders pursuant to this prospectus, the number of shares owned by the selling stockholders after completion of the offering. No selling stockholder will own any shares of our outstanding common stock upon completion of the offering, except that Barron Partners will be deemed to own beneficially such number shares of common stock as will, upon such conversion or exercise, equal to 4.9% of our common stock then outstanding after giving effect to such conversion. Based upon the 10,049,000 shares of common stock outstanding at June 30, 2007 and assuming the issuance and sale of the 1,900,000 shares of common stock upon exercise of the warrants, Barron Partners would be deemed to beneficially own 615,668 shares of common stock, representing 4.9% of our outstanding common stock after giving effect to all of these issuances. The table and the other information contained under the captions “Selling Stockholders” and “Plan of Distribution” has been prepared based upon information furnished to us by or on behalf of the selling stockholders.

Name	Shares Beneficially Owned	Shares Being Sold
Barron Partners, LP1	1,900,000	1,900,000
Capital Markets Advisory Group, LLC[2]	72,000	72,000
Mark Allen	20,000	20,000
Nelson Broms	200	200
Pearl Broms	200	200
CFO Managed Fund I LLC[3]	200	200
Jeffrey Hicks	200	200
Anna Crawford	200	200
Christopher Toppin	200	200
James McKeever	200	200
Antonio A. Yenidjeian	200	200
Stephen Hieber	200	200
Susan Isley	200	200
Gina Pacific	200	200
Joanne Leftwich	200	200
Emilia P. Cantelio	200	200
Mary Ellen Schloth	200	200
Brenda Garzi	200	200
Joseph Garzi	200	200
Gabrielle Guttman	200	200
Brittany Moss	200	200
Jennifer Rasmussen	200	200
Brooke Rodgerson	200	200
John Rodgerson	200	200
Erika Magnussen	200	200
Zoe Hicks	200	200
Ellen Hicks	200	200
Carol Hicks	200	200
Bradley Hicks	200	200
Mary Hicks	200	200
Taylor Hicks	200	200
Jonathan Hicks	200	200
Lori Cipot	200	200
Tonya Toriari	200	200
Sarah Licata	200	200
Debra Case	200	200
Claire Byl	200	200
Kendall Byl	200	200
Tracy Byl	200	200
Michael Byl[4]	200	200
Jean McKeever	200	200
Larry Ditkoff	200	200
Henry Sargent	200	200

(1) Mr. Andrew B. Worden, president of the general partner of Barron Partners, has sole voting and dispositive power over the shares beneficially owned by Barron Partners. In addition to the common stock issuable upon exercise of the warrants reflected in the table, Barron Partners holds series A preferred stock convertible into 10,134,001 shares of common stock and warrants to purchase 6,720,000 shares of common stock. However, because of the limitation on the right of exercise described below, Barron Partners is not deemed the beneficial owner of such shares.

(2) Mr. Stephen Hicks has sole voting and dispositive power over the shares beneficially owned by Capital Markets. Although Capital Markets is not a broker-dealer, it is an affiliate of a broker dealer in that Mr. Hicks has a voting and dispositive control of securities owned by Capital Markets and Southridge Investment Group, LLC, a broker-dealer, that are under common control.

(3) Mr. William Schloth has sole voting and dispositive power over the shares beneficially owned by CFO Managed Fund I LLC. Mr. Schloth is an employee of Southridge Investment Group, LLC, a broker-dealer formerly known as Greenfield Capital Partners LLC. Mr. Schloth and CFO Managed Funds I LLC may be deemed affiliates of broker-dealers.

(4) Mr. Byl is president of Southridge Investment Group, LLC, a broker-dealer.

Except for Mr. Hicks, Mr. Byl and Capital Markets, Mr. Schloth and CFO Managed Funds, none of the selling stockholders is or may be deemed a broker-dealer or an affiliate of a broker-dealer. The broker dealers and their affiliates purchased their shares of common stock in the ordinary course of business and at the time of purchase of these shares, they had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

None of the selling stockholders has, or within the past three years has had, any position, office or material relationship with us or any of our predecessors or affiliates, except as follows: In connection with our organization in February 2005, we issued 1,000,000 shares of common stock to Capital Markets for $100.00 and 20,000 shares of common stock to Mark Allen for $2.00. In February 2006, in connection with the reverse acquisition, we purchased 928,000 shares of common stock from Capital Markets for $160,339 and paid $39,661 of debt to Capital Markets. Mr. Allen was president and director of Lounsberry from its organization until the reverse acquisition in February 2006.

The selling stockholders acquired their shares in private placements in 2005 and 2006.

On February 24, 2006, we entered into a preferred stock purchase agreement with Barron Partners LP, pursuant to which we sold to Barron Partners, for $2,200,000, 7,719,250 shares of series A preferred stock, and five-year warrants to purchase an aggregate of 5,610,000 shares of common stock at $.57 per share and 5,610,000 shares of commons stock at $.855 per share. The series A preferred stock was initially convertible into 7,719,250 shares of common stock, subject to adjustment. Both the conversion price of the series A preferred Stock and the exercise price of the warrants were adjusted because of our failure to meet the targeted fully-diluted earnings per As a result the (i) the conversion price of the series A preferred stock was reduced from $.285 to $.218025, a reduction of 23.5%, with the result that the series A convertible preferred stock became convertible into 10,090,586 shares of common stock, and (ii) the exercise prices of the warrants were reduced by 23.5% -- from $.57 to $.43605 and from $.855 to $.654075.

The shares of common stock being offered by Barron Partners represent shares of common stock issuable upon exercise of warrants that were issued in the February 2006 private placement.

The purchase agreement, the certificate of designation relating to the series A preferred stock and the warrants all provide that the preferred stock cannot be converted and the warrant cannot be exercised to the extent that the number of shares of common stock held by the selling stockholder and his affiliates after such conversion or exercise would exceed 4.9% of the outstanding common stock. Beneficial ownership is determined in the manner provided in Section 13(d) of the Securities Exchange Act of 1934 and Regulation 13d-3 of the SEC thereunder. This provision, which cannot be modified, limits the ability of the holders of the series A preferred stock and warrants to convert their shares of series A preferred stock and exercise their warrants. Based on the 10,049,000 shares of common stock that were outstanding on June 30, 2007, Barron Partners would not be able to convert series A preferred stock or exercise warrants for more than 517,771 shares of common stock. As the number of shares of common stock increases, whether upon conversion of series A preferred stock, exercise of warrants or for any other reason, the number of shares which could be issued under this limitation will increase. In the event that any holder of the series A preferred stock or the warrants issued in the February 2006 private placement transfers shares of series A preferred stock or warrants, the transferee, if it is not an affiliate of the transferor, would be subject to a separate 4.9% limitation.

Pursuant to the preferred stock purchase agreement relating to the issuance of the series A preferred stock and warrants in the February 2006 private placement, we and Barron Partners entered into a registration rights agreement pursuant to which we agreed to file, within 60 days after the closing, the registration statement of which this prospectus is a part, and to have the registration statement declared effective by the SEC by August 23, 2006. Since we failed to meet the required deadline for this registration statement to be declared effective, as a result of an amendment to the registration rights agreement, we are required to issue 33,212 shares of series A preferred stock to Barron Partners, which shares are recorded as outstanding at March 31, 2007. In addition, if the registration statement is not declared effective by October 15, 2007, liquidated damages will accrue at the rate of 531 shares of series A preferred stock for each day after October 15, 2007 that the registration statement has not been declared effective.

The purchase agreement also provides that:

•	Barron Partners has the right to participate in any future financing.

•	We are required to maintain a majority of independent directors and independent audit and compensation committees.

•
With certain limited exceptions, if we issue stock at a purchase price or warrants or convertible securities at an exercise or conversion price which is less than the conversion price of the series A preferred stock or the exercise price of the warrants, the conversion price and exercise price will be reduced to such lower price.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions or by gift. These sales may be made at fixed or negotiated prices. Our common stock is not presently traded on any market, and none of our outstanding shares may be sold except pursuant to a registration statement. As a result, it will be necessary for the selling stockholders to sell a portion of their shares if a market is to be created. The selling stockholders cannot predict the extent to which a market will develop or, if a market develops, what the price of our common stock will be. Because there is no trading market in our common stock as of the date of this prospectus, the selling stockholders will sell shares at a price of $1.40 per share until a public market develops for the common stock. Once a public market develops for the common stock, the selling stockholders may sell their shares of common stock in the public market based on the market price at the time of sale or at negotiated prices. Subject to the foregoing, the selling stockholders may use any one or more of the following methods when selling or otherwise transferring shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which a broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	sales to a broker-dealer as principal and the resale by the broker-dealer of the shares for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions, including gifts;

•	covering short sales made after the date of this prospectus.

•	pursuant to an arrangement or agreement with a broker-dealer to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method of sale permitted pursuant to applicable: law.

Barron Partners may also sell shares issuable upon conversion of the series A preferred stock pursuant to Rule 144 or Rule 144A under the Securities Act, if available, rather than pursuant to this prospectus.

The SEC has taken the position that any shares that are acquired from a shell company that is not engaged in any business activities cannot be sold pursuant to Rule 144 or 144A and can only be sold pursuant to a registration statement. This position was initially expressed in a letter from Richard K. Wulff, chief of the SEC’s Office of Small Business, to Ken Worm of NASD Regulation, Inc. Although the Wulff-Worm letter related to specific sets of facts, it has been interpreted by the SEC to apply to any purchase of shares in a company which is not engaged in any business activity at the time the shares are purchased. Since the selling stockholders, other than Barron Partners, acquired their shares from us at a time that we were a so-called blank-check shell corporation, they are unable to sell their shares pursuant to Rule 144 or 144A and must sell their shares pursuant to this prospectus.

See “Selling Stockholders” for information concerning the restriction on the right of the holders of the series A preferred stock and certain of the warrants to convert the shares of series A preferred stock and to exercise warrants if such conversion or exercise would result in the holder and his or its affiliates beneficially owning more than 4.9% of our common stock. Because of the limitation whereby Barron Partners cannot hold more than 4.9% of our stock, there is a limit on the number of shares that Barron Partners may sell at any time.

Broker-dealers engaged by the selling stockholders may arrange for other brokers dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

A selling stockholder may from time to time pledge or grant a security interest in some or all of the shares or common stock or warrant owned by him and, if the selling stockholder defaults in the performance of the secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The selling stockholders may, after the date of this prospectus, also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge their common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus. In the event of a transfer by a selling stockholder of the series A preferred stock, warrants or the common stock issuable upon conversion or transfer the series A preferred stock or warrants other than a transfer pursuant to this prospectus or Rule 144 of the SEC, we may be required to amend or supplement this prospectus in order to name the transferee as a selling stockholder.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

Because the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they would be subject to the prospectus delivery requirements of the Securities Act. Federal securities laws, including Regulation M, may restrict the timing of purchases and sales of our common stock by the selling stockholders and any other persons who are involved in the distribution of the shares of common stock pursuant to this prospectus.

If any broker-dealers act as underwriters in connection with the sale by the selling stockholder of their shares, it will be necessary for us to update this prospectus to provide information relating to such broker-dealers. In this connection, it will be necessary for us to file a supplement or a post-effective amendment to reflect, among other things, the identity of the broker-dealers acting as underwriters and the terms of the underwriting.

We are required to pay all fees and expenses incidental to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We are also required to register the shares of common stock issuable upon conversion of the series A preferred stock and exercise of the warrants that are held by Barron Partners which shares are not included in the registration statement of which this prospectus is a part. We expect to file one or more additional registration statements, subject to the SEC’s policy on when such registration statements may be filed.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is no market for our common stock

As of June 30, 2007, we had approximately 82 record holders of our common stock.

We have not paid dividends on our common stock, and the terms of certificate of designation relating to the creation of the series A preferred stock prohibit us from paying dividends. We plan to retain future earnings, if any, for use in our business. We do not anticipate paying dividends on our common stock in the foreseeable future.

As of June 30, 2007, we had the following shares of common stock reserved for issuance:

•	10,134,001 shares issuable upon conversion of the series A preferred stock.

•	11,220,000 shares issuable upon exercise of the warrants held by Barron Partners.

•
1,000,000 shares issuable upon exercise of stock options or other equity-based incentives pursuant to our 2006 long-term incentive plan. As of June 30, 2007, there were outstanding options to purchase 371,659 shares of common stock. We intend to file a registration statement on Form S-8 with respect to the shares of common stock issuable pursuant to this plan.

The 100,000 shares of common stock held by the former stockholder of Lounsberry may not be sold pursuant to Rule 144, regardless of how long they are held since the shares were purchased at a time when we were a blank-check shell. The SEC has taken the position, initially enunciated in the letter from Richard K. Wulff of the SEC to Ken Worm of NASD Regulation, Inc. These 100,000 shares may be sold pursuant to this prospectus.

The 10,134,001 shares of common stock issuable upon conversion of the series A preferred stock held by Barron Partners may be sold pursuant to Rule 144. Barron Partners has registration rights with respect to these shares, although none of these shares are being included in the registration statement of which this prospectus is a part.

The agreement pursuant to which we issued 7,997,000 shares of common stock, as described in “Certain Relationships and Related Transactions,” provides that these stockholders may not sell these shares for a period of twelve months following the February 24, 2006 closing. Thereafter, none of these stockholders shall sell more than 10% of his or her shares in the public market in the twelve-month period following the expiration of the lock-up period or more than an additional 10% of his shares during the following twelve-month period. Commencing January 31, 2007, the holders have demand and piggyback registration rights. The Company is not subject to any liquidated damages in the event that Company fails to satisfy its obligations to register the shares. These shares may be sold pursuant to Rule 144.

Pursuant to a subscription agreement, we sold 1,700,000 shares of common stock to an accredited investor for $500,000 on February 24, 2006. Commencing January 31, 2007, the investor has demand and piggyback registration rights. The Company is not subject to any liquidated damages in the event that Company fails to satisfy its obligations to register the shares.
These shares may be sold pursuant to Rule 144.

Equity Compensation Plan Information

The following table summarizes the equity compensation plans under which our securities may be issued as of June 30, 2007.

Plan Category	Number of securities to be issued upon exercise of outstanding options and warrants	Weighted-average exercise price of outstanding options and warrants	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	371,659	$.285	641,341
Equity compensation plan not approved by security holders	-0-	—	—

See “Selling Stockholders” and “Certain Relationships and Related Transactions” for information relating to the sale of unregistered securities during the year ended March 31, 2007.

On February 24, 2006, we entered into an agreement with Capital Markets, which was then our principal stockholder, pursuant to which we purchased 928,000 shares of common stock from Capital Markets for $160,339, and paid $39,661 of debt to Capital Markets, using the proceeds from the sale of series A preferred stock. The purchase was made contemporaneously with the acquisition of Ranor.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

The following discussion of the results of our operations and financial condition should be read in conjunction with our financial statements and the related notes, which appear elsewhere in this prospectus. The following discussion includes predictive statements. For a discussion of important factors that could cause actual results to differ from results discussed in the predictive statements, see “Forward Looking Statements.”

Overview

We operate in one business segment - fabrication, precision machining and engineering of metal products up to 100 tons. Most of our products are fabricated from raw metal plate or forgings. Materials used in the manufacturing of our products are either supplied by our customers or acquired from raw material suppliers we have worked with for many years. Our clients are generally in industries associated with the nuclear, aerospace, military and defense, commercial industries and national laboratories and alternative energy. Our largest customer for the three months ended June 30, 2007 and the year ended March 31, 2006 was a company in the alternative energy industry. Payment terms associated with each project often include progress payments and occasionally include deposits. Generally, payment terms are 30 to 45 days from the invoice date. Some of the work we perform for our customers is a part of government appropriation packages, and therefore, subject to the Miller Act, requiring the prime contractors (our customers) to pay all subcontractors under contracted purchase agreements first.

These products are manufactured for our clients under build-to-print agreements. Work is performed by our personnel under firm contracted purchase orders, for each project undertaken at the facility. Our work is contracted under terms that require down payments for the acquisition of materials. Additionally, depending on the length of a given project, some contracts require progress payments based on major milestones of work completed.

As a manufacturing business, we must comply with federal and state environmental laws and regulations which relate to the manner in which we store and dispose of materials and the reports that we are required to file. Any non-compliance could result in both significant costs to become compliant as well as penalties which we may be required to pay as a result of non-compliance. During the fiscal year ended March 31, 2006, we incurred expenses of approximately $87,000 to cure deficiencies which we discovered in connection with our purchase of Ranor in February 2006. In June 2007, the United States Environmental Protection Agency brought an administrative complaint against us alleging discharge of pollutants and the failure to file required reports. In August 2007, we reached an informal settlement agreement with the Environmental Protection Agency pursuant to which he agreed to pay a penalty of $106,000, which will be reflected in our financial statements for the three and six months ended September 30, 2007. We cannot assure you that we will not incur additional costs to maintain compliance with environmental laws and regulations or that we will not incur significant penalties for failure to be in compliance.

Ranor, together with its predecessor, has been in business since 1956. Ranor’s predecessor was sold by its founders in 1999 to Standard Automotive Corporation through its subsidiary Critical Components Corporation. From June 1999 until August 2002, Ranor’s predecessor, which was also named Ranor, was operated by Critical Components. In December 2001, Standard filed for protection under the Bankruptcy Code and Ranor’s predecessor operated under Chapter 11 until on or about the quarter ended June 30, 2002. Subsequently, all Standard’s holdings were sold. In 2002, Ranor acquired the assets of its predecessor from the bankruptcy estate. See the discussion under “Reverse Acquisition.” As a result of the bankruptcy of Standard’s subsidiary, customers were initially reluctant to use our services. In recent years, as both the market for our services has improved and we demonstrated to our customers that we have both the financial and manufacturing ability to meet their specifications and time requirements, we have been able to improve both our revenue and our gross margin, although not necessarily on a quarter to quarter basis.

In recent years, the capital goods market experienced a slow down due to both the industry over-build of product in the late 1990’s and the events of September 11, 2001. As noted in the preceding paragraph, the development of our business was further affected by the bankruptcy of Standard. However, based on recent project inquiries, recent projects awarded and current customer demands for our services, we believe the market has rebounded and that we are finding increased acceptance of our services.

A significant portion of our revenue is generated by a small number of customers who differ from period to period as we complete work on projects or commence new projects for other customers. In the three months ended June 30, 2007 we had two customers that accounted for 58% of our revenue. In the year ended March 31, 2007, three customers accounted for approximately 44% of our revenue, and in the year ended March 31, 2006, two customers accounted for approximately 28% of our revenue. The three largest customers for the year ended March 31, 2007 were not 10% customers for the year ended March 31, 2006. Our contracts generally result from negotiation and from bids made pursuant to a request for proposal. Our ability to receive contract awards is dependent upon the contracting party’s perception of such factors as our ability to perform on time, our history of performance and our financial condition. We believe, based on increased requests for quotations, that there is an increasing demand for services of the type which we perform.

We are changing the manner in which we treat potential business from the practices of our predecessor. Because of problems at the former parent company level, in order to obtain business, our predecessor had to perform additional work without increasing the amount it charged its customer. As a result, our predecessor operated on relative low margins. We are seeking more long-term projects with a more predictable cost structure, and rejecting or not bidding on projects which we do not believe would generate an adequate gross margin. Thus, although our sales decreased in the year ended March 31, 2007 from 2006, our gross margin increased from 13% to 19% and our income from operations increased from approximately $785,000 to $1.4 million. The effect of our change in our marketing efforts toward more long-term contracts is reflected in our backlog at June 30, 2007. At that date, we had a backlog of firm orders of approximately $30.4 million, of which we anticipate that we will ship approximately $21 million during the year ended March 31, 2008 and the balance during the following year. In the three months ended June 30, 2007, our sales and net income were approximately $6.6 million and $685,000, respectively, as compared to revenues of approximately $4.2 million and a loss of $464,000, respectively, in the first quarter of the previous fiscal year. Our gross margin for the three months ended June 30, 2007 was 26% as compared to 19% in three months ended June 30, 2006.

Because our revenues are derived from the sale of goods manufactured pursuant to a contract, and we do not sell from inventory, it is necessary for us to constantly seek new contracts. The products that we produce are generally for one or a limited number of units, and once we complete our work on a contract, we generally do not receive subsequent orders for the same product. We receive contracts both by negotiation and through bids. When we bid for a contract, we may not receive the contract award. Thus, there may be a time lag between our completion of one contract and commencement of work on another contract. During this period, we will continue to incur our overhead expense but with lower revenue. Furthermore, changes in the scope of a contract may impact the revenue we receive under the contract and the allocation of manpower.

Although we provide manufacturing services for large governmental programs, we usually do not work directly for agencies of the United States government. Rather, we perform our services for large governmental contractors and large utility companies. However, our business is dependent in part on the continuation of governmental programs which require the services we provide.

We perform manufacturing services pursuant to orders placed by our customers. However, we have in the past experienced delays in the scheduling and changes in the specification of the products. These changes may result from a number of factors, including a determination by the customer that the product specifications need to be changed after receipt of an initial product or prototype. As a result of these changes, we suffered a delay in the recognition of revenue from the projects. We experienced such delays during the first and second quarters of the current fiscal year; however, by December 31, 2006, we had recognized substantially all of the revenue that was delayed under these orders. We cannot assure you that our revenue will not be affected in the future by delays or changes in specifications or that we will be able to recoup revenue which was lost as a result of the delays or changes. Further, if we cannot allocate our personnel to a different project, we will continue to incur some expenses relating to the project, including labor and overhead. We lease our facilities from WM Realty, which is an affiliated entity, to whom we sold the real property in February 2006 for $3,000,000 contemporaneously with the reverse acquisition. WM Realty is an affiliate because of common ownership and management. The following table sets forth information as to the relative beneficial interest of our officers, directors and principal stockholders in both our company and their interest in WM Realty at the time WM Realty purchased the real estate.

Name	Beneficial Ownership in us	Ownership in WM Realty
Andrew A. Levy	29.3%	69.0%
James G. Reindl	29.6%	10.0%[1]
Howard Weingrow[2]	18.6%	15.0%[2]
Martin M. Daube	6.7%	7.8%
Larry Steinbrueck	2.0%	1.2%
Michael Holly	[3]	[3]

[1]	In October 2006, Mr. Reindl conveyed his interest in WM Realty to WM Realty for no consideration. Mr. Reindl currently has no equity interest in WM Realty.

[2]
Mr. Weingrow’s beneficial ownership in our stock includes the stock owned by Stanoff Corporation, of which Mr. Weingrow is president. At the time of the refinancing, Mr. Weingrow made an additional investment in WM Realty and his interest in WM Realty increased from 15.0% to 25.0%.

[3]	Less than 1%.

In addition, Mr. Reindl, Mr. Levy and Mr. Daube were the sole members of Techprecision LLC, which had a management agreement with us through December 31, 2006 and is receiving payments through September 2007 pursuant to a termination agreement. Mr. Reindl is no longer a member of Techprecision LLC, and he has not received compensation through Techprecision LLC since December 2006.

The price at which we sold the real property, which was less than the appraised value of the property, was based largely upon the maximum amount that WM Realty could borrow, based on a percentage of appraised value, and reflected the fact that the use of the real estate as a manufacturing facility would not be considered the best use of the property. The purchase of the property was fully leveraged. The estimated market value of the property on October 18, 2005, based on an appraisal by Avery Associates, was $4,750,000. Avery Associates is an independent company, with no relationship with us, WM Realty, or any of our principals or those of WM Realty. We sold the property to WM Realty for $3,000,000 to provide a portion of the funds that were due in connection with the acquisition of Ranor. We were not able to find a single lender to finance both the non-real estate assets and the real estate. The mortgagee for the real estate required individual limited guarantees by Mr. Levy and Mr. Reindl, as members of WM Realty, as a condition to making the loan to WM Realty. The guarantee of Mr. Reindl was released in connection with the refinancing of the property in October 2006.

Because WM Realty is an affiliated entity and our lease with WM Realty is the sole source of funding for WM Realty, under generally accepted accounting principles, the real estate is treated as being owned by us and WM Realty’s mortgage obligations are treated as our obligations. See “Variable Interest Entity.” Our financial condition, principally our working capital, is affected by the terms of WM Realty’s mortgage. Because of the terms of the mortgage, at March 31, 2006, the mortgage loan was reflected as a short-term loan in the principal amount of the loan. As a result of the refinancing, the long-term portion of the mortgage is reflected as a long-term liability, with a result that our working capital improved from approximately $91,000 at March 31, 2006 to approximately $3.6 million at March 31, 2007. In connection with the refinancing, Mr. Levy gave his limited guarantee. Pursuant to the limited guaranty, Mr. Levy guaranteed the lender the payment of any loss resulting from (i) fraud or misrepresentation by WM Realty or any principal or member of WM Realty in connection with the loan documents, (ii) misapplication of rent received after the occurrence of a default, (iii) misappropriation of security deposits, rent, insurance proceeds and condemnation awards, (iv) failure to pay taxes and other charges that can result in a lien on the property, (v) removal of personal property by or on behalf of WM Realty and not replaced with equivalent property, (vi) any act of intentional waste by WM Realty or any principal or affiliate; (vii) any fees or commissions paid in violation of the loan documents.

In connection with our February 2006 private placement, we were required to have a registration statement covering shares of common stock issuable upon conversion of the series A preferred stock and exercise of the warrants effective by August 23, 2006. The registration rights agreement, as amended, requires us to issue 33,212 shares of series A preferred stock to Barron Partners. In addition, if the registration statement is not declared effective by October 15. 2007, liquidated damages will accrue at the rate of 531 shares of series A preferred stock for each day after October 15, 2007 that the registration statement has not been declared effective. At March 31, 2007, we had accrued an expense of $9,456 associated with the issuance of 33,212 shares of series A preferred stock.

Critical Accounting Policies

The SEC issued Financial Reporting Release No. 60, “Cautionary Advice Regarding Disclosure about Critical Accounting Policies” (“FRR 60”), suggesting companies provide additional disclosure and commentary on their most critical accounting policies. In FRR 60, the SEC defined the most critical accounting policies as the ones that are most important to the portrayal of a company’s financial condition and operating results, and requires management to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Based on this definition our most critical accounting policies involve revenue recognition, accounting for variable interest entity, convertible instruments, income taxes, and reverse acquisition. The methods, estimates and judgments we use in applying these accounting policy has a significant impact on the results we report in our financial statements.

The preparation of our financial statements conforms to the generally accepted accounting principles in the United States and requires our management to make assumptions, estimates and judgments that effect the amounts reported in the financial statements, including all notes thereto, and related disclosures of commitments and contingencies, if any. We rely on historical experience and other assumptions we believe to be reasonable in making our estimates. Actual financial results of the operations could differ materially from such estimates. There have been no significant changes in the assumptions, estimates and judgments used in the preparation of our audited 2007 financial statements from the assumptions, estimates and judgments used in the preparation of our 2006 audited financial statements.

Revenue Recognition and Costs Incurred

We have one source of revenue, which includes the fabrication of large metal components for our customers, the precision machining of such large metal components, including incidental engineering services, and the installation, when required, of the components at the customers’ locations.

We recognize revenue under the units of delivery method, in accordance with the AICPA’s Statement of Position 81-1.22. We net the advanced billings against the construction in progress. The units of delivery method recognizes as revenue the contract price of units of the product delivered during each period and the costs allocable to the delivered units as the cost of earned revenue. Costs allocable to undelivered units are reported in the balance sheet as inventory. Amounts in excess of agreed upon contract price for customer directed changes, constructive changes, customer delays or other causes of additional contract costs are recognized in contract value if it is probable that a claim for such amounts will result in additional revenue and the amounts can be reasonably estimated. Revisions in cost and profit estimates are reflected in the period in which the facts requiring the revision become known and are estimable

Adjustments to cost estimates are made periodically, and losses expected to be incurred on contracts in progress are charged to operations in the period such losses are determined and are reflected as reductions of the carrying value of the costs incurred on uncompleted contracts. Costs incurred on uncompleted contracts consist of labor, overhead, and materials. Work in process is stated at the lower of cost or market and reflect accrued losses, if required, on uncompleted contracts.

Variable Interest Entity

We have consolidated a variable interest entity that entered into a sale and leaseback contract with us to conform to FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” (FIN 46). We have also adopted the revision to FIN 46, FIN 46R, which clarified certain provisions of the original interpretation and exempted certain entities from its requirements.

Income Taxes

Our fiscal year ends on March 31st. We provide for federal and state income taxes currently payable, as well as those deferred because of temporary differences between reporting income and expenses for financial statement purposes versus tax purposes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recoverable and or settled. The effect of the change in the tax rates is recognized as income or expense in the period of the change. A valuation allowance is established, when necessary, to reduce deferred income taxes to the amount that is more likely than not to be realized. As of March 31, 2005, we had net operating loss carry-forwards approximating $3,470,000. Pursuant to Section 382 of the Internal Revenue Code, utilization of these losses, and other losses incurred prior to the completion of the reverse acquisition, may be limited in the event of a change in control, as defined in the Treasury Regulations. The change in ownership resulting from our acquisition of Ranor will limit our ability to use the loss carry-forwards.

Reverse Acquisition

From June 1999 until August 2002, Ranor’s predecessor was operated by Critical Components, a subsidiary of Standard Automotive. In December 2001, Standard Automotive filed for protection under the Bankruptcy Code, and operated the Ranor business under Chapter 11 until on or about the quarter ended June 30, 2002.

In 2002, an investment group formed a Delaware corporation known as Rbran Acquisition, Inc. to acquire the assets of Ranor’s predecessor from the bankrupt estate. The principal investors were Green Mountain Partners III, LP and Phoenix Life Insurance Company, who held the debt, preferred stock and warrants. Rbran subsequently changed its corporate name to Ranor, Inc. On August 7, 2002, Rbran purchased substantially all of the assets and assumed certain operating liabilities of Ranor Inc. Until August 7, 2002, Rbran had no operations. The aggregate acquisition price, including transaction costs, of $8,213,842 was paid in cash. Following is a condensed balance sheet showing the fair value of the assets acquired and the liabilities assumed as of the date of acquisition:

Current Assets, including cash of $2,594,680	$5,322,060
Property, plant and equipment	3,670,360
8,992,420
Current Liabilities	778,578
Net assets acquired	$8,213,842

When the purchase transaction was completed, Rbran recognized the fair value of assets and the fair value of the liabilities on its books as required by generally accepted accounting principals for the asset acquisitions as restated in FASB’s Statement of Financial Accounting Standards No. 141: Business Combinations, paragraphs 3-8. Rbran existed as a legally entity separate and apart from Ranor Inc. at the time of acquisition and was not subject to the bankruptcy relief and reorganization proceedings of Ranor, Inc.

During 2005, James G. Reindl and Andrew A. Levy negotiated with Ranor’s principal stockholders (Green Mountain Partners and Phoenix Life Insurance Company) for the purchase of all of the stock of Ranor, which included the payment or settlement of all of Ranor’s outstanding which was payable to Green Mountain Partners and Phoenix Life Insurance Company. In this connection, in April 2005, Mr. Reindl, Mr. Levy and Martin M. Daube formed Ranor Acquisition LLC, a Delaware limited liability company, for the purpose of making the acquisition. On August 17, 2005, Ranor Acquisition entered into an agreement with Green Mountain Partners, Phoenix Life Insurance Company and five holders of Ranor’s common stock, including Mr. Youtt, to acquire all of the capital stock and warrants of Ranor for a purchase price equal to $9,250,000 plus the amount by which Ranor’s net cash amount exceeded $250,000, less a closing adjustment of $54,000 and less the amount of principal and interest on the debt held by Ranor’s two principal stockholders, Green Mountain Partners, Phoenix Life Insurance Company. These two stockholders also held Ranor’s preferred stock. Since Ranor’s net cash amount was $1,117,000, the amount due to the sellers was increased by $813,000, which resulted in total payments of $10,063,000. The agreement contained standard representations and warranties of the sellers concerning Ranor, and $925,000 of the purchase price was placed in escrow to provide a fund against which any claims for breach of representation can be made. In February 2007, we settled our claims for $500,000, and the balance of the escrow fund, including the accrued interest, was paid to Green Mountain Partners and Phoenix Life Insurance Company in respect of the purchase of their preferred stock.

After executing the purchase agreement, Ranor Acquisition sought to obtain the financing to make the payments. The purchase price was funded from the following sources:

Proceeds from sale of real estate to a related party	$3,000,000
Net proceeds from Sovereign term loan	3,953,317
Cash due from Ranor	813,000
Cash from the Ranor’s available cash	240,000
Cash from proceeds of sale of equity	2,056,683
Total	$10,063,000

The total payments were disbursed as follows:

Principal of notes to preferred stockholders	$8,000,000
Interest on notes	975,000
Payment into escrow pursuant to purchase agreement	925,000
Expenses of Ranor stockholders	153,000
Payment to preferred stockholders	6,500
Payment to common stockholders	3,500
Total	$10,063,000

In connection with our purchase of Ranor, we raised a total of $2,700,000 as equity, of which $2,200,000 was provided by Barron Partners and $500,000 was provided by a private investor. Barron Partners advised Ranor Acquisition that it was willing to make an investment, but would only invest in a company that was a reporting company under the Securities Exchange Act of 1934, as amended. In December 2005, Lounsberry, through, David Feldman, who was then counsel for Lounsberry, was introduced to counsel for Ranor Acquisition. Prior to December 2005, neither Ranor Acquisition nor Mr. Reindl, Mr. Levy or Mr. Daube had any relationship with or knowledge of Lounsberry. During January and February, Ranor Acquisition negotiated agreements with Lounsberry pursuant to which:

•
Lounsberry’s principal stockholder, Capital Markets Advisory Group, LLC, would sell to Lounsberry 928,000 shares, representing more than 90% of Lounsberry’s then outstanding common stock, for $200,000, which was paid to Capital Markets. Of this amount, $39,661 represented money advanced by Capital Markets to Lounsberry and $160,339 was paid for the stock. Capital Markets had purchased 1,000,000 shares of common stock for $100 in connection with Lounsberry’s organization in February 2005.

•	Lounsberry’s officers resigned and Mr. Reindl was elected as sole director.

In order that we could acquire Ranor through a reporting company, we, then known as Lounsberry, entered into an exchange agreement with Ranor Acquisition and its members. Pursuant to that agreement, Ranor Acquisition assigned the agreement to acquire the Ranor stock to us, and we issued a total of 7,997,000 shares of common stock to the members of Ranor Acquisition. Neither Ranor Acquisition nor any of the members received any consideration other than shares of our stock in consideration for the assignment of the Ranor purchase agreement to us.

Our acquisition of Ranor is accounted for as a reverse acquisition. The accounting rules for reverse acquisitions require that beginning with the date of the acquisition, February 24, 2006, our balance sheet includes the assets and liabilities of Ranor and our equity accounts were recapitalized to reflect the net equity of Ranor. In addition, our historical operating results will be the operating results of Ranor.

In connection with the acquisition of Ranor, on February 24, 2006:

•
We entered into a preferred stock purchase agreement with Barron Partners LP, pursuant to which we sold to Barron Partners, for $2,200,000, 7,719,250 shares of series A preferred stock, and five-year warrants to purchase an aggregate of 5,610,000 shares of common stock at $.57 per share and 5,610,000 shares of commons stock at $.855 per share. The series A preferred stock was initially convertible into 7,719,250 shares of common stock, subject to adjustment. As a result of our failure to meet targeted levels of EBITDA for the years ended March 31, 2006 and 2007, (i) the conversion price of the series A preferred stock was reduced from $.285 to $.218025, with the result that the series A convertible preferred stock became convertible into 10,090,586 shares of common stock, and (ii) the exercise prices of the warrants were reduced from $.57 to $.43605 and from $.855 to $.654075, with no adjustment in the number of shares issuable upon exercise of the warrants.

•
We purchased 928,000 shares of common stock form Capital Markets, which was then our principal stockholder, for $160,339 and paid $39,661 of debt to Capital Markets, using the proceeds from the sale of the preferred stock. The control person for Capital Markets is Steven Hicks.

•
We issued 7,997,000 shares of common stock to the members of Ranor Acquisition LLC, which was the party to an August 17, 2005 agreement to purchase the stock of Ranor, for which Ranor Acquisition advanced funds on our behalf and assigned its rights under the Ranor stock purchase agreement, and we assumed Ranor Acquisition’s obligations under that agreement.

•	We sold 1,700,000 shares of common stock to an investor for $500,000.

•
Ranor entered into a loan and security agreement with Sovereign Bank pursuant to which Ranor borrowed $4.0 million, for which Ranor issued its term note, and Sovereign provided Ranor with a $1.0 million revolving credit arrangement.

•
Ranor sold its real estate to WM Realty for $3.0 million, and Ranor leased the real property on which its facilities are located from WM Realty pursuant to a net lease. WM Realty is an affiliate of the Company.

Prior to the reverse acquisition and the assignment by Ranor Acquisition to us of the agreement to acquire Ranor, there were no relationships among Ranor Acquisition, us, Ranor and its predecessor, except that Mr. Reindl was president and chief executive officer of Critical Components from February 1999 until February 2002, and Mr. Stanley Youtt, one of our directors and the chief executive officer of Ranor, was chief executive officer and a common stockholder of Ranor prior to our acquisition of Ranor. Pursuant to the purchase agreement, Mr. Youtt received $700 from the sale of his Ranor stock and has no right to any additional payment.

In determining that the transaction is a reverse acquisition, we considered the application of SFAS No. 141 (Paragraphs 15, 16, 17 and 18), which lists a number of issues, facts and circumstances to be considered in identifying the acquirer in a business combination. Based on these criteria, Ranor is the acquiring party for accounting purposes.

•
What are the relative voting rights in the combined entity? Ranor Acquisition was formed to acquire the stock of Ranor, and assigned its right to acquire the Ranor stock to us in exchange for 7,997,000 shares. In addition, we sold 1,700,000 shares to an investor who made the investment for the purpose of acquiring Ranor, and we issued an additional 170,000 shares for services rendered in connection with the acquisition of Ranor. All these shares were issued based upon the business on Ranor. These stockholders acquired their shares in connection with the Ranor acquisition and their made their investment decision based on Ranor. One indicia of the acquirer in determining which group of owners retained or received the largest portion of the voting rights in the combined entity. Thus, in determining the relative voting rights, there are 9,867,000 shares of common stock allocable to the Ranor business and 100,000 shares relating to the Lounsberry business.

•
What are the relative equity interests in the combined entity? The relative equity interest, specifically whether there is a large minority voting interest after the acquisition is also considered in determining the acquiring party. For the reasons set forth above, we believe that the Ranor investors constitute the largest blocks of stock, and that, applying this test, Ranor is the acquiring party. While the stockholders, including Barron Partners, may have technically purchased Lounsberry’s securities, they were not continuing Lounsberry stockholders. Rather, as noted above, they were really investors in Ranor and their investment was contingent upon the completion of the Ranor acquisition and was necessary for the Ranor acquisition to be consummated.

•
What is the composition of the governing body of the combined entity? Prior to the acquisition of Ranor, the sole director of Ranor resigned and Mr. Reindl was elected as sole director. The present board was elected by Mr. Reindl and included, in addition to himself, Mr. Youtt, who was and is president of Ranor, and three independent directors. Thus, the board of directors consists solely of our chief executive officer, Ranor’s president and three independent directors who were elected by Mr. Reindl.

•
Is there a continuity of management?  No officer of Lounsberry has any involvement in our business. The president and chief financial officer of Ranor held those positions prior to the acquisition. Similarly, almost all key managers continued with their same responsibilities as before the acquisition. The continuity of management is another indication that Ranor is the acquiring party.

•
Can either party be said to have paid a premium? Footnote 9 of SFAS 141 states that the premium criteria only applies if the equity securities exchanged are publicly traded, and the stock of the neither Ranor nor Lounsberry was publicly traded. Therefore, this consideration is not relevant in determining the accounting treatment of the transaction.

•
Is the fair value of one of the combining entities significantly greater than the other? If consideration is given to the relative size of each entity, then it is clear that Ranor is the acquiring party. Lounsberry was a blank-check company with no business or assets. Ranor was, and is, conducting an active business. It is clear that the value of Ranor is significantly greater than the value of Lounsberry.

Because the transaction is treated as a reverse acquisition, Ranor is treated as the accounting acquirer and the transaction being treated as a recapitalization. As a result, the costs of the acquisition are charged to capital.

The financial statements for periods prior to February 24, 2006 reflect the financial position, results of operations and cash flows of Ranor. Techprecision changed its fiscal year to the fiscal year ended March 31, which was the fiscal year of Ranor prior to the reverse acquisition.

The interest paid to the former Ranor noteholders was less than the interest accrued at the closing date. As a result interest of $222,944 to the former noteholders was cancelled. The cancellation is reflected as a credit to capital in excess of par value.

As discussed above, in connection with the reverse acquisition, Ranor sold its real estate to a related party. As a result, for accounting purposes, (i) we recognized no gain on the sale of the real property, (ii) the real property is treated as our property, (iii) the mortgage note issued by the related party is treated as our obligation, (iv) the interest paid on the mortgage and other charges relating to the mortgage, including payments relating to the extensions of the prior mortgage are treated as our expenses, and (v) there is no accounting effect with respect to the lease payment to the related party. Further, since the mortgage is a short-term obligation, it is reflected as our current liability which affects our working capital.

As a result of the reverse acquisition, the debt to the former stockholders in the amount of $8,000,000 and accrued interest of $1,197,944 was eliminated from our balance sheet and replaced with the $4,000,000 bank loan and the $3,300,000 mortgage note reflecting the obligation of WM Realty which is treated for financial reporting purposes as our obligation.

Convertible Preferred Stock and Warrants

In accordance with EITF 00-19 initially we measured the fair value of the series A preferred stocks by the amount of cash that was received for their issuance. We subsequently determined that the convertible preferred stock and the accompanying warrants were equity instruments under SFAS 150 and 133. Although we had unconditional obligation to issue additional shares of common stock upon conversion of the series A preferred stock if our fully-diluted EBITDA per share were below the targeted levels, the certificate of designation relating to the series A preferred stock did not provide that we must issue shares that are registered pursuant to the Securities Act of 1933, with the result, pursuant to the certificate of designation, the additional shares need not be registered shares. Our series A preferred stock also met all other conditions for the classification as equity instruments. We had a sufficient number of authorized shares, the agreement contained an explicit limit on the number of shares to be delivered on conversion of 1,400,000 shares of series A preferred stock, there is no required cash payment or net cash settlement requirement, and the holders of the series A preferred stock had no right higher than the holders of the common stock.

Our warrants were excluded from derivative accounting because they were indexed to our common stock and were classified in stockholders’ equity section according to SFAS 133 paragraph 11(a).

As of April 1, 2007, we were required to reduce the conversion price of the series A preferred sock to common stock of $0.285 by 15% because the fully-diluted EBITDA per share was below the targeted level of $0.06591 per share in the year ended March 31, 2006. On March 31, 2007, we were required to further reduce the conversion price by an additional 10% because the fully-diluted EBITDA per share was below the targeted level of $0.08568 per share in the year ended March 31, 2007. According to EITF 00-27, “Application of issue No. 98-5 to Certain Convertible Instruments,” we estimated the beneficial effect of the reductions in conversion price to be $675,813. The 2,371,336 additional shares of common stock into which the holders of the series A preferred stock could obtain, upon conversion, were valued at $0.285 per share, which represents the initial conversion price of the series A preferred stock and our estimate of the current value per share of the common stock.

In accordance with EITF 98-5 this amount ($675,813) is analogous to a deemed dividend and recognized as a return to the holders of the series A preferred stock and is included in our calculation of net loss applicable to common stockholders and basic and diluted net loss per share. The reductions in the exercise price of the warrants, because our fully-diluted EBITDA per share was less than the targeted amounts for in the years ended March 31, 2006 and 2007, did not result in any beneficial effect to the warrant holders because the warrants were not in the money prior or after the reductions.

We agreed to pay liquidated damages for our failure to achieve effective registration by August 24, 2006, by issuing 33,212 shares of series A preferred stock valued at $9,465, or $0.285 per share. There is no market for our common stock or series A preferred stock. According to the final FASB Staff Position in EITF 00-19-2, “Accounting for Registration Payment Arrangements,” issued on December 21, 2006, we recognized the amount of liquidated damages of $9,465 as an expense and credited to preferred stock. If the currently pending registration statement is not effective by October 15, 2007, liquidated damages shall accrue at the rate of 531 shares of series A preferred stock for each day after October 15, 2007, that the registration statement is not effective. Based on the current status of our registration statement, we consider this contingency not to be probable and no liability is required to be recognized under EITF 00-19-2 at March 31, 2007.

We recorded the series A preferred stock to permanent equity in accordance with the terms of the Abstracts - Appendix D - Topic D-98: “Classification and Measurement of Redeemable Securities.”

Non-GAAP Information

We refer to EBITDA, which is a non-GAAP performance measure, because our agreement with Barron Partners uses EBITDA as a measure for determining whether there is an adjustment in the conversion price of the series A preferred stock or the exercise price of the warrants. EBITDA is determined by adding to net income the amount deducted for interest, taxes, depreciation and amortization. The following table shows the relationship between net income and EBITDA for the three months ended June 30, 2007 and 2006 and the years ended March 31, 2007 and 2006.

	Three Months Ended June 30,		Year ended March 31,
	2007	2006	2007	2006
	(dollars in thousands)		(dollars in thousands)
Net income (loss)	$685	$(75)	$290	$(428)
Plus interest (net)	132	183	626	1,098
Plus taxes	397	0	240	42
Plus non-recurring finance charge	3	150	289	59
Plus loss on disposal of asset				14
Plus depreciation and amortization	114	106	427	413
EBITDA	$1,331	$364	$1,872	$1,198

New Accounting Pronouncements

There are several new accounting pronouncements issued by the Financial Accounting Standards Board (“FASB”) which are not yet effective. Each of these pronouncements, as applicable, has been or will be adopted by us.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections-a replacement of the APB Opinion No. 20 and FASB Statement No. 3.” SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principle, retrospective application of previous periods financial statements of changes in accounting principle, unless it is impractical to determine either the period specific effect of the cumulative effect of the change. The statement applies to all voluntary changes in accounting principles. It also applies to changes required by an accounting pronouncement in the unusual instances that the pronouncement does not include specific transition provisions. SFAS No. 154 does not currently have an effect on our financial statements.

In March 2005, the FASB issued FIN 47, “Accounting for Conditional Asset Retirement Obligations-an interpretation of FASB Statement No. 143.” FIN 47 clarifies that an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability’s fair value can be reasonably estimated. FIN 47 does not currently have an effect on our financial statements.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Instruments - an Amendment of SFAS No. 140” (“SFAS 156”). This Statement amends SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” with respect to the accounting for separately recognized servicing assets and servicing liabilities. This Statement is effective for fiscal years beginning after September 15, 2006. We do not expect the adoption of SFAS 156 will have a material impact on our consolidated financial position, results of operations or cash flows.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments - an amendment of FASB Statements No. 133 and 140,” to simplify and make more consistent the accounting for certain financial instruments. SFAS No. 155 amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” to permit fair value re-measurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. SFAS No. 155 amends SFAS No. 140, “Accounting for the Impairment or Disposal of Long-Lived Assets,” to allow a qualifying special-purpose entity to hold a derivative financial instrument that pertains to beneficial interest other than another derivative financial instrument. SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006, with earlier application allowed. This standard is not expected to have a significant effect on our future reported financial position or results of operations.

In June 2006, FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes,” was issued, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. This Interpretation is effective for fiscal years beginning after December 15, 2006, and earlier application of the provisions of this Interpretation is encouraged if the enterprise has not yet issued financial statements, including interim financial statements, in the period this Interpretation is adopted. We have determined that the FASB Interpretation 48 does not have a material impact on our financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157 (“SFAS 157”), “Fair Value Measurements,” which defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements. SFAS 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. Earlier adoption is permitted, provided the company has not yet issued financial statements, including for interim periods, for that fiscal year. We do not expect the adoption of SFAS 157 will have a material impact on its consolidated financial position, results of operations or cash flows.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”). SAB 108 provides interpretive guidance on how the effects of prior-year uncorrected misstatements should be considered when quantifying misstatements in the current year financial statements. SAB 108 requires registrants to quantify misstatements using both an income statement (“rollover”) and balance sheet (“iron curtain”) approach and evaluate whether either approach results in a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. If prior year errors that had been previously considered immaterial now are considered material based on either approach, no restatement is required so long as management properly applied its previous approach and all relevant facts and circumstances were considered. If prior years are not restated, the cumulative effect adjustment is recorded in opening accumulated earnings as of the beginning of the fiscal year of adoption. SAB 108 is effective for fiscal years ending after November 15, 2006.  We have determined that there will be no impact to the financial statements upon the adoption of this bulletin.

On December 21, 2006, the FASB issued final FASB Staff Position (FSP) No. EITF 00-19-2, Accounting for Registration Payment Arrangements, which addresses an issuer’s accounting for registration payment arrangements. This FSP requires that an entity should recognize and measure a registration payment arrangement as a separate unit of account from the financial instrument(s) subject to that arrangement. This FSP states that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement should be separately recognized and measured in accordance with FASB Statement No. 5, Accounting for Contingencies. This FSP further specifies that a financial instrument subject to a registration payment arrangement should be recognized and measured in accordance with other applicable GAAP without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement. This FSP is effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to December 21, 2006. Otherwise, the guidance in the FSP is effective for financial statements issued for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years. For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to December 21, 2006 and that continue to be outstanding at the beginning of the period of adoption, the FSP requires retrospective application. We adopted the FSP and accordingly recorded in the year ended March 31, 2006, liquidated damages in the amount of $9,465 for our failure to have the registration statement declared effective when required.

Results of operations

Three Months Ended June 30, 2007 and 2006

The following table sets forth information from our statements of operations for the three months ended June 30, 2007 and 2006, in dollars and as a percentage of revenue (dollars in thousands):

	Three Months Ended June 30,
	2007		2006
Net sales	$6,553	100.00%	$4,199	100.00%
Cost of sales	4,878	74.43%	3,410	81.22%
Gross profit	1,676	25.57%	789	18.78%
Selling, general and administrative	459	7.00%	530	12.63%
Income from operations	1,217	18.56%	258	6.15%
Interest expense, net	(132)	(2.02%)	(183)	(4.36)%
Other expenses	(135)	(2.06%)	(334)	(7.94)%
Income (loss) before income taxes	1,082	16.51%	(75)	(1.80)%
Provision for income taxes	(397)	(6.06%)	—	—
Net income (loss)	685	10.45%	(75)	(1.80%)
Preferred stock deemed dividend	—	—	(388)	(9.25%)
Net income (loss) to common stockholders	685	10.45%	(464)	(11.04%)

Sales increased by $2,355,000 or 56%, from $4,199,000 for the quarter ended June 30, 2006 to $6,553,000 for the quarter ended June 30, 2007. This increase in sales reflected improved market conditions for capital goods and increasing acceptance of us as a contract manufacturer for major projects.

Our cost of sales for the quarter ended June 30, 2007 increased by $1,468,000 to $4,878,000 an increase of 43%, from $3,410,000 for quarter ended June 30, 2006. This increase was less than the increase in sales, resulting in an improvement in the gross margin from 19% to 26%. We have changed the manner in which we treat potential business. We are seeking more long-term projects with a more predictable cost structure, and rejecting or not bidding on projects we do not believe would generate an adequate gross margin. We believe that our ability to implement this program has enabled us to improve our gross margins.

Total selling, administrative and other expenses for quarter ended June 30, 2007 were $459,000 as compared to $530,000 for quarter ended June 30, 2006, a decrease of $71,000 or 13%. The principal reason for the decrease in total operating expenses was the reduction in professional fees and selling, general and administrative expenses.

Our payroll and related costs were $344,000 in the quarter ended June 30, 2007 as compared to $292,000 for the quarter ended June 30, 2006. The $52,000 (18%) increase in payroll was attributable to additional officer salaries, which was partially offset by the termination of the management agreement with Techprecision LLC, under which payments of $27,500 were made during the quarter ended June 30, 2007, pursuant to the termination agreement..

Professional fees decreased from $100,000 to $44,000 for the quarters ended June 30, 2006 and June 30, 2007, respectively. This decrease was attributable to decreased fees related to regulatory filings.

Selling, general and administrative expenses decreased by $67,000 (49%) from $138,000 in the quarter ended June 30, 2006 to $71,000 in the quarter ended June 30, 2007. The principal reason was the decrease in consulting fees of $61,000. The decrease in consulting fees is related to increased duties of officers in the company. On January 29, 2007, our management agreement with Techprecision LLC was terminated as of December 31, 2006. As a result of the termination of the management agreement, Mr. Reindl no longer receives consulting compensation, and we are paying Mr. Reindl, our chief executive officer, directly for his services as chief executive officer at the annual rate of $160,000.

Interest expense for the quarter ended June 30, 2007 was $132,000 compared to $183,000 for the quarter ended June 30, 2006. The decrease of $51,000 (28%) is a result of refinancing the short term loan of WM Realty from with a longer term loan. The refinancing of the loan also eliminated $150 amortization expenses of deferred short term loan costs.

In the quarter ended June 30, 2006, we were required to adjust the conversion price into which our series A preferred stock was convertible into common stock. The beneficial effect of the reduction in conversion price of preferred stock to common stock from $0.285 to $0.24225 was $.04275 per share for a total of $388,233 which was recognized as a preferred stock deemed dividend. This was a non-cash transaction.

As a result of the foregoing, our net income allocable to common stockholders was $685,000 ($0.07 per share basic and $0.04 per share diluted) in the three months ended June 30, 2007 as compared to the loss of $464,000 ($.01 per share, basic and diluted) in the three months ended June 30, 2006.

Years Ended March 31, 2007 and 2006

The following table sets forth information from our statements of operations for the years ended March 31, 2007 and 2006, in dollars and as a percentage of sales (dollars in thousands):

	Year Ended March 31,
	2007		2006
Net sales	$19,086	100.00%	$20,266	100.00%
Cost of sales	15,543	81.44%	17,633	87.00%
Gross profit	3,543	18.56%	2,634	13.00%
Selling, general and administrative	2,098	10.99%	1,849	9.12%
Income from operations	1,445	7.57%	784	3.87%
Interest expense, net	(626)	(3.28%)	(1,098)	(5.42%)
Finance costs	(289)	(1.51%)	(58)	(0.29%)
Other income (loss)	0	0%	(14)	(0.07%)
Income (loss) before income taxes	530	2.78%	(386)	(1.90%)
Provision for income taxes	(240)	(1.26%)	42	0.21%
Net income (loss)	290	1.52%	(428)	(2.11%)
Preferred stock deemed dividend	(676)	(3.54%)	—	—
Net income (loss) to common stockholders	(386)	(2.02%)	(428)	(2.11%)

Sales in the year ended March 31, 2007 decreased $1,180,000, or 6%, to $19,086,000, compared to $20,266,000 for the year ended March 31, 2006. Our revenue was affected by our change of marketing focus. We are seeking more long-term projects with a more predictable cost structure, and rejecting or not bidding on projects that we do not believe would generate an adequate gross margin.

Our cost of sales for the year ended March 31, 2007 decreased $2,090,000, to $15,543,000, a decrease of 12%, from $17,633,000 for the year ended March 31, 2006. This decrease was greater than the decrease in sales, resulting in an improvement in the gross margin from 13.0% to 18.6%. In the year ended March 31, 2006, we carried more employees than we required under our then current contracts. We currently have a staff suitable to our current sales volume, which has enabled us to operate more efficiently

Selling, administrative and other expenses for the year ended March 31, 2007 were $2,098,000, compared to $1,849,000 for the year ended March 31, 2006, an increase of $249,000, or 13%. The following table sets forth information as to the different components of selling, general and administrative expenses (dollars in thousands).

			Change
Category	2007	2006	Amount	Percent
Payroll, including payroll taxes	$1,209	$1,402	(193)	(14%)
Professional fees	498	80	419	525%
Other selling, general and administrative	390	367	23	6%

The decrease in payroll expense resulted from a decrease in compensation for officers and sales staff. During the year ended March 31, 2006, our compensation to officers included compensation to former stockholders who were officers for almost eleven months of the year and whose services were not required by us. Our payroll expense for the year ended March 31, 2007 includes payments of $150,000 under our management agreement with Techprecision. These expenses are included under payroll since the services performed are those that are performed by officers and other employees. The management agreement has been terminated.

The increase in professional fees reflected additional legal and accounting fees resulting from our status as a reporting company under the Securities Exchange Act of 1934.

WM Realty is a special purpose entity which is consolidated with us. Costs relating to WM Realty that are included in the consolidated statement operations interest expense of $286,000 on WM Realty’s mortgage obligation, $280,000 finance costs of the mortgage loans, $40,000 of professional fees and $4,000 of general and administrative expenses. WM Realty’s rental income and depreciations expense for the building it had purchased from Ranor were eliminated as intercompany accounts.

Other selling, general and administrative expenses reflect sales development expenses, travel expenses and officers and directors’ liability insurance, as well as $15,000 of expense of equity-based compensation relating to the stock issued and grant of options to our staff. Since our rent is paid to WM Realty, our rent is not reflected as an expense.

Net interest expense for the year ended March 31, 2007 was $626,000 compared with $1,098,000 for the year ended March 31, 2006. The decrease in interest expense reflects both a decrease in debt as a result of the payment of debt to related parties, which was paid on February 24, 2006, and a lower interest rate. The outstanding debt to the related parties was approximately $8,000,000 throughout fiscal 2005 and during fiscal 2006 through February 24, 2006. At March 31, 2007, our debt was $6,631,000, including the $3,189,000 mortgage debt of WM Realty. The average interest rate was 9% for the year ended March 31, 2007 as compared with 14% for the year ended March 31, 2006.

Income taxes were $240,000 for the year ended March 31, 2007, compared with $42,000 for the prior year. As a result of the change of stock ownership of Ranor in February 2006, the ability of Ranor to use its tax loss carryforward to reduce taxes for the year ended March 31, 2007 was limited to $164,000.

As a result of the foregoing, we generated net income for the year ended March 31, 2007 of $290,000. However, as a result of a deemed dividend to the holders of the series A preferred stock in the amount of $676,000, the net loss allocable to the holders of the common stock was $386,000, or $0.04 per share (basic and diluted), as compared to a net loss of $428,000, or $0.05 per share (basic and diluted), for the ended March 31, 2006. The deemed dividend resulted from a reduction during the year ended March 31, 2007 in the conversion price of the series A preferred stock from $.285 to $.218025, which resulted the potential issuance of 2,371,336 additional shares of common stock upon conversion of the series A preferred stock.

Liquidity and Capital Resources

At June 30, 2007, we had working capital of $3,974,000 as compared with working capital of $3,398,000 at March 31, 2007, an increase of $576,000, reflecting our increased level of business. The following table sets forth information as to the principal changes in the components of our working capital (dollars in thousands).

Category	June 30, 2007	March 31, 2007	Change ($)	Change (%)
Cash and cash equivalents	$1,231	$1,444	$(213)	(17,3%)
Accounts receivable, net	3,374	2,685	688	20.4%
Costs incurred on uncompleted contracts	2,236	1,226	970	43.4%
Prepaid expenses	157	270	(113)	(72.1%)
Accounts payable	2,012	1,299	714	35.5%

During the three months ended June 30, 2007, we made principal payments on our loans of $193,000, and we invested $63,000 in fixed assets.

Pursuant to FASB Interpretation No. 46, we are required to include the real property that we sold to WM Realty at our historical cost and record the liability as a liability on our balance sheet. In October 2006, WM Realty refinanced its real estate mortgage with a ten-year mortgage with interest at 6.75%. As a result, our short term liability with respect to this mortgage reflects only current amortization. The cost of refinancing, which was approximately $104,000, is being amortized over the term of the loan. Further, WM Realty used the proceeds of the mortgage loan to pay us the money we advanced to WM Realty at the time of its initial purchase of the real estate from us in February 2006.

As part of the October 2006 refinancing of the mortgage given by WM Realty on the property leased by us, a new mortgage of $3.2 million was placed on the property and the existing mortgage of $3.1 million was paid off. The new mortgage has a term of ten years, bears interest at 6.75% per annum, and provides for monthly payments of principal and interest of $21,000. The monthly payments are based on a thirty-year amortization schedule, with the unpaid principal being due in full on November 1, 2016. WM Realty has the right to prepay the mortgage note upon payment of a prepayment premium of 5% of the amount prepaid if the prepayment is made during the first two years, and declining to 1% of the amount prepaid if the prepayment is made during the ninth or tenth year.

The loan and security agreement with Sovereign Bank, pursuant to which we borrowed $4,000,000 on a term loan basis in connection with the acquisition of Ranor, and have a $2,000,000 revolving credit facility and a $500,000 capital expenditure facility, requires Ranor to maintain a ratio of earnings available for fixed charges to fixed charges of at least 1.2 to 1, and an interest coverage ratio of at least 2:1. The interest coverage ratio is the ratio of earnings before interest and taxes to current interest payments. The agreement also limits our capital expenditures to $500,000 per year.

The term note is due on March 1, 2013, and is payable in 28 quarterly installments of $143,000. The note bears interest at 9% per annum through December 31, 2010 and at prime plus 1½% thereafter. At June 30, 2007 the principal balance due on our term loan to Sovereign Bank was approximately $3.4 million.

The revolving note bears interest at prime plus ½%, and we have the right to borrow at a LIBOR rate plus 300 basis points. We may borrow, subject to the borrowing formula at any time prior to June 30, 2009. Any advances under the revolving note become due on June 30, 2009. The maximum borrowing under the revolving note is the lesser of (i) $2,000,000 or (ii) the sum of 70% of eligible accounts receivable and 40% of eligible inventory. At June 30, 2007 and August 15, 2007, there were no borrowings under the line and maximum available under the borrowing formula was $2,000,000.

Under our capital expenditures facility, we may borrow up to $500,000 until the February 1, 2008, with interest only payable through February 1, 2008 and the principal to be amortized over a five-year term commencing March 1, 2008. As of June 30, 2007 and August 15, 2007, we had not borrowed any money under this facility.

The securities purchase agreement pursuant to which we sold the series A preferred stock and warrants to Barron Partners provides that, for two years after the closing, which is the period ending February 24, 2008, we will not incur indebtedness equal to more than three times EBITDA for the preceding four quarters. The agreement also gives Barron Partners a right of first refusal on future equity financings, which may affect our ability to raise funds from other sources if the need arises.

While we believe that the $2,000,000 revolving credit facility, our $500,000 capital expenditure facility and our cash flow from our operations should be sufficient to enable us to satisfy our cash requirements at least through the end of fiscal 2008, it is possible that we may require additional funds. In the event that we make an acquisition, we may require additional financing for the acquisition. However, we do not have any current plans for any acquisition, and we cannot give any assurance that we will make any acquisition. We have no commitment from any party for additional funds; however, the terms of our agreement with Barron Partners, particularly Barron Partners’ right of first refusal, may impair our ability to raise capital in the equity markets since potential investors are often reluctant to negotiate a financing when another party has a right to match the terms of the financing

BUSINESS
We perform large metal fabrications and precision machining operations for large alternative energy, military, commercial, nuclear, shipbuilding, industrial and aerospace applications. The alternative energy applications include the fabrication of equipment for use in the generation of solar and wind power. Our largest customer for the three months ended June 30, 2007 and the year ended March 31, 2007 was a company in the alternative energy industry that engaged us for fabrication of a component that was included as part of a very large industrial furnace. This customer accounted for 38.7% of our revenue for the three months ended June 30, 2007, and 17.9% of our revenue for the year ended March 31, 2007. Our second largest customer for the three months ended June 30, 2007 is a major defense contractor. See “Business - Principal Customers.” Our principal services are large metal fabrications, machining and engineering. Metal fabrication is the process of fitting and forming certain grades of metal alloys pursuant to the design drawings furnished to us by our customers. All processes we perform in this manner generally fall under the American Society of Mechanical Engineers standards and specification with respect to quality and conformance to the project documents. These fabrication procedures include welding, forming, bending, cutting and fitting of the materials pursuant to the drawings. On the other hand, machining operations involves employing CNC (computer numerically controlled) machine tools that can include horizontal and vertical milling, turning and machining operations of metals or plastics to the tolerances that are stipulated on our customer’s drawings.

We perform most of our service pursuant to “build to print” contracts, which means that we must manufacture products in accordance with very close tolerances. Our customers provide us with design drawings, tolerances and specifications for the projects. We may perform a constructability review of the customer’s design drawings before we commence our manufacturing operations to determine whether the drawings they provided can actually be constructed or machined. Periodically, a customer’s drawings can not be turned into a desired product. In these cases, we will work with the customer to help produce the necessary drawings that will allow a product to be constructed as the customer had originally envisioned. These engineering services are included in the contract and are billed to and paid for by the customer.

Part of our marketing effort is directed at projects which involve a bidding process. Approximately 73% of our revenue during the year ended March 31, 2007 and approximately 80%of our revenue for the year ended March 31, 2006 was derived from projects which we received through a bidding process. The balance of our revenue was generated by negotiations with the customers or potential customers. Generally, once a potential customer has a project that it wants to put out for bids, it issues an RFP. The request for a quote includes a description of the project as well as any specific requirements that the successful bidder must meet. As part of the contract solicitation and bid protocol, we must establish that we are a qualified contractor for a proposed contract. This substantiation includes evidence that we have previously performed similar or comparable work as well as information concerning our financial condition. The bid process can range from a couple of weeks to more than a year from the time between the bid submission date and the award of a contract. In preparing the bid, we must estimate both the cost of the project and the timing of the project. We do not submit a bid on any project unless we believe that we can generate a profit. If we do not correctly assess the costs of a project we may incur a loss on the contract if we are awarded the contract.

We do not have any proprietary products and we do not manufacture any products in anticipation of orders. We do not commence manufacturing operations on any project until we have a purchase order for a customer. Each of our contracts covers a specific product, and we can manufacture almost any kind of products which requires large metal fabrications. For example, we fabricate nuclear grade steel casks, canisters and housings for the transportation and storage of radioactive materials; we produce large fabrications for Navy aircraft carriers, submarines and commercial vessels, and we manufactures pulp and paper machinery, gas turbine power generation equipment, oil refinery and utilities equipment and alternative energy products. We have the capability of machining one-piece aluminum domes to the shape required by our customers. We do not mass-produce any products or distribute such products on the open market.

Our Organization; Acquisition of Ranor

We are a Delaware corporation, organized in 2005 under the name Lounsberry Holdings II, Inc. Our name was changed to Techprecision Corporation on March 6, 2006.

Ranor, together with its predecessor, which was also named Ranor, has been in business since 1956. Ranor’s predecessor was sold by its founders in 1999 to Standard Automotive Corporation through its subsidiary Critical Components Corporation. From June 1999 until August 2002, Ranor’s predecessor was operated by Critical Components. In December 2001, Standard filed for protection under the Bankruptcy Code, and Ranor’s predecessor operated under Chapter 11 until on or about the quarter ended June 30, 2002. Subsequently, all Standard’s holdings were sold pursuant to the bankruptcy proceeding.

In 2002, an investment group formed a Delaware corporation known as Rbran Acquisition, Inc. to acquire the assets of Ranor’s predecessor from the bankrupt estate. Rbran’s principal stockholders and creditors were Green Mountain Partners and Phoenix Life Insurance Company. Rbran subsequently changed its corporate name to Ranor, Inc. In August 2005, these stockholders entered into the stock purchase agreement with Ranor Acquisition as described below.

During 2005, Andrew A. Levy and James G. Reindl negotiated with Ranor’s principal stockholders for the acquisition of all of the stock of Ranor, which included the payment or settlement of all of Ranor’s outstanding which was payable to Green Mountain Partners and Phoenix Life Insurance Company. In this connection, in April 2005, they, together with Martin M. Daube, formed Ranor Acquisition LLC for the purpose of making the acquisition. The principal members and control persons of Ranor Acquisition were Andrew A. Levy, James G. Reindl. The founders of Ranor Acquisition were Mr. Levy, Mr. Reindl and Mr. Daube. On August 17, 2005, Ranor Acquisition entered into an agreement to acquire all of the capital stock and warrants of Ranor for a purchase price equal to $9,250,000 plus the amount by which Ranor’s net cash amount exceeded $250,000, less a closing adjustment of $54,000 and less the amount of principal and interest on the debt held by Ranor’s two principal stockholders. These two stockholders also held Ranor’s preferred stock. Since Ranor’s net cash amount was $1,117,000, the amount due to the sellers was increased by $813,000, which resulted in total payments of $10,063,000. The agreement contained standard representations and warranties of the sellers concerning Ranor, and $925,000 of the purchase price was placed in escrow to provide a fund against which any claims for breach of representation can be made. In February 2007, we settled our claims against the escrow fund for $500,000, which we received in February 2007. These claims related to breaches of the sellers’ representations and warranties relating to environmental matters and breaches of other representations and warranties, principally relating to Ranor’s ability to deliver good title to the real estate and expenses incurred in correcting these matters. These issues have been resolved and the conditions relating to these breaches do not have any effect upon our ongoing business.

In connection with our purchase of Ranor, we raised a total of $2,700,000 as equity, of which $2,200,000 was provided by Barron Partners and $500,000 was provided by a private investor. Barron Partners advised Ranor Acquisition that it was willing to make an investment, but would only invest in a company that was a reporting company under the Securities Exchange Act of 1934, as amended. In December 2005, Lounsberry, through, David Feldman, who was then counsel for Lounsberry, was introduced to counsel for Ranor Acquisition. Prior to December 2005, neither Ranor Acquisition nor Mr. Levy, Mr. Reindl or Mr. Daube had any relationship with or knowledge of Lounsberry. During January and February, Ranor Acquisition negotiated agreements with Lounsberry pursuant to which:

•
Lounsberry’s principal stockholder, Capital Markets, would sell to Lounsberry 928,000 shares, representing more than 90% of Lounsberry’s then outstanding common stock, for $200,000, which was paid to Capital Markets. Of this amount, $39,661 represented money advanced by Capital Markets to Lounsberry and $160,339 was paid for the stock. Capital Markets had purchased 1,000,000 shares of common stock for $100 in connection with Lounsberry’s organization in February 2005.

•	Lounsberry’s officers resigned and Mr. Reindl was elected as sole director.

In order that we could acquire Ranor through a reporting company, we, then known as Lounsberry, entered into an exchange agreement with Ranor Acquisition and its members. Pursuant to that agreement, Ranor Acquisition assigned the agreement to acquire the Ranor stock to us, and we issued a total of 7,997,000 shares of common stock to the members of Ranor Acquisition. Neither Ranor Acquisition nor any of the members received any consideration other than shares of our stock in consideration for the assignment of the Ranor purchase agreement to us.

On February 24, 2006, we acquired all of the issued and outstanding capital stock of Ranor, Inc., a Delaware corporation, and, since February 24, 2006, our sole business has been the business of Ranor. Prior to the acquisition of Ranor, Lounsberry was not engaged in any business activity and was considered a blank check company. The acquisition of Ranor is treated as a reverse acquisition, with Ranor being treated as the acquiring party for accounting purposes.

Products

All of our products are built pursuant to contracts. Because we have lifting capacity up to 100 tons, we have the ability to manufacture very large products that must be fabricated in a single piece. Because of the nature of our facility we can manufacture a wide range of products, and we do not have any typical products that we sell, and the products that we manufacture in one period may be entirely different from those that are manufactured in another period. The following are examples of recent manufacturing contracts and show the range of products that we have produced.

We manufactured, tested and installed a target chamber mirror structure installation for a national laboratory customer. This installation is used in the quest to understand nuclear fusion.

We produced the full-scale prototype of the first direct drive main propulsion engine that is being considered for use on the DDX destroyer for one of our industrial customers.

We have been the sole source for a major defense contractor for the manufacture of housings for the defense contractor’s sonar system. This system is currently being retro-fitted onto the Navy’s fleet of nuclear submarines.

We presently provide fabricating and machining services to a division of another major defense contractor. We produce primary shield tank heads, sonar system pods and fairings, and a variety of other components. These are components used in a nuclear submarine. Shield tanks guard the reactor and its core from exposure to the crew and equipment. Sonar pods and fairings are used in the nose of the submarine (forward looking) and on the aft tail section of the submarine (rear looking). With equipment in both the nose and tail of the craft, the sonar equipment allows the crew to develop a three dimensional picture of the underwater surroundings.

One of our customers provides a complete nuclear waste storage system to commercial nuclear power plants. We manufacture lifting equipment for this company to use in the storage system.

Another customer is currently involved in a variety of commercial nuclear reactor repair and overhaul projects. We manufactured several components needed to support this work.

For a customer that manufactures machinery used to build solar panels for power generation, we manufacture critical components for this machinery.

Another customer manufactures machinery that produces plastic sheets which have a range of possible uses from garbage bags to covers for landfill projects. We fabricate components, and we machine large die sets for these machines.

Source of Supply

Our operations are partly dependent on the availability of raw materials. Since we manufacture products for our customers in accordance with their specific requirements, the raw materials we require vary from contract to contract. We have multi-year relationships with a number of our suppliers, but we do not have any long-term supply contracts with any suppliers, and we are not dependent upon any supplier. Rather, we purchase our raw materials pursuant to purchase orders that we place with our suppliers, based on the specific requirements for our contracts and we believe that alternate sources are available to us on commercially reasonable terms. Since each contract requires different raw materials and components, once we have a contract with a customer we seek quotations from one or more suppliers and obtain the materials from one or more different suppliers. We do not have contracts with any suppliers. Rather we place purchase orders using standard forms of purchase orders when we require the raw materials. We have no continuing obligation to purchase products from any supplier and no supplier has any continuing obligation to provide us with product other than pursuant to specific purchase orders.

Our projects include metal fabrications and machining of various traditional and special alloys such as inconel, titanium and high tensile strength steels, and the customer frequently provides us with the raw material for a specific project. We have worked with a number of different metal suppliers over the years to obtain these materials. Although some materials (due to their alloy compositions) require long lead times to obtain, we have never experienced a shortage of any of these materials.

During the year ended March 31, 2007, one supplier, Scott Forge, accounted for approximately 13% of our purchases during that period. No other supplier accounted for 10% or more of our purchases during the year ended March 31, 2007 or the fiscal year ended March 31, 2006. Scott Forge supplied us with metal forgings for some of our products. We do not have any contract with Scott Forge; we use its services when needed pursuant to purchase orders that relate to a specific project.

Environmental Compliance

We are subject to compliance with federal, state and local environmental laws and regulations that involve the use, disposal and cleanup of substances regulated by those laws and the filing of reports with environmental agencies, and we are subject to periodic inspections to monitor our compliance.

In May 2004, an inspection by the Massachusetts Office of Environmental Affairs revealed that Ranor needed an air quality plan for the paint booths, operated unregistered fuel burning equipment, did not have the proper labeling of the waste oil accumulation areas and containers, and was discharging industrial wastewater (x-ray processor) to a sanitary tight tank. All issues were resolved and a fine of $7,800 was assessed and paid.

In 2005, we engaged an environmental consultant as a part of the due diligence process prior to the acquisition of Ranor. That consultant identified potential contamination in the soil where chip bins are stored. Chips are the metal shavings removed during machining operations. They are stored outside in bins prior to sale to a scrap dealer. Because coolant is used during machining, the chips are coated with coolant. Investigation by our consultant revealed that over the years, rainwater had washed coolant from the chip bins into the upper layer of the soil under the bins. Our environmental consultant identified the extent of contamination, and monitored the removal the contaminated soil from our site. Work on the environmental conditions in the vicinity of the metal chip bins started in March 2006. A building was then constructed for chip bin storage to resolve this problem. All work relating to the metal chip bins has been completed, and we believe that the chip bins are in compliance with environmental regulations.

In April 2006, officials from the federal Environmental Protection Agency (the “EPA”) visited Ranor and noted that Ranor had not applied for a Storm Water Runoff Permit and that Ranor had not been providing Tier II Toxic Chemical Release Inventory Reports as required by law. We worked with our environmental consultant to resolve both of these issues. We filed Tier II Emergency and Hazardous Chemical Inventory by July 2006, and submitted a Storm Water Runoff Permit Application by September 2006. From that point forward, we believe that we have been compliant on both of these issues. In addition, investigations performed by our environmental consultant revealed no evidence of the discharge of pollutants from our site.

The cost of environmental compliance was $86,975 for the year ended March 31, 2006 and $3,562 for the year ended March 31, 2005. The expense accrued at March 31, 2006 reflects the estimated expense relating to the compliance work. Much of the compliance work was performed subsequent to year end, and the actual cost was consistent with the estimate. As a result, there was no additional accrual for environmental compliance during the year ended March 31, 2007. As part of our environmental compliance, we constructed a chip bin building at a cost of $114,620, which was capitalized. We believe that we are currently in compliance with applicable environmental regulations. A part of our normal business practice we must develop and file report, develop and keep log book covering all environmental issues that are a part of our operations. In this connection, we may engage outside consultants to assist us in keeping current on developments in environmental regulations. We do not believe that our cost of compliance on an annual basis will exceed $50,000.

On June 11, 2007, the EPA issued an administrative complaint against us relating to alleged violations of the Clean Water Act and the Emergency Planning and Community Right-to-Know Act, known as “EPCRA.” The complaint in the action In the Matter of Ranor, Inc. and Techprecision Corporation is filed with Boston office of the EPA. In its complaint, the EPA alleged that stormwater discharges at our facility have resulted in the discharge of pollutants into the navigable waters of the United States. Because we did not obtain the necessary stormwater discharge permits under federal law for such discharges, the EPA alleged that we are in violation of the Clean Water Act. The EPA seeks a maximum penalty against us for these violations in the amount of $157,500. With regard to EPCRA claim, the EPA alleged that Ranor failed to file the required Toxic Chemical Release Inventory Reporting Forms in connection with its use of nickel, chromium, and manganese in its operations during 2003 and 2004. The EPA seeks a maximum penalty of $162,500.

In August 2007, following our filing of an answer to the complaint, we entered into a consent agreement and final order with the EPA of all claims contained in the complaint. Pursuant to the settlement, we shall pay a total penalty of $105,635, of which $15,000 is in the form of a special environmental project by which we are to purchase specified emergency response equipment and donate the equipment to the Westminster, Massachusetts Firm Department. Our failure to complete the project in a timely manner could subject us to additional penalties.

We believe that we are in compliance with all applicable federal and state environmental laws and regulations.

Marketing

A significant portion of our contracts result from the competitive bidding process, which involves a complete estimate of all materials and labor components to complete a project, along with the engineering analysis concerning project constructability. Such bid processes are frequently limited to pre-qualified bidders. Many of our sales inquiries are from existing customers, but we bid a number of projects on a yearly basis from new inquiries. We have a marketing team of nine, including a sales engineering manager and five technical personnel, who market our services as well as our qualifications to both existing and potential customers through personal contacts and trade shows. We also engage an independent sales representative.

Principal Customers

Although a significant portion of our business is generated from a small number of customers, we experience a significant change in major customers from one year to the next. As a result, on an ongoing basis, our business is not dependent upon any one customer or any small group of customers. Rather, our business is dependent upon our generating new contracts on an ongoing basis. Our work is performed pursuant to purchase orders, and we do not have long-term contracts with any customer. We do not believe that the loss of any customer would have a material effect upon our business since, in our business, once we complete a project for a customer there is not necessarily follow-up business. Our customers include many of the major domestic defense and aerospace companies. Different customers accounted for more than 10% of our revenue in the year ended March 31, 2007 and the year ended March 31, 2006. The following table sets forth information as to revenue derived from those customers who accounted for more than 10% of our revenue in the years ended March 31, 2007 and 2006 and the three months ended June 30, 2007(dollars in thousands).

	Three Months Ended		Year ended March 31,
Customer	June 30, 2007		2007		2006
	Dollars	Percent	Dollars	Percent	Dollars	Percent
GT Solar Inc.	$2,536	38.70%	$3,407	17.85%	*	*
BAE Systems	1,259	19.21%	*	*	2,611	12.90%
General Dynamics Electric Boat	*	*	2,587	13.56%	*	*
Essco/L3 Communications	*	*	2,415	12.65%	*	*
University of Rochester	*	*	*	*	$2,967	14.60%

* Less than 10% of revenue for the period.

GT Solar is a company in the alternative energy industry that engaged us to provide the complete fabrication, machining and assembly of a component that was included as part of very large industrial furnace.

BAE Systems is a major defense contractor that engaged us to provide fabrication and machining services for components that are constructed of large exotic alloy forgings and ancillary components.

General Dynamics Electric Boat is a major defense contractor that engaged us for the complete fabrication, machining and assembly for a number of components which are provided by the customer to the United States Navy as part of a classified project.

Essco/L3 Communications is a company for which we manufacture a number of components used in the assembly of one of the national laboratory’s classified on-site projects. This project was substantially complete at March 31, 2007.

University of Rochester runs a national laboratory that engaged us to provide the complete fabrication, machining and assembly of several components and work platforms that are used in the customer’s classified projects. This project is complete, and there is no significant ongoing work on the project.

For each of these customers, the revenue is generally generated pursuant to a series of purchase orders for different aspects of a project.

As of June 30, 2007, we had a backlog of firm orders totaling approximately $30.4 million, of which approximately $16.3 million represents orders from GT Solar.  We anticipate that approximately $21 million of this backlog, including approximately $13.4 million of orders from GT Solar, will be shipped during the year ended March 31, 2008, and most of the balance will be shipped in the following year.  The backlog includes orders for more than $1.0 million from two customers in addition to GT Solar.

Competition

We face competition from a number of domestic and foreign manufacturers. No one company dominates the industry, although many of our competitors are larger, better known and have greater resources then we. Since many of our contracts are awarded through a bidding process, our ability to win an award is dependent upon a number of factors, including the price and our ability to manufacture the products in accordance with specifications and the customer’s time requirements, for which our reputation as a quality manufacturer is crucial. For certain products, being a domestic manufacturer may be a factor. For other products, we may be undercut by foreign manufacturers who have a lower cost of production. If a contracting party has a relationship with a vendor and is required to place a contract for bids, the preferred vendor may provide or assist in the development of the specification for the product which may be tailored to that vendor’s products. In such event, we would be at a disadvantage in seeking to obtain that contract.

Government Regulations

Although we do not have any contracts with government agencies, some of our manufacturing services are provided as a subcontractor to a government contractor. As a result, the prime contractors subject to government procurement and acquisition regulations, which give the government the right of termination for the convenience of the government and certain renegotiation rights as well as a right of inspection. As a result, any government action which affects our customers would affect us. Some of the work we perform for our customers are part of government appropriation packages, and therefore, subject to the Miller Act, requiring the prime contractors (our customers) to pay all subcontractors under contracted purchase agreements first. Because of the nature and use of our products, we are subject to compliance with quality assurance programs, which are a condition for our bidding on government contracts and subcontracts. We believe we are in compliance with these programs.

We are also subject to laws applicable to any manufacturing company, such as federal and state occupational health and safety laws, as well as environmental laws, which are discussed in under “Business - Environmental Compliance.”

Intellectual Property Rights

We have no patent rights. In the course of our business we develop know-how for use in the manufacturing process. Although we have non-disclosure policies, we cannot assure you that we will be able to protect our intellectual property rights. We do not believe that our business requires patent or similar protection. Because of the nature of our business as a contract manufacturer, we do not believe that lack of ownership of intellectual property will adversely affect our operations.

Research and Development

We did not incur any research and development expenses, either on our own behalf or on behalf of our customers, during the year ended March 31, 2007 or the years ended March 31, 2006 or 2005.

Personnel

As of June 15, 2007, we had 143 employees, of whom 19 are administrative, nine are engineering and 115 are manufacturing personnel. All of our employees are full time. None of our employees is represented by a labor union, and we believe that our employee relations are good.

Legal Proceedings

Except for the procedure commenced by the EPA, and disclosed under “Business - Environmental Compliance,” we are not a defendant in any material legal proceedings.

Annual Reports

Commencing not later than the fiscal year ended March 31, 2008, we will send our stockholders an annual report which includes our audited financial statements.

Property

We lease from WM Realty, which is an affiliated company, an approximately 136,000-square foot office and manufacturing facility at Bella Drive, Westminster, Massachusetts 01473, pursuant to a 15-year lease that expires February 28, 2021, at an current annual rental of $444,000, subject to annual escalations based upon increases in the consumer price index. The lease provides for two five-year extensions and a purchase option at appraised value. We sold the real estate to WM Realty contemporaneously with the reverse acquisition for $3.0 million. See “Certain Relationships and Related Transactions.”

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information concerning our directors and executive officers.

Name	Age	Position
James G. Reindl	48	Chairman and chief executive officer
Mary Desmond	43	Chief financial officer and secretary
Stanley A. Youtt	61	Director and chief executive officer of Ranor
Michael R. Holly[1]	61	Director
Larry Steinbrueck[1]	55	Director
Louis A. Winoski[1]	49	Director

(1) Member of the audit and compensation committees.

James G. Reindl has been a director, chairman and chief executive officer since February 2006. From 2002 until January 2007, Mr. Reindl was president of Techprecision, LLC, a company that was formed in 2002 to acquire, manage and develop smaller to mid-sized companies in the aerospace, military and precision manufacturing industry sectors. From February 2006 until December 2006, Techprecision, LLC had a management agreement with us. Mr. Reindl devotes substantially all of his business time and attention to our business. From February 1999 until February 2002, Mr. Reindl was president and chief executive officer of Critical Components, an aerospace subsidiary of Standard Automotive. In March 2002, in connection with its bankruptcy filing, Standard Automotive included Critical Components as part of its bankruptcy petition. During that period, Ranor’s predecessor was a wholly-owned subsidiary of Critical Components. Mr. Reindl received his Bachelor of Science degree in mechanical aerospace engineering from the University of Delaware.

Mary Desmond has been our chief financial officer since February 2006, and she has been the chief financial officer of Ranor since 1998. Ms. Desmond obtained her Bachelor of Science degree in accounting from Franklin Pierce College and she received her Masters of Business (MBA) from Fitchburg State College.

Stanley A. Youtt has been a director since February 2006, and he has been chief executive officer of Ranor since 2000. Mr. Youtt received a Bachelor of Science degree in naval architecture and marine engineering from the University of Michigan and Masters Degree in civil engineering (applied mechanics) from the University of Connecticut.

Michael Holly has been a director since March 2006. Since 2004, Mr. Holly has been a private investor and consultant. From 1996 until 2004, Mr. Holly was managing director of Safeguard International Fund, L.P., a private equity fund of which Mr. Holly is a founding partner. Mr. Holly has a Bachelor of Science degree in economics from Mount St. Mary’s College.

Larry Steinbrueck has been a director since March 2006. Since 1991, Mr. Steinbrueck has been president of MidWest Capital Group, an investment banking firm. Mr. Steinbrueck has a Bachelor of Science degree in business and a Masters in Business Administration from the University of Missouri.

Louis A. Winoski has been a director since March 2006. Since August 2005, Mr. Winoski has been a consultant to Garner CAD Technic GmbH, an aerospace engineering and design services company. From August 2004 to August 2005, Mr. Winoski was managing director, chairman of the board and member of the holding company board for RSM Fabrications Ltd., a fabricator of aerospace products. From March 2002 until July 2004, Mr. Winoski was a consultant and director of global marketing for PFW GmbH, a producer of components for commercial aircraft. From December 1999 to February 2002, Mr. Winoski was president and chief executive officer of Tubetronics Inc., a producer of spare parts for Boeing commercial aircraft and other aerospace products. Mr. Winoski is also managing partner of Homeric Partners, LLC, a management consulting business. Mr. Winoski has a Bachelor of Science degree in industrial and systems management engineering from Pennsylvania State University.

Our directors are elected for a term of one year.

Board Committees

The board of directors has two committees, the audit committee and the compensation committee. Michael Holly, Larry Steinbrueck and Louis Winoski, each of whom is an independent director, are the members of both committees. Mr. Holly is the audit committee financial expert and chairman of the audit committee, and Mr. Winoski is chairman of the compensation committee.

Compensation
SUMMARY COMPENSATIONTABLE
Set forth below is information for the year ended March 31, 2007 and 2006 for our chief executive officer and for one individual who was chief executive officer of our operating subsidiary, Ranor, Inc. No other officer received compensation of more than $100,000 for the year ended March 31, 2007.

Name and Position	Year	Salary	Bonus	Stock Options	Stock Awards	Other Compensation	Total
James G. Reindl, chief executive officer	2007 2006	$24,615 -0-	-0- -0-	-0- -0-	-0- -0-	$75,000 7,500	$99,615 7,500
Stanley A. Youtt, chief executive officer of Ranor	2007 2006	198,016 198,016	-0- -0-	-0- -0-	-0- -0-	-0- -0-	198,016 198,016
Mary Desmond, chief financial officer	2007 2006	89,870 83,691	-0- -0-	-0- -0-	$-0- 2,850	-0- -0-	89,870 84,541

Mr. Reindl became our chief executive officer on February 24, 2006. Through December 31, 2006, Mr. Reindl was a member of Techprecision LLC, and he received his compensation through our management agreement with Techprecision LLC, which we entered into on February 24, 2006 and terminated as of December 31, 2006. All of the amount shown as “Other Compensation” for Mr. Reindl reflects the amount of the payments under the management agreement that were allocated to him by Techprecision LLC for the years ended March 31, 2007 and 2006. Our total payments to Techprecision LLC pursuant to the management agreement were $185,000 for the year ended March 31, 2007 and $16,667 for the year ended March 31, 2006. During that period, Techprecision LLC had three members, Andrew A. Levy, who had a 45% interest, James G. Reindl, who had a 45% interest, and Martin M. Daube, who had a 10% interest. Accordingly, $7,500, which is 45% of the $16,667 total payments, has been allocated to Mr. Reindl. We also reimburse Mr. Reindl for his travel expenses from his home to our offices in Westminster, Massachusetts, which were $29,390 for the year ended March 31, 2007 and $1,625 for the year ended March 31, 2006.

The stock awards for Ms. Desmond represent the value of the 10,000 shares of common stock that were granted to Ms. Desmond at the time of the reverse acquisition in February 2006. In April 2007, we granted Ms. Desmond 3,000 shares of common stock and an option to purchase 25,000 shares of common stock at $.285, being the fair value on the date of grant.

Except for employment agreements with Mr. Reindl and Mr.Youtt, we have no agreement with any of the officers named in the summary compensation table. We are negotiating an employment agreement with Ms. Desmond.

Prior to February 24, 2006, Ranor entered into management agreements with four of its former stockholders which provided for compensation of $75,000, $75,000, $25,000 and $25,000 to them. With the consent of the former stockholders, no compensation was paid under these agreements and, in lieu of payment under these agreements, Ranor paid three of these former stockholders, Mr. Rose, Mr. Lippincott and Mr. Justicz, who also served as officers of Ranor, salaries at the annual rate of $150,000 each. No compensation was paid to the fourth stockholder. On February 24, 2006, all obligations of Ranor to these former stockholders were terminated.

Employment Agreements

In February 2006, Ranor entered into an employment agreement with Stanley A. Youtt pursuant to which he would serve as our chief executive officer for a term of three year term ending on February 28, 2009. Pursuant to the agreement, we pay Mr. Youtt salary at the annual rate of $200,000. Mr. Youtt is also eligible for performance bonuses based on financial performance criteria set by the board. In the event that we terminate Mr. Youtt’s employment without cause, we are required to make a lump-sum payment to him equal to his base compensation for the balance of the term and to provide the insurance coverage that we would provide if he remained employed.

On June 19, 2007, we entered into an employment agreement dated as of April 1, 2007 with James G. Reindl, our chief executive officer. Pursuant to the terms of the agreement, we are employing Mr. Reindl for an initial term commencing April 1, 2007 and expiring on March 31, 2008 and continuing on a year-to-year basis thereafter unless terminated by either party on 90 days’ written notice prior to the expiration of the initial term or any one-year extension. Mr. Reindl is to receive an annual base salary of $160,000 a year. Mr. Reindl is also entitled to receive an increase to his base salary and receive certain bonus compensation, stock options or other equity-based incentives at the discretion of the compensation committee of the board of directors and reimbursement of his commuting expenses. The agreement may be terminated by us with or without cause or by Mr. Reindl’s resignation. If we terminate the agreement without cause, we are to pay Mr. Reindl severance pay equal to his salary for the balance of the term plus the amount of his bonus for the prior year. During the term of his employment and for a period thereafter, Mr. Reindl will be subject to non-competition and non-solicitation provisions, subject to standard exceptions.

Management Agreement

Contemporaneously with the reverse acquisition on February 24, 2006, we engaged Techprecision LLC to manage our business through March 31, 2009 pursuant to a management agreement. The agreement provides that we pay Techprecision LLC an annual management fee of $200,000 and a performance bonus based on criteria determined by the compensation committee. Mr. James G. Reindl was president and Mr. Andrew A. Levy was chairman of Techprecision LLC, and they and Martin M. Daube were the members of Techprecision

LLC. The agreement provides that Techprecision LLC will provide the services of Mr. Reindl at chairman, Mr. Levy for marketing support and analysis of long-term contracts and Mr. Daube for marketing support. Mr. Reindl works for us on a full time basis. Neither Mr. Levy nor Mr. Daube devoted any significant time to our business. None of the members of Techprecision LLC receive any additional compensation from us, and the annual fee and any performance bonus which may be awarded is allocated among the three members in accordance with their interests in Techprecision LLC, which is 45% for each of Mr. Reindl and Mr. Levy and 10% with respect to Mr. Daube.

On January 29, 2007, the management agreement with Techprecision LLC was terminated as of December 31, 2006. In connection with the termination, we made a payment of $16,667 on or about January 15, 2007 and we agreed to make eight monthly payments of $9,167 to Techprecision LLC, commencing February 15, 2007 and ending on September 15, 2007. Mr. Reindl has not been a member of Techprecision LLC since December 31, 2006. As a result of the termination of the management agreement, Mr. Reindl no longer receives compensation through Techprecision LLC, and we are paying Mr. Reindl salary of $160,000 per annum pursuant to his employment agreement. See “Management - Employment Agreements.” We also reimburse Mr. Reindl for his travel expenses to our offices in Westminster, Massachusetts.

Directors’ Compensation

We did not pay our director any cash compensation during the year ended March 31, 2006. Commencing with the year ending March 31, 2007, we pay our independent directors a fee of $2,000 per meeting. In addition, our 2006 long-term incentive plan provides for the grant of non-qualified options to purchase 50,000 shares, exercisable in installments, to each newly elected independent director and annual grants of options to purchase 5,000 shares of common stock commencing with the third with year of service as a director, as described under “Management - 2006 Long-Term Incentive Plan.”

2006 Long-Term Incentive Plan

In February 2006, our board of directors adopted, and in July 2006 it amended, and in October 2006, our stockholders approved, the 2006 long-term incentive plan covering 1,000,000 shares of common stock. The plan provides for the grant of incentive and non-qualified options, stock grants, stock appreciation rights and other equity-based incentives to employees, including officers, and consultants. The 2006 Plan is to be administered by a committee of not less than two directors each of whom is to be an independent director. In the absence of a committee, the plan is administered by the board of directors. Independent directors are not eligible for discretionary options. As initially adopted, each newly elected independent director received at the time of his election, a five-year option to purchase 25,000 shares of common stock at the market price on the date of his or her election. Pursuant to the amendment to the plan, the number of shares subject to the initial option grant was increased to 50,000 shares, with the option being exercisable as to 30,000 shares in July 2006 and as to 10,000 shares in each of February 2007 and 2008. In addition, the plan provides for the annual grant of an option to purchase 5,000 shares of common stock on July 1st of each year, commencing July 1, 2009. For each independent director who is elected after July 31, 2006, the director will receive an option to purchase 50,000 shares at an exercise price equal to the fair market value on the date of his or her election. The option will vest as to 30,000 shares nine months from the date of grant and as 10,000 shares on each of the first and second anniversaries of the date of grant. These directors will receive an annual grant of an option to purchase 5,000 shares of common stock on the July 1st coincident with or following the third anniversary of the date of his or her first election. Pursuant to the plan, we granted non-qualified stock options to our three independent directors - Michael Holly, Larry Steinbrueck and Louis Winoski - at an exercise price of $.285 per share, which was determined to be the fair market value on the date of grant. On April 1, 2006, we granted incentive stock options to purchase a total of 221,659 shares of common stock to our key employees, including Mary Desmond, our chief financial officer, who received an option to purchase 25,000 shares. The options are immediately exercisable at an exercise price of $.285 per share, which the compensation committee determined to be the fair market value on the date of grant. This valuation of $.285 per share represents the initial conversion price of the series A preferred stock and our estimate of the current fair value per share of the common stock. No other officer received an option grant. By the terms of the option grants, the options can only be exercised if the underlying shares are covered by an S-8 registration statement.

Options intended to be incentive stock options must be granted at an exercise price per share which is not less than the fair market value of the common stock on the date of grant and may have a term which is not longer than ten years. If the option holder holds 10% of our common stock, the exercise price must be at least 110% of the fair market value on the date of grant and the term of the option cannot exceed five years.

Option holders do not recognize taxable income upon the grant of such either incentive or non-qualified stock options. When employees exercise incentive stock options, they will not recognize taxable income upon exercise of the option, although the difference between the exercise price and the fair market value of the common stock on the date of exercise is included in income for purposes of computing their alternative minimum tax liability, if any. If certain holding period requirements are met, their gain or loss on a subsequent sale of the stock will be taxed at capital gain rates. Generally, long-term capital gains rates will apply to their full gain at the time of the sale of the stock, provided that they do not dispose of the stock made within two years from the date of grant of the option or within one year after your acquisition of such stock, and the option is exercised while they are employed by us or within three months of the termination of their employment or one year in the event of death or disability, as defined in the Internal Revenue Code.

In general, upon the exercise of a non-qualified option, the option holder will recognize ordinary income in an amount equal to the difference between the exercise price of the option and the fair market value of the shares on the date they exercise the option. Subject to certain limitations, we may deduct that amount an expense for federal income tax purposes. In general, when the holders of shares issued on exercise of a nonqualified stock option sell their shares, any profit or loss is short-term or long-term capital gain or loss, depending upon the holding period for the shares and their basis in the shares will be the fair market value on the date of exercise.

As of October 27, 2006, there were outstanding options to purchase 150,000 shares which we issued to our independent directors pursuant to provision of the 2006 Plan that provide for the automatic grant of options to independent directors. No options were granted to any of the individuals named in the summary compensation table.

PRINCIPAL STOCKHOLDERS

The following table provides information as to shares of common stock beneficially owned as of June 15, 2007 by:

•	each director;

•	each officer named in the summary compensation table;

•	each person owning of record or known by us, based on information provided to us by the persons named below, to own beneficially at least 5% of our common stock; and

•	all directors and officers as a group.

Name	Shares	Percentage
James G. Reindl One Bella Drive Westminster, MA 01473	2,587,100	25.7%

Andrew A. Levy 46 Baldwin Farms North Greenwich, CT 06831	2,567,100	25.5%

Howard Weingrow 805 Third Avenue New York, NY 10022	1,850,000	18.4%

Stanoff Corporation 805 Third Avenue New York, NY 10022	1,700,000	16.9%

Stanley A. Youtt One Bella Drive Westminster, MA 01473	1,592,000	15.8%

Martin M. Daube 20 West 64th Street New York, NY 10023	551,800	5.5%

Larry Steinbrueck	244,000	2.4%

Michael Holly	125,000	1.2%

Louis A. Winoski	40,000	*

Mary Desmond	38,000	*

All officers and directors as a group (six individuals)	4,626,100	45.4%

* Less than 1%

Except as otherwise indicated each person has the sole power to vote and dispose of all shares of common stock listed opposite his name. Each person is deemed to own beneficially shares of common stock which are issuable upon exercise or warrants or options or upon conversion of convertible securities if they are exercisable or convertible within 60 days of June 15, 2007.

Howard Weingrow, as president of Stanoff Corporation, has voting and dispositive control over the shares owned by Stanoff Corporation. Because Mr. Weingrow has voting and dispositive control over the shares owned by Stanoff, the shares owned by Stanoff are deemed to be beneficially owned by Mr. Weingrow. Thus, the 1,850,000 shares beneficially owned by Mr. Weingrow includes the 1,700,000 shares owned by Stanoff Corporation and the 150,000 shares owned by Mr. Weingrow individually.

The shares owned by Mr. Steinbrueck, Mr. Holly and Mr. Winoski include currently exercisable options to purchase 40,000 shares of common stock which are held by each of them. The shares owned by Ms. Desmond include 25,000 shares of common stock issuable upon exercise of a currently exercisable option held by her.

Barron Partners owns shares of series A preferred stock and warrants which, if fully converted or exercised, would result in ownership of more than 4.9% of our outstanding common stock. However, the series A preferred stock may not be converted and the warrants may not be exercised if such conversion would result in Barron Partners owning more than 4.9% of our outstanding common stock. The applicable instruments provide that this limitation may not be waived. As a result, Barron Partners does not beneficially own 5% or more of our common stock.

On February 24, 2006, Mr. Reindl, Mr. Levy, Mr. Daube and Mr. Youtt entered into an agreement pursant to which Mr. Levy, Mr. Reindl and Mr. Daube agreed to transfer to Mr. Youtt an aggregate of 796,000 shares of common stock in the event that we do not make an acquisition meeting certain agreed-upon criteria by February 24, 2007, which was one year after we acquired Ranor. Pursuant to this agreement, on March 20, 2007, Mr. Reindl and Mr. Levy each transferred 358,200 shares of common stock to Mr. Youtt and Mr. Daube transferred 79,600 shares to Mr. Youtt, resulting in the transfer of 796,000 shares of common stock to Mr. Youtt. The shares transferred by Mr. Levy represent 250,000 shares of common stock transferred by Redstone Capital Corporation, of which Mr. Levy is president and he and his wife are the sole stockholders, and 108,200 shares transferred by Mr. Levy. Redstone Capital no longer owns any shares of our common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Reindl, Mr. Levy and Mr. Daube may be deemed to be our founders.

On February 24, 2006, we acquired the stock of Ranor pursuant to a stock purchase agreement dated as of August 17, 2005 among Ranor Acquisition LLC, Ranor and its stockholders. In connection with the acquisition of Ranor on February 24, 2006, we sold the real estate to WM Realty for $3.0 million. WM Realty is an affiliated company controlled by Andrew A. Levy, one of our principal stockholders. WM Realty financed the purchase through a $3.3 million mortgage which was due on August 1, 2006. The outstanding balance of $3,200,000 was due on August 1, 2006. In August 2006, WM Realty obtained a one-month extension and the right to extend the maturity date for two one-month periods. The interest rate for the extension was 11.5% per annum plus .75% of the principal balance for each month’s extension. This mortgage was refinanced in October 2006. Expenses of obtaining the initial mortgage were $192,455 and were amortized over the stated term of the mortgage. In connection with the mortgage, we paid certain of WM Realty’s legal and closing costs of approximately $226,808, which WM Realty paid, net of obligations we had to WM Realty Management, following the refinancing its mortgage.

On October 4, 2006, WM Realty placed a new mortgage of $3.2 million on the property and the existing mortgage of $3.1 million was paid off. The new mortgage has a term of ten years, bears interest at 6.75% per annum, and provides for monthly payments of principal and interest of $20,595. The amortization is based on a thirty-year payout. WM Realty has the right to prepay the mortgage note upon payment of a prepayment premium of 5% of the amount prepaid if the prepayment is made during the first two years, and declining to 1% of the amount prepaid if the prepayment is made during the ninth or tenth year. In connection with the refinancing, Mr. Levy executed a limited guarantee. Pursuant to the limited guaranty, Mr. Levy guaranteed the lender the payment of any loss resulting from (i) fraud or misrepresentation by WM Realty or any principal or member of WM Realty in connection with the loan documents, (ii) misapplication of rent received after the occurrence of a default, (iii) misappropriation of security deposits, rent, insurance proceeds and condemnation awards, (iv) failure to pay taxes and other charges that can result in a lien on the property, (v) removal of personal property by or on behalf of WM Realty and not replaced with equivalent property, (vi) any act of intentional waste by WM Realty or any principal or affiliate; (vii) any fees or commissions paid in violation of the loan documents.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue 90,000,000 shares of common stock, par value $.0001 per share, and 10,000,000 shares of preferred stock, par value $.0001 per share. As of June 15, 2007, we had we 10,049,000 shares of common stock and 7,752,462 shares of series A preferred stock outstanding.

The following summary of certain provisions of our common stock, preferred stock, certificate of incorporation and by-laws is not intended to be complete. It is qualified by reference to the provisions of our certificate of incorporation and by-laws.

Common Stock

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Pursuant to the certificate of designation relating to the series A preferred stock, we are prohibited from paying dividends on our common stock while the preferred stock is outstanding. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive proportionately our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Our certificate of incorporation gives our board of directors the power to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock. Except for the series A preferred stock, we have no present plans to issue any shares of preferred stock. Our certificate of incorporation includes a provision which states that any rights, options and warrants may provide that any or all of such terms and conditions may not be waived or amended or may be waived or amended only with the consent of the holders of a designated percentage of a designated class or classes of our capital stock (or a designated group or groups of holders within such class or classes, including but not limited to disinterested holders), and the applicable terms and conditions of any such rights, options or warrants so conditioned may not be waived or amended or may not be waived or amended absent such consent. This relates to the terms of the warrants that provide that the 4.9% limitation on the number of shares of common stock that a warrant holder may beneficially own may not be amended.

Series A Preferred Stock

The certificate of designation for the series A preferred stock provides that:

•	Each share of series A preferred stock was initially convertible into one share of common stock, subject to adjustment.

•
If, during the period ending February 24, 2009, we issue common stock at a price, or options, warrants or other convertible securities with a conversion or exercise price less than the conversion price (presently $.218025), with certain specified exceptions, the number of shares issuable upon conversion of one share of series A preferred stock is adjusted to reflect a conversion price equal to the lower price.

Because our fully-diluted EBITDA per share, as defined in the agreement, for the years ended March 31, 2006 and 2007 were less than the targeted amounts ($0.06591 per share for the year ended March 31, 2006 and $0.08568 per share in the year ended March 31, 2007), the conversion price of the series A preferred stock was reduced to $.218025, with the result that each share of series A preferred stock is now convertible into 10,090,586 shares of common stock.

No dividends are payable with respect to the series A preferred stock.

While the series A preferred stock is outstanding, we may not pay dividends on or redeem shares of common stock.

Upon any voluntary or involuntary liquidation, dissolution or winding-up, the holders of the series A preferred stock are entitled to a preference of $.285 per share before any distributions or payments may be made with respect to the common stock or any other class or series of capital stock which is junior to the series A preferred stock upon voluntary or involuntary liquidation, dissolution or winding-up.

The holders of the series A preferred stock have no voting rights. However, so long as any shares of series A preferred stock are outstanding, we shall not, without the affirmative approval of the holders of 75% of the outstanding shares of series A preferred stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the series A preferred stock or alter, (b) authorize or create any class of stock ranking as to dividends or distribution of assets upon liquidation senior to or otherwise pari passu with the series A preferred stock, or any of preferred stock possessing greater voting rights or the right to convert at a more favorable price than the series A preferred stock, (c) amend our certificate of incorporation or other charter documents in breach of any of the provisions hereof, (d) increase the authorized number of shares of series A preferred stock, or (e) enter into any agreement with respect to the foregoing.

The holders of the series A preferred stock may not convert the series A preferred stock to the extent that such conversion would result in the holders owning more than 4.9% of our outstanding common stock. This limitation may not be amended or waived; provided, that the limitation does not supply with respect to a change of control. The shares of series A preferred stock are automatically converted upon a change of control, as defined in the certificate of designation.

Delaware Law and Certain Charter and By-law Provisions

We are subject to the provisions of Section 203 of the Delaware General Corporation Law statute. Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation’s voting stock.

Our certificate of incorporation contains certain provisions permitted under Delaware General Corporation Law relating to the liability of directors. The provisions eliminate a director’s liability for monetary damages for a breach of fiduciary duty, except in certain circumstances where such liability may not be eliminated under applicable law. Further, our certificate of incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by Delaware General Corporation Law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable.

Penny-Stock Rules

The SEC has adopted regulations which generally define a “penny stock” to be any equity security that has a market price (as defined) of less than $5.00 per share, subject to certain exceptions, and is not listed on the a registered stock exchange or the Nasdaq Stock Market (although the $5.00 per share requirement may apply to Nasdaq listed securities) or has net tangible assets in excess of $2,000,000, if the issuer has been in continuous operation for at least three years, or $5,000,000, if the issuer has been in continuous operation for less than three years; or has average revenue of at least $6,000,000 for the last three years.

As a result, our common stock may be subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the “penny stock” rules may restrict the ability of broker-dealers to sell our securities and may affect your ability to sell our securities in the secondary market and the price at which you can sell our common stock.

According to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	“Boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•
The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent losses to investors.

Purchasers of penny stocks may have certain legal remedies available to them in the event the obligations of the broker-dealer from whom the penny stock was purchased violates or fails to comply with the above obligations or in the event that other state or federal securities laws are violated in connection with the purchase and sale of such securities. Such rights include the right to rescind the purchase of such securities and recover the purchase price paid for them.

Because our stock is a “penny stock” we do not have the safe harbor protection under federal securities laws with respect to forward-looking statement.

EXPERTS

The financial statements of Techprecision Corporation (formerly Lounsberry Holdings II, Inc.), at March 31, 2007 and for two years in the period then ended, included in this prospectus to the extent and for the periods indicated in its report, have been audited by Tabriztchi & Co., CPA, P.C. (formerly known as Bloom & Co., LLP), independent registered public accountants, and are included herein in reliance upon the authority of such firm as an expert in accounting and auditing in giving such report.

LEGAL MATTERS

The validity of the shares of common stock offered through this prospectus will be passed on by Sichenzia Ross Friedman Ference LLP. Asher S. Levitsky P.C. Defined Benefit Plan owns 39,671 shares of common stock. Asher S. Levitsky P.C. is of counsel to Sichenzia Ross Friedman Ference LLP.

HOW TO GET MORE INFORMATION

We file annual, quarter and periodic reports, proxy statements and other information with the Securities and Exchange Commission using the Commission’s EDGAR system. You may inspect these documents and copy information from them at the Commission’s offices at public reference room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http//www.sec.gov.

We have filed a registration statement with the Commission relating to the offering of the shares. The registration statement contains information which is not included in this prospectus. You may inspect or copy the registration statement at the Commission’s public reference facilities or its website.

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with any information that is different.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
and Stockholders of
Techprecision Corporation

We have audited the accompanying consolidated balance sheet of Techprecision Corporation as of March 31, 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the two years in the period ended March 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Techprecision Corporation as of March 31, 2007, and the consolidated results of its operations, changes in stockholders’ equity and cash flows for each of the two years then in the period ended March 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

/s/ Tabriztchi & Co., CPA, P.C.

Tabriztchi & Co., CPA, P.C.
(Formerly Bloom & Co., LLP)
Garden City, New York
June 22, 2007

TECHPRECISION CORPORATION
CONSOLIDATED BALANCE SHEET
MARCH 31, 2007

CURRENT ASSETS
Cash and cash equivalents	$1,443,998
—
A Accounts receivable, less allowance for doubtful accounts of $25,000	2,684,970

Other receivables	16,737

Costs incurred on uncompleted contracts, net of allowance for loss and progress billings	1,266,445
Inventories- raw materials	183,498
Prepaid expenses	270,321
Total current assets	5,865,969

Property, plant and equipment, net	2,561,054
Other assets deferred loan cost, net	138,718
Total Assets	$8,565,741

CURRENT LIABILITIES
Accounts payable	$1,298,643
Accrued expenses	498,626
—
Loan from stockholder	60,000
Current maturity of long-term debt	610,814
Mortgage payable	—
Total current liabilities	2,468,083
LONG-TERM DEBT

Notes payable- noncurrent	6,020,440

STOCKHOLDERS’ EQUITY

Preferred stock- par value $.0001 per share, 10,000,000 shares authorized, of which 9,000,000 are designated as Series A Preferred Stock, with 7,752,462 shares issued and outstanding at March 31, 2006	2,835,278
Common stock -par value $.0001 per share, authorized — 90,000,000 shares, issued and outstanding — 10,049,000 shares	1,006
Paid in capital	1,766,423
Accumulated deficit	(4,525,489)
Total Stockholders’ Equity	77,218
Total liabilities and stockholders equity	$8,565,741

The accompanying notes are an integral part of the financial statements.

TECHPRECISION CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended March 31,
	2007	2006

Net sales	19,086,206	20,266,402

Cost of sales	15,543,055	17,632,576

Gross profit	3,543,151	2,633,826
Operating expenses:
Salaries and related expenses	1,208,920	1,402,000
Professional fees	498,349	79,787
Selling, general and administrative	390,290	367,418

Total operating expenses	2,097,559	1,849,205
Income from operations	1,445,592	784,621)

Other income (expenses)
Interest expense	(628,412)	(1,107,902)
Interest income	2,453	10,135
Finance costs	(289,308)	(58,541)
	—	(14,273)
	(915,267)	(1,170,581)
Income (loss) before income taxes	530,325	(385,960)
Provision for income taxes	(240,100)	(42,188)

Net income (loss)	290,225	($428,148)
Deemed dividend to preferred stockholders	(675,813)

Loss to common stockholders	(385,588)	($428,148)
Net loss per share of common stock (basic and diluted)	(0.04)	(0.05)
Weighted average number of shares outstanding (basic and diluted)	10,008,463	8,270,156

The accompanying notes are an integral part of the financial statements.

TECHPRECISION CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
YEARS ENDED MARCH 31, 2007 AND 2006

	Warrants Preferred Stock			Common Stock		Paid in	Accumulated
	Outstanding	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance, March 31, 2005				8,089,000	$809	392,165	$(3,711,753)	$(3,318,779)
Sale of preferred stock and Warrants	11,220,000	7,719,250	$2,150,000					2,150,000
Sale of common stock				1,708,000	171	501,829		502,000
Issuance of shares of common stock for services				170,000	17	42,483		42,500
Contributed Capital						304,344		304,344
Loss for period							(428,148)	(428,148)

Balance, March 31, 2006	11,220,000	7,719,250	$2,150,000	9,967,000	$997	$1,240,821	$(4,139,901)	$(748,083)

Contributed capital						497,350		497,350
Shares issued for services				82,000	$9	14,752		14,761
Directors’ stock options						13,500		13,500
Liquidated damages to preferred stockholders		33,212	9,465					9,465
Deemed dividend to preferred stockholders			675,813				(675,813)
Income for period							290,225	290,225

Balance, March 31, 2007	11,220,000	7,752,462	$2,835,278	10,049,000	$1,006	$1,766,423	$(4,525,489)	$77,218

The accompanying notes are an integral part of the financial statements.

TECHPRECISION CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$290,225	$	(428,148)
Noncash items included in net loss:
Depreciation and amortization	873,320		456,383
Shares issued for services	14,761		42,500
Directors’ options	13,500
Liquidated damages	9,466
Changes in assets and liabilities:
(Increase) in accounts receivable	(194,423)		(667,059)
Decrease (increase) in inventory	30,649		(127,445)
(Increase) decrease in costs on uncompleted contracts	(2,565,492)		1,779,515
Decrease (increase) in prepaid expenses	116,154		(269,565)
Increase (decrease) in accounts payable and accrued expenses	544,369		(565,431)
Increase (decrease) in customer advances	2,605,636		(1,094,461)
Net cash provided (used) in operating activities	1,738,165		(873.711)

CASH FLOWS USED IN INVESTING ACTIVITIES
Purchases of property, plant and equipment	(430,534)		(83,934)
Net cash used in investing activities	(430,534)		(83,934)

CASH FLOWS FROM FINANCING ACTIVITIES
Mortgage loan	3,200,000		3,300,000
Bank loan	—		4,000,000
Sale of common shares	—		656,763
Retirement of common stock	—		(210,000)
Sale of preferred stock	—		2,150,000
Retirement of preferred stock	—		(2,000,000)
Contributed capital	497,350		1,379,344
Payment of notes	(3,888,148)		(8,005,527)
Increase (decrease) in restricted cash	950,000		(950,000)
Increase ( decrease) due to former stockholders	(843,600)		843,600
Cost of reorganization	—		(627,139)
Cost of financing	(332,036)		(312,625)
Loan from stockholder	60,000		—
Net cash provided by (used in) financing activities	(356,434)		224,416
Net increase (decrease) in cash and cash equivalents	$951,197		$(733,229)
CASH AND CASH EQUIVALENTS, beginning of period	492,801		1,226,030
CASH AND CASH EQUIVALENTS, end of period	$1,443,998		$492,801

The accompanying notes are an integral part of the financial statements.

TECHPRECISION CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Continued)

	Years ended March 31,
	2007	2006
SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION
Cash paid during the year for:
Interest expense	$637,793	$747,764
Income taxes	$4,229	$3,100

SUPPLEMENTAL INFORMATION-NONCASH TRANSACTIONS:

1.	On February 24, 2006 the Company issued 170,000 shares, valued at $.25 per share, to consultants for services rendered.

2.
On February 24, 2006, as a part of restructuring the Company’s financing, 2000 shares of redeemable preferred stock and 650,000 warrants’ attached to them were retired and $925,000 was placed in an escrow account for the payment of contingent indemnification obligation costs. The balance of the escrow funds, after the payment of all indemnification obligation costs, if any, is to be paid to the previous preferred stockholders. The Company reduced the cost of the redeemable preferred stock and warrants by $2,000,000, increased the additional paid in capital by $1,075,000 and recorded a liability of $925,000 that was placed in escrow.

3.
During the year ended March 31, 2006, the amount of environmental remediation costs were determined to be $81,400. Consequently, the amount of indemnification due to previous stockholders for escrow obligation was reduced and the additional paid in capital was increased by $81,400. In February 2007, we entered into a settlement agreement with the previous stockholders pursuant to which we received $500,000 from the escrow fund in settlement for claims that we made for breach of representations and warranties including the $81,400 for remediation. The balance of the escrow, together with accrued interest was paid to the former preferred stockholders, Green Mountain Partners and Phoenix life Insurance Company.

4.
The Company recorded deemed dividends of $388,233 and $287,580 to preferred stockholders in the year ended March 31, 2007 because of a reduction in the conversion price of the series A preferred stock from $.285 to $.24225 resulting from the Company’s failure to attain a specified level of fully diluted EBITDA per share for the years ended March 31, 2006 and a further reduction from $.24225 to $.218025 resulting from our failure to attain a specified level of fully-diluted EBITDA for the year ended March 31, 2007. The deemed dividends increased the preferred stockholders’ equity and reduced the income available to common stockholders by total amount of $675,813.

The accompanying notes are an integral part of the financial statements.

TECHPRECISION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation

Techprecision Corporation (“Techprecision”) is a Delaware corporation organized in February 2005 under the name Lounsberry Holdings II, Inc. The name was changed to Techprecision Corporation on March 6, 2006. Techprecision is the parent company of Ranor, Inc. (“Ranor”), a Delaware corporation. Ranor is a Delaware corporation, founded in May 2002 under the name Rbran Acquisition, Inc. and changed its name to Ranor, Inc. in August 2002. Techprecision and Ranor are collectively referred to as the “Company.”

Ranor has been in business since 1956, and was sold by its founders in 1999 to Critical Components Corporation, a subsidiary of Standard Automotive Corporation. From June 1999 until August 2002, Ranor was operated by Critical Components Corporation. In December 2001, Standard filed for protection under the Bankruptcy Code and operated under Chapter 11 until on or about the quarter ended June 30, 2002. Subsequently, all Standard’s holdings were sold. In 2003, Ranor, then known as Rbran Acquisition, Inc., acquired the Ranor assets from the bankruptcy estate.

On February 24, 2006, Techprecision acquired all stock of Ranor in a transaction which is accounted for as a reverse acquisition, with Ranor being treated as the acquiring company for accounting purposes and the transaction being treated as a recapitalization. As a result, the costs of the acquisition are charged to capital. See Note 2. The financial statements for periods prior to February 24, 2006 reflect the financial position, results of operations and cash flows of Ranor. Techprecision changed its fiscal year to the fiscal year ended March 31, which was the fiscal year of Ranor prior to the reverse acquisition.

The accompanying consolidated financial statements include the accounts of the Company and all of its wholly owned subsidiary as well as a special purpose entity. Intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates in the Preparation of Financial Statements

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

Fair Values of Financial Instruments

Cash and cash equivalents. Holdings of highly liquid investments with maturities of three months or less, when purchased, are considered to be cash equivalents. The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair values. The amount of federally insured cash deposits was $100,000 as of March 31, 2007 and March 31, 2006. The carrying amount of trade accounts receivable, accounts payable, prepaid and accrued expenses, and notes payable, as presented in the balance sheet, approximates fair value.

Accounts receivable

Trade accounts receivable are stated at the amount Ranor expects to collect. Ranor maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. Management considers the following factors when determining the collectability of specific customer accounts: customer credit-worthiness, past transaction history with the customer, current economic industry trends, and changes in customer payment terms. If the financial condition of Ranor’s customers were to deteriorate, adversely affecting their ability to make payments, additional allowances would be required. Based on management’s assessment, Ranor provides for estimated uncollectible amounts through a charge to earnings and a credit to a valuation allowance. Balances that remain outstanding after Ranor has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable. Current earnings are also charged with an allowance for sales returns based on historical experience. There were no bad debt expenses for the years ended March 31, 2007 and 2006.

TECHPRECISION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Inventories

Cost of the inventories of raw materials is determined principally by the first-in, first-out method .

Notes Payable

The Company accounts for all note liabilities that are due and payable in one year as short-term liabilities.

Long-lived Assets

Property, plant and equipment- these assets are recorded at cost less accumulated depreciation and amortization. Depreciation and amortization are accounted for on the straight-line method based on estimated useful lives. The amortization of leasehold improvements is based on the shorter of the lease term or the life of the improvement. Betterments and large renewals, which extend the life of the asset, are capitalized whereas maintenance and repairs and small renewals are expensed as incurred. The estimated useful lives are: machinery and equipment, 7-15 years; buildings, up to 30 years; and leasehold improvements, 10-20 years.

Leases

Operating leases are charged to operations as paid. Capital leases are capitalized and depreciated over the term of the lease. A lease is considered a capital lease if there is a favorable buy out clause that would be an inducement for us to own the asset.

Convertible Preferred Stock and Warrants

In accordance with EITF 00-19, the Company initially measured the fair value of the series A preferred stocks by the amount of cash that was received for their issuance. The Company subsequently determined that the convertible preferred shares and the accompanying warrants were equity instruments under SFAS 150 and 133. Although the Company had unconditional obligation to issue additional shares of common stock upon conversion of the series A preferred stock if EBITDA per share were below the targeted amount, the certificate of designation relating to the series A preferred stock did not provide that we must issue shares that are registered pursuant to the Securities Act of 1933, with the result, pursuant to the certificate of designation, the additional shares need not be registered shares. Our preferred stock also met all other conditions for the classification as equity instruments. The Company had sufficient number of authorized shares, the agreement contained an explicit limit on the number of shares to be delivered on conversion, which was 1,400,000 shares of series A preferred stock, there is no required cash payment or net cash settlement requirement and the holders of the series A preferred stock had no right higher than the common stockholders.

The Company’s warrants were excluded from derivative accounting because they were indexed to the Company’s own common stock and were classified in stockholders’ equity section according to SFAS 133 paragraph 11(a).

As of April 1, 2006, the Company was required to reduce the conversion price of the preferred to common stock of $0.285 by 15% because the EBITDA per share was below the targeted level of $0.06591 per share for the year ended March 31, 2006. On March 31, 2007, the Company was required to further reduce the conversion price by an additional 10% because the fully-diluted EBITDA per share was below the targeted level of $0.08568 per share in the year ended March 31, 2007. According to EITF number 00-27, “Application of issue No. 98-5 to Certain Convertible Instruments,” (EITF 00-27) we estimated the beneficial effect of the reductions in conversion price to be $675,813. The 2,371,336 additional shares of common stock into which the holders of the series A preferred stock could obtain, upon conversion of their shares, were valued at $0.285 per share, which represents the initial conversion price of the series A preferred stock and the Company’s. estimate of the current fair value per share of the common stock.

In accordance with EITF 98-5, this amount ($675,813) is analogous to a deemed dividend and recognized as a return to holders of the series A preferred stock and is included in the calculation of net loss applicable to common stockholders and basic and diluted net loss per share of common stock.

The reductions in the exercise price of the warrants, because of the Company’s fully diluted EBITDA per share was lower than the targeted amounts for the years ended March 31, 2006 and 2007, did not result in any beneficial effect to the warrant holders because the warrants were not in the money prior or after the reductions.

The Company agreed and paid liquidated damages for its failure to achieve effective registration by August 24, 2006, by issuing 33,212 shares of series A preferred stock valued at $9,465, or $0.285 per share. The shares of preferred shares for liquidated damages were valued at the last cash price paid for those shares, which was $.285 per share in February 2006, determined without allocating any value to the warrants that were issued with the series A preferred stock. There is no market for the Company’s common stock or series A preferred stock. According to the final FASB Staff Position (FSP) No. EITF 00-19-2, “Accounting for Registration Payment Arrangements,” issued on December 21, 2006, the Company recognized the amount of liquidated damages of $9,465 as an expense and credited to preferred stock. If the currently pending registration statement is not effective by October 15, 2007, liquidated damages shall accrue at the rate of 531 shares of series A preferred stock for each day after October 15, 2007 that the registration statement is not effective. Based on the current status of our registration statement, the Company considers this contingency not to be probable and no liability is required to be recognized under FSP No. EITF 00-19-2 at March 31, 2007.

TECHPRECISION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company recorded the series A preferred stocks to permanent equity in accordance with the terms of the Abstracts - Appendix D - Topic D-98: Classification and Measurement of redeemable Securities.”

Stock Based Compensation

Stock-based compensation represents the cost related to stock-based awards granted to employees. The Company measures stock-based compensation cost at grant date, based on the estimated fair value of the award and recognizes the cost as expense on a straight-line basis (net of estimated forfeitures) over the employee requisite service period. The Company estimates the fair value of stock options using a Black-Scholes valuation model. The 150,000 options granted to the company directors were evaluated using Black Scholes model assuming average volatility of 25%, exercise and stock price of $0.285, risk free rate of 5% and the term of 5 years.

Loss per share of common stock

Loss per share was computed by dividing the net loss by the number of weighted average shares outstanding for the year of the loss. The shares of common stock issuable upon conversion of the series A preferred stock and upon exercise of outstanding warrants and options were not considered since they would be considered anti-dilutive.

Revenue Recognition and Costs Incurred

Revenue and costs are recognized on the units of delivery method. This method recognizes as revenue the contract price of units of the product delivered during each period and the costs allocable to the delivered units as the cost of earned revenue. When the sales agreements provide for separate billing of engineering services, the revenues for those services are recognized when the services are completed. Costs allocable to undelivered units are reported in the balance sheet as costs incurred on uncompleted contracts. Amounts in excess of agreed upon contract price for customer directed changes, constructive changes, customer delays or other causes of additional contract costs are recognized in contract value if it is probable that a claim for such amounts will result in additional revenue and the amounts can be reasonably estimated. Revisions in cost and profit estimates are reflected in the period in which the facts requiring the revision become known and are estimable. The unit of delivery method requires the existence of a contract to provide the persuasive evidence of an arrangement and determinable seller’s price, delivery of the product and reasonable collection prospects. The Company has written agreements with the customers that specify contract prices and delivery terms. The Company recognizes revenues only when the collection prospects are reasonable.

Adjustments to cost estimates are made periodically, and losses expected to be incurred on contracts in progress are charged to operations in the period such losses are determined and are reflected as reductions of the carrying value of the costs incurred on uncompleted contracts. Costs incurred on uncompleted contracts consist of labor, overhead, and materials. Work in process is stated at the lower of cost or market and reflect accrued losses, if required, on uncompleted contracts.

Advertising expenses

Advertising costs are charged to operations when incurred. Advertising expenses were $10,832 and $18,210 in 2007 and 2006, respectively.

TECHPRECISION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Income taxes

The Company uses the asset and liability method of financial accounting and reporting for income taxes required by statement of Financial Accounting Standards No. 109 (“FAS 109”), “Accounting for Income Taxes.” Under FAS 109, deferred income taxes reflect the tax impact of temporary differences between the amount of assets and liabilities recognized for financial reporting purposes and the amounts recognized for tax purposes.

Temporary differences giving rise to deferred income taxes consist primarily of the reporting of losses on uncompleted contracts, the excess of depreciation for tax purposes over the amount for financial reporting purposes, and accrued expenses accounted for differently for financial reporting and tax purposes, and net operating loss carryforwards.

Variable Interest Entity

The Company has consolidated a variable interest entity that entered into a sale and leaseback contract with the Company to conform to FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” (FIN 46). The Company has also adopted the revision to FIN 46, FIN 46R, which clarified certain provisions of the original interpretation and exempted certain entities from its requirements.

Reclassification

The Company has reclassified certain expenses for the year ended March 31, 2006 to conform to the current year’s presentation.

Recent Accounting Pronouncements

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections-a replacement of the APB Opinion No. 20 and FASB Statement No. 3.” SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principle, retrospective application of previous periods financial statements of changes in accounting principle, unless it is impractical to determine either the period specific effect of the cumulative effect of the change. The statement applies to all voluntary changes in accounting principles. It also applies to changes required by an accounting pronouncement in the unusual instances that the pronouncement does not include specific transition provisions. SFAS No. 154 does not currently have an effect on the Company’s financial statements.

In March 2005, the FASB issued FIN 47, “Accounting for Conditional Asset Retirement Obligations-an interpretation of FASB Statement No. 143.” FIN 47 clarifies that an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability’s fair value can be reasonably estimated. FIN 47 does not currently have an effect on the Company’s financial statements.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Instruments - an Amendment of SFAS No. 140” (“SFAS 156”). This Statement amends SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, with respect to the accounting for separately recognized servicing assets and servicing liabilities. This Statement is effective for fiscal years beginning after September 15, 2006. The Company does not expect the adoption of SFAS 156 will have a material impact on its consolidated financial position, results of operations or cash flows.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments - an amendment of FASB Statements No. 133 and 140”, to simplify and make more consistent the accounting for certain financial instruments. SFAS No. 155 amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, to permit fair value re-measurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. SFAS No. 155 amends SFAS No. 140, “Accounting for the Impairment or Disposal of Long-Lived Assets”, to allow a qualifying special-purpose entity to hold a derivative financial instrument that pertains to beneficial interest other than another derivative financial instrument. SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006, with earlier application allowed. This standard is not expected to have a significant effect on the Company’s future reported financial position or results of operations.

In June 2006, FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes”, was issued, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

TECHPRECISION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

This Interpretation is effective for fiscal years beginning after December 15, 2006, and earlier application of the provisions of this Interpretation is encouraged if the enterprise has not yet issued financial statements, including interim financial statements, in the period this Interpretation is adopted. The Company has determined that the FASB Interpretation 48 does not have a material impact on its financial statements..

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157 (“SFAS 157”), “Fair Value Measurements,” which defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements. SFAS 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. Earlier adoption is permitted, provided the company has not yet issued financial statements, including for interim periods, for that fiscal year. The Company does not expect the adoption of SFAS 157 will have a material impact on its consolidated financial position, results of operations or cash flows.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”). SAB 108 provides interpretive guidance on how the effects of prior-year uncorrected misstatements should be considered when quantifying misstatements in the current year financial statements. SAB 108 requires registrants to quantify misstatements using both an income statement (“rollover”) and balance sheet (“iron curtain”) approach and evaluate whether either approach results in a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. If prior year errors that had been previously considered immaterial now are considered material based on either approach, no restatement is required so long as management properly applied its previous approach and all relevant facts and circumstances were considered. If prior years are not restated, the cumulative effect adjustment is recorded in opening accumulated earnings as of the beginning of the fiscal year of adoption. SAB 108 is effective for fiscal years ending after November 15, 2006.  The Company has determined that there will be no impact to the financial statements upon the adoption of this bulletin.

On December 21, 2006, the FASB issued final FASB Staff Position (FSP) No. EITF 00-19-2, Accounting for Registration Payment Arrangements, which addresses an issuer’s accounting for registration payment arrangements. This FSP requires that an entity should recognize and measure a registration payment arrangement as a separate unit of account from the financial instrument (s) subject to that arrangement. This FSP states that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement should be separately recognized and measured in accordance with FASB Statement No. 5, Accounting for Contingencies. This FSP further specifies that a financial instrument subject to a registration payment arrangement should be recognized and measured in accordance with other applicable GAAP without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement.

This FSP is effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to December 21, 2006. Otherwise, the guidance in the FSP is effective for financial statements issued for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years. For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to December 21, 2006 and that continue to be outstanding at the beginning of the period of adoption, the FSP requires retrospective application. The Company adopted the FSP and accordingly recorded liquidated damages in the amount of $9,465.

TECHPRECISION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. REVERSE ACQUISITION

In connection with the reverse acquisition, on February 24, 2006:

•
The Company entered into a preferred stock purchase agreement with Barron Partners LP, pursuant to which it sold to Barron Partners, for $2,200,000, 7,719,250 shares of series A preferred stock, and five-year warrants to purchase an aggregate of 11,220,000 shares of common stock.

•
During the period from inception in February 2005 through the completion of the reverse acquisition on February 24, 2006, the Company’s then principal stockholder, Capital Markets Advisory Group,LLC, had advanced $39,661 to the Company, then known as Lounsberry Holdings II, Inc. to pay its expenses. On February 24, 2006, the Company paid $160,339 to Capital Markets to repurchase 928,000 shares of common stock, which were cancelled, and to reimburse the $39,661 of advances.

•
The Company issued 7,997,000 shares of common stock to the members of Ranor Acquisition LLC, which was a party to an August 17, 2005 agreement to purchase the stock of Ranor (the “Ranor Agreement”), for which Ranor Acquisition advanced funds on the Company’s behalf and assigned its rights under the Ranor stock purchase agreement. The Company assumed Ranor Acquisition’s obligations to purchase the Ranor capital stock pursuant to that agreement.

•	The Company sold 1,700,000 shares of common stock to an investor for $500,000.

•
Ranor entered into a loan and security agreement with Sovereign Bank pursuant to which Ranor borrowed $4.0 million, by issuing its term note. Sovereign provided Ranor with a $1.0 million revolving credit arrangement.

•
Ranor sold its real estate to WM Realty Management, LLC for $3.0 million, and Ranor leased the real property on which its facilities are located from WM Realty Management, LLC pursuant to a net lease. WM Realty Management, LLC is an affiliate of the Company which is a variable interest entity. As a result, the financial statements do not reflect the sale of the real estate, but do show the $3,300,000 mortgage obligation, which is due in August 2006, as a current liability of the Company. The mortgage was refinance in October 2006. See Note 7.

•
Ranor used the net proceeds of the Sovereign Bank loan (see Note 7), the net proceeds from the sale of the real estate, $240,000 of available cash and a portion of the proceeds from the sale of the preferred stock to pay principal ($8,000,000) and interest ($975,500) on notes to Ranor’s then principal stockholders, and to purchase the equity in Ranor. Although the payment was less than the principal and interest due on the note, the note holders released Ranor from any further obligation under the notes.

•
The Company placed $925,000 of the purchase price into escrow. The escrow was the sole source of the former Ranor preferred stockholders’ liability for breach of the representations and warranties under the Ranor Agreement. The Company made claims against the escrow account and, in February 2007, the Company and the former Ranor preferred stockholders entered into a settlement agreement pursuant to which the Company received $500,000 from the escrow funds and the escrow agent paid the balance, including accrued interest, to the former Ranor preferred stockholders, and the parties exchanged general releases.

Description of Business

The Company produces large metal fabrications and perform precision machining operations for large military, commercial, nuclear, aerospace, shipbuilding and industrial customers. Its principal services are large metal fabrications, machining and engineering. Each of the Company’s contracts covers a specific product. The Company does not mass-produce any products or distribute such products on the open market. The Company renders our services under “build to print” contracts with contractors. However, the Company also helps its customers to analyze and develop their projects for constructability by providing engineering and research and development services, for which it bills its customers.

TECHPRECISION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Although the Company provides manufacturing services to large governmental programs, the Company usually does not work directly for agencies of the United States government. Rather, the Company performs its services for large governmental contractors and large utility companies.

NOTE 3. PROPERTY, PLANT AND EQUIPMENT

As of March 31, 2007 and 2006 property, plant and equipment consisted of the following:

	2007	2006
Land	$110,113	$110,113
Building and improvements	1,290,072	1,290,072
Machinery equipment, furniture and fixtures	3,040,232	2,609,698
Total property, plant and equipment	4,440,417	4,009,883
Less: accumulated depreciation	(1,879,363)	(1,452,889)
	$2,561,054	$2,556,994

Depreciation expense for the years ended March 31, 2007 and 2006 were $426,474 and $412,988, respectively. Land and buildings (which are owned by WM Realty Management, LLC- a consolidated entity under Fin 46 R) are collateral for the $3,300,000 Mortgage Loan and other fixed assets of the Company together with its other personal properties, are collateral for the Sovereign Bank $4,000,000 secured loan and line of credit.

NOTE 4. COSTS INCURRED ON UNCOMPLETED CONTRACTS

The Company recognizes revenues based upon the units-of-delivery method (see Note 1). The advance billing and deposits includes down payments for acquisition of materials and progress payments on contracts. The agreements with the buyers of the Company’s products allow the Company to offset the progress payments against the costs incurred.  As of March 31, 2007 and 2006.

	2007	2006
Cost incurred on uncompleted contracts, beginning balance	$2,889,649	$4,669,165
Total cost incurred on contracts, during the year	18,108,550	15,853,060
Less cost of sales, during the year	(15,543,057)	(17,632,576)
Cost incurred on uncompleted contracts, ending balance	$5,455,142	$2,889,649
Billings on uncompleted contracts, beginning balance	$1,583,061	$2,677,522
Plus: Total billings incurred on contracts, during the year	9,236,613	6,760,524
Less: Contracts recognized as revenue, during the year	(6,630,977)	(7,854,985)
Billings on uncompleted contracts, ending balance	$4,188,697	$1,583,061

Cost incurred on uncompleted contracts, ending balance	$5,455,142	$2,889,649
Billings on uncompleted contracts, ending balance	(4,188,697)	1,583,061
Cost incurred on uncompleted contracts, ending balance, net	$1,266,445	$1,306,588

TECHPRECISION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On March 31, 2007 and 2006, $116,755 and $86,141 of allowance for losses on uncompleted contracts were recognized, respectively.

NOTE 5. PREPAID EXPENSES

As of March 31, 2007 and 2006, the prepaid expenses included the following:

	2007	2006
Insurance	$137,484	$173,152
Interest	0	122,001
Mortgage payment	0	36,500
Real estate taxes	4,387	34,921
Pre-Pay on purchases	121,720
Mortgage servicing fee	0	3,529
Equipment maintenance	6,730	6,022
Quality control audit fees	0	10,350
Total	$270,321	$386,475

NOTE 6. DEFERRED CHARGES

Deferred charges represent the capitalization of costs incurred in connection with obtaining the bank loan and building mortgage. These costs are being amortized over the term of the related debt obligation. Amortization charged to operations in 2007 and 2006 were $295,978 and $59,096, respectively. As of March 31, 2007 and 2006, deferred charges were as follows:

	2007	2006
Deferred costs expiring in one year or less:
Deferred mortgage costs	$207,402	265,943
Less: accumulated amortization	(207,402)	(58,541)
	$0	$207,402
Deferred costs expiring after one year:
Deferred loan costs	$150,259	46,852
Accumulated amortization	(11,541)	(655)
	$138,718	$46,127

NOTE 7. LONG-TERM DEBT

The following debt obligations, outstanding on March 31, 2007 and 2006:

	2007	2006
1. Long-term debt issued on February 24, 2006:

Sovereign Bank-Secured Term note payable- 72 month 9% variable term note with quarterly principal payments of $142,857 plus interest. Final payment due on March 1, 2013	$3,428,571	4,000,000
2. long-term mortgage loan issued on October 4, 2006
Amalgamated Bank mortgage loan to WM Realty- 10 years, annual interest rate 6.75%, monthly interest and principal payment $20,955. The amortization is based A thirty year term. WM realty has the WM Realty Management has the right to prepay the mortgage note upon payment of a prepayment premium of 5% of the amount prepaid if the prepayment is made during the first two years, and declining to 1% of the amount prepaid if the prepayment is made during the ninth or tenth year.	$3,189,087
3. Automobile Loan

ཉ Ford Motor Credit Company-Note payable secured by a vehicle - payable in monthly installments of $552 including interest of 4.9%, commencing July 20, 2003 through June 20, 2009	13,596	19,401
	6,631,254	4,019,401
Principal payments due within one year	610,814	576,934
Principal payments due after one year	$6,020,440	$3,442,467

TECHPRECISION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On February 24, 2006, Ranor entered into a loan and security agreement with Sovereign Bank, West Hartford, Ct. as part of the agreement the bank has granted the Company a term loan of $4,000,000 and extended the Company a line of credit of $1,000,000, initial interest at 9%. The interest on the line of credit is variable. At March 31, 2007 the amount due on the line of credit was zero. In February 2007, the Company entered into an agreement with the bank which (i) reduced the interest rate on its revolving credit line from prime plus 1 1/2% to prime plus 1% and (ii) provided for the Company to borrow up to $500,000 at prime plus 1% in order to financing capital expenditures. Under this capital expenditures facility, the Company may borrow up to $500,000 until the February 1, 2008, with interest only payable through February 1, 2008 and the principal to be amortized over a five-year term commencing March 1, 2008. As of March 31, 2007, the Company had not borrowed any money under the capital expenditures facility.

The note is subject to various covenants that include the following: the loan collateral comprises all personal property of the Company, including cash, accounts receivable, inventories, equipment, financial and intangible assets owned when the loan is contracted or acquired thereafter; the amount of loan outstanding at all times is limited to a borrowing base amount of the Company’s qualified accounts receivable and inventory; there are prepayment penalties of 3%, 2% and 1% of the outstanding principal, in the first, second and third years following the issuance date, respectively. There is no prepayment penalty thereafter; the Company is prohibited from issuing any additional equity interest (except to existing holders), or redeem, retire, purchase or otherwise acquire for value any equity interests; the Company pays an unused credit line fee of 0.25% of the average unused credit line amount in previous month; the earnings available to cover fixed charges are required not to be less than 120% of fixed charges for the rolling four quarters, tested at the end of each fiscal quarter; and interest coverage ratio is required to be not less than 2:1 as at the end of each fiscal quarter.

In connection with the Amalgamated Bank mortgage financing, Mr. Andrew Levy executed a limited guarantee. Pursuant to the limited guaranty, Mr. Levy guaranteed the lender the payment of any loss resulting from WM Realty Management’s fraud or misrepresentation in connection with the loan documents, misapplication of rent and insurance proceeds, failure to pay taxes and other defaults resulting from his or WM Realty’s misconduct.

As of March 31, 2007, the maturities of long-term debt were as follows:

Year ending March 31,

2008	$609,734
2009	612,752
2010	612,435
2011	612,641
2012	615,628
Due after 2011	3,568,064
Total	$6,631,254

TECHPRECISION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. INCOME TAXES

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to the net income or loss from operations. As of March 31, 2007 and 2006, the sources and tax effects of the differences are as follows:

	2007	2006
Income tax provision at statutory rate of 34%	$(400,600)	$(588,500)
Tax benefit before net operating loss carry forward (11%)	160,500	546,300

Net tax provision (23%)	(240,100)	$(42,200)

As of March 31, 2007 and 2006, the tax effect of temporary differences and net operating loss carry forward that give rise to the Company’s deferred tax assets and liabilities are as follows:

	2007	2006
Deferred Tax Assets:
Current:
Compensation accrual	$112,000	$73,000
Bad debt allowance	9,800	9,800
Loss on uncompleted contracts	45,600	33,600
Non-Current:
Net operating loss carry-forward	584,900	760,800
Total deferred tax assets	752,300	877,200
Deferred Tax Liabilities:
Non-Current:
Depreciation	206,000	197,600
Net deferred tax asset	546,300	679,600
Valuation allowance	(546,300)	(679,600)
Net Deferred Tax Asset Balance	$—	$—

At March 31, 2007 and 2006, the Company provided a full valuation allowance for its net deferred tax assets. The Company believes sufficient uncertainty exists regarding the realizability of the deferred tax assets. The net changes in the valuation allowances during the years ended March 31, 2007 and 2006 were $(123,300) and $(588,500) respectively. The Company applied $164, 500 of the tax benefit of loss carryforward to offset the provision for income taxes, in the year ended March 31, 2007. In the year ended March 31, 2006, the sale and leaseback of the Company's land and building for $3,000,000 to a special purpose entity, WM Realty Management, LLC, resulted in a gain of 1,734,700. The reduction in the deferred tax asset of $588,500 represents the realized tax benefit of the loss carryforward.

As of March 31, 2007, the Company’s federal net operating loss carryforwards was approximately $1,499,600. If not utilized, the federal net operating loss carryforward of Ranor and Techprecision will expire in 2025 and 2027, respectively. Furthermore, because of over fifty percent changes in ownership, as a consequence of the reverse merger, as defined by Section 382 of the IRC, the amount of net operating loss carry forward used in any one year in the future is substantially limited.

TECHPRECISION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. RESTRICTED CASH - INDEMNIFICATION OBLIGATION ESCROW

The stock purchase agreement, pursuant to which the Company purchased the outstanding securities of Ranor, provided for the parties to establish an escrow account into which $925,000 of the purchase price of the securities was placed. The Company made a claim against the escrow account and, in February 2007, the Company entered into a settlement agreement with the former Ranor preferred stockholders pursuant to which we received $500,000 from the escrow fund in settlement for claims that we made for breach of representations and warranties relating to environmental matters, and the balance of the escrow, together with accrued interest, was paid to Green Mountain Partners and Phoenix Life Insurance Company in respect of their sale of the preferred stock in February 2006, and the parties exchanged mutual releases.

NOTE 10. RELATED PARTY TRANSACTIONS

Management Fees

Contemporaneously with the reverse acquisition on February 24, 2006, we engaged Techprecision LLC to manage our business through March 31, 2009 pursuant to a management agreement. The agreement provided that we pay Techprecision LLC an annual management fee of $200,000 and a performance bonus based on criteria determined by the compensation committee. Mr. James G. Reindl was president and Mr. Andrew A. Levy was chairman of Techprecision LLC, and they and Martin M. Daube were the members of Techprecision LLC. The agreement provided that Techprecision LLC would provide the services of Mr. Reindl at chairman, Mr. Levy for marketing support and analysis of long-term contracts and Mr. Daube for marketing support. Mr. Reindl works for us on a full time basis. Neither Mr. Levy nor Mr. Daube devoted any significant time to the Company’s business. None of the members of Techprecision LLC receive any additional compensation from us during the period that the contract was in effect, and the annual fee and any performance bonus which may be awarded is allocated among the three members in accordance with their interests in Techprecision LLC, which is 45% for each of Mr. Reindl and Mr. Levy and 10% with respect to Mr. Daube. No performance bonus was awarded.

On January 29, 2007, the management agreement with Techprecision LLC was terminated as of December 31, 2006. In connection with the termination, we made a payment of $16,667 on or about January 15, 2007 and we agreed to make eight monthly payments of $9,167 to Techprecision LLC, commencing February 15, 2007 and ending on September 15, 2007. Mr. Reindl is no longer a member of Techprecision LLC, and he has no interest in the continuing payments to Techprecision LLC. As a result of the termination of the management agreement, Mr. Reindl no longer receives compensation through Techprecision LLC, and we are paying Mr. Reindl salary of $160,000 per annum. We also reimburse Mr. Reindl for his travel expenses to our offices in Westminster, Massachusetts. Mr. Reindl has negotiated an employment agreement with our compensation committee. (See Note 18.)

Loans from Related Parties

Ranor had long-term debt payable to former preferred stockholders and warrant holders, Green Mountain Partners III, L.P. and Phoenix Life Insurance Company (see Note 7). Interest expense charged to operations under this related party debt was $1,073,466 and $1,120,000 in 2006 and 2005, respectively. On February 24, 2006, in connection with the reverse acquisition (see Note 2), Green Mountain and Phoenix forgave interest of $222,944 which was a capital contribution.

The principal stockholder of WM Realty made loans to WM Realty in the year ended March 31, 2007. The outstanding balance of the loans was $60,000 as of March 31, 2007 and is reflected on the Company’s balance sheet as a loan from stockholder.

Sale and Lease Agreement and Intra-company Receivable

On February 24, 2006, WM Realty Management, LLC borrowed $3,300,000 to finance the purchase of Ranor’s real property. WM Realty Management purchased the real property for $3,000,000 and leased the property on which Ranor’s facilities are located pursuant to a net lease. The property was appraised on October 31, 2005 at $4,750,000. The Company advanced $226,808 to pay closing costs, which advance was repaid when WM Realty Management refinanced the mortgage in October 2006. WM Realty Management, LLC was formed solely for this purpose; its partners are stockholders of the Company. The Company considers WM Realty Management a special purpose entity as defined by FIN 46, and therefore has consolidated its operations into the Company.

TECHPRECISION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On October 4, 2006, WM Realty Management placed a new mortgage of $3.2 million on the property and the existing mortgage of $3.1 million was paid off. The new mortgage has a term of ten years, bears interest at 6.75% per annum, and provides for monthly payments of principal and interest of $20,595. The amortization is based on a thirty-year payout. WM Realty Management has the right to prepay the mortgage note upon payment of a prepayment premium of 5% of the amount prepaid if the prepayment is made during the first two years, and declining to 1% of the amount prepaid if the prepayment is made during the ninth or tenth year. In connection with the refinancing, Mr. Levy, the principal stockholder of WM Realty, executed a limited guarantee. Pursuant to the limited guaranty, Mr. Levy guaranteed the lender the payment of any loss resulting from WM Realty Management’s fraud or misrepresentation in connection with the loan documents, misapplication of rent and insurance proceeds, failure to pay taxes and other defaults resulting from his or WM Realty’s misconduct.

NOTE 11. OPERATING LEASE

Ranor leases office equipment under operating lease agreements expiring through November 2008. Total rent expense charged to operations was $16,700 and $19,900 in the years ended March 31, 2006 and 2005, respectively.

Future minimum lease payments under noncancellable portions of the leases as of March 31, 2006, are as follows:

Years ending March 31,	Amount
2008	15,288
Total minimum lease payments	$15,288

NOTE 12. SALE AND LEASE

On February 24, 2006 Ranor, Inc. entered into a sale and lease back arrangement with WM Realty Management, LLC, a special purpose entity. The sale of the building was for $3,000,000. The term of the lease has a term of fifteen years commencing February 24, 2006. For the years ended March 31, 2007 the Company’s annual rent expense was $438,500. This amount was eliminated in consolidation and the interest and depreciation were expensed. The current annual rent is $444,000, and the rent is subject to an annual increase based on the increase in the consumer price index.

The Company has an option to extend the term of the lease for two additional terms of five years, upon the same terms. The minimum rent payable for each option term will be the greater of (i) the minimum rent payable under the lease immediately prior to either the expiration date, or the expiration of the preceding option term, or (ii) the fair market rent for the leased premises.

The Company has the option to purchase the property at the appraised market value.

The minimum future lease payments are as follows:

Year Ended March 31,	Amount
2008	444,000
2009	444,000
2010	444,000
2011	444,000
2012-2016	2,220,000
2017-2022	2,220,000

Total	$6,216,000

TECHPRECISION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. PROFIT SHARING PLAN

Ranor has a 401(k) profit sharing plan that covers substantially all employees who have completed 90 days of service. Ranor retains the option to match employee contributions. There were no employer-matched contributions charged to operations in the years ended March 31, 2006 and 2005, respectively.

NOTE 14. CAPITAL STOCK

Preferred stock

On March 31, 2005, Ranor had 2,000 shares of preferred stock outstanding. The preferred stock carried a mandatory redemption provision. The Company acquired these shares as part of the reverse acquisition and the shares were cancelled on February 24, 2006.

On February 24, 2006, Barron Partners LP purchased 7,719,250 shares of series A preferred stock, par value $0.0001 per share for $2,200,000. The securities purchase agreement provided that the Company pay Barron Partners a due diligence fee of $50,000 at the closing. Initially, series A preferred stock were convertible into common stock at a conversion rate of one share of Common Stock, for each share of Series A Preferred Stock. In addition, pursuant to the preferred stock purchase agreement, the Company issued to Barron Partners common stock purchase warrants to purchase up to 5,610,000 of Common
Stock at $0.57 per share and 5,610,000 shares of Common Stock at $0.855 per share.

As of April 1, 2006, the Company was required to reduce the conversion price of the series A preferred stock to common stock of $0.285 by 15% because the fully-diluted EBITDA per share was below the targeted level of $0.06591 per share in the year ended March 31, 2006. On March 31, 2007, we were required to further reduce the conversion price by an additional 10% because the fully-diluted EBITDA per share was below the targeted level of $0.08568 per share in the year ended March 31, 2007. As a result, at March 31, 2007, the shares of series A preferred stock issued pursuant to the securities purchase agreement were convertible into 10,090,586.

At March 31, 2007, we had also issued 33,212 shares of series A preferred stock to Barron Partners as a result of our failure to have a registration statement effective in August 2006. These shares of series A preferred stock are convertible into 43.414 shares of common stock.

The investor or its affiliates will not be entitled to convert the series A preferred stock into shares of common stock or exercise warrants to the extent that such conversion or exercise would result in beneficial ownership by the investor and its affiliates of more than 4.9% of the shares of common stock outstanding after such exercise or conversion. The agreement, the certificate of designation relating to the series A preferred stock and the warrants all provide that this provision cannot be amended.

The Company agreed not to issue any additional preferred stock until the earlier of (a) three years from the Closing or (b) the date that the investor transfer and/or converts not less than 90% of the shares of series A preferred stock and sells the underlying shares of common stock and for two years after Closing not to enter into any new borrowing of more than three times the EBITDA from recurring operations over the trailing four quarters.

Barron Partners has the right of first refusal in the event that the Company seeks to raise additional funds through a private placement of securities, other than exempt issuances. The percentage of shares that Barron Partners may acquire is based on the ratio of shares held by the investor plus the number of shares issuable upon conversion of series A preferred stock owned by the investor to the total of such shares.

TECHPRECISION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

No dividends are payable with respect to the series A preferred stock and no dividends are payable on common stock while series A preferred stock is outstanding. The common stock shall not be redeemed while preferred stock is outstanding.

Upon any liquidation the Company is required to pay $.285 for each share of series A preferred stock. The payment will be made before any payment to holders of any junior securities and after payment to holders of securities that are senior to the series A preferred stock.

The holders of the series A preferred stock do not have voting rights. However, the approval of the holders of 75% of the outstanding shares of series A preferred stock is required to amend the certificate of incorporation, change the provisions of the preferred stock purchase agreement, to authorize additional series A preferred stock in addition to the 9,000,000 authorized, or to authorize any class of stock that ranks senior with respect to voting rights, dividends or liquidations.

Stock warrants

Warrants to purchase 650,000 shares of common stock that were outstanding on March 31, 2005 were acquired by the Company in connection with the reverse acquisition and cancelled on February 24. 2006

In February 2006, we issued to Barron Partners 11,220,000 warrants in connection with its purchase of the series A preferred stock. These warrants are exercisable, in part or full, at any time from February 24, 2006 to expiration time, February 24, 2011. If the shares of common stock are not registered pursuant to the Securities Act of 1933, the holders of the warrants have cashless exercise rights which will enable them to receive the value of the appreciation in the common stock through the issuance of additional shares of common stock. These warrants had initial execise prices of $0.57 as to 5,610,000 shares and $0.855 as to 5,610,000 shares. As a result of the Company’s failure to meet the EBITDA per share targets for the years ended March 31, 2006 and 2007, the exercise prices per share of the warrants were reduced from $0.57 to $.43605 and from $0.855 to $.654075.

Common Stock

At March 31, 2006, the Company has 9,967,000 shares of common stock outstanding and at March 31, 2007 it had 10,049,000. During the year ended March 31, 2007, the Company issued an aggregate of 82,000 shares of common stock to key employees pursuant to its stock grant program.

NOTE 15. 2006 LONG-TERM INCENTIVE PLAN

In February 2006, our board of directors adopted, and in July 2006 the board amended, and in October 2006, the stockholders approved, the 2006 long-term incentive plan (the “Plan”) covering 1,000,000 shares of common stock. The purpose of the Plan is to attract, retain and reward officers and other key employees, directors, consultants and independent contractors of the Company. The Plan provides for the grant of incentive and non-qualified options, stock grants, stock appreciation rights and other equity-based incentives to employees, including officers, and consultants. The Plan is to be administered by a committee of not less than two directors each of whom is to be an independent director. In the absence of a committee, the plan is administered by the board of directors. Independent directors are not eligible for discretionary options. As initially adopted, each newly elected independent director received at the time of his election, a five-year option to purchase 25,000 shares of common stock at the market price on the date of his or her election.

Pursuant to the amendment to the plan, the number of shares subject to the initial option grant was increased to 50,000 shares, with the option being exercisable, with respect to the then current independent directors as to 30,000 shares in July 2006 and as to 10,000 shares in each of February 2007 and 2008. In addition, the plan provides for the annual grant of an option to purchase 5,000 shares of common stock on July 1st of each year, commencing July 1, 2009. For each independent director who is elected after July 31, 2006, the director will receive an option to purchase 50,000 shares at an exercise price equal to the fair market value on the date of his or her election. The option will vest as to 30,000 shares nine months from the date of grant and as 10,000 shares on each of the first and second anniversaries of the date of grant. These directors will receive an annual grant of an option to purchase 5,000 shares of common stock on the July 1st coincident with or following the third anniversary of the date of his or her first election. Pursuant to the plan, the Company granted non-qualified stock options to purchase an aggregate of 150,000 shares of common stock at an exercise price of $.285 per share, which was determined to be the fair market value on the date of grant, to the three independent directors.

TECHPRECISION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16. CONCENTRATION OF CREDIT RISK AND MAJOR CUSTOMERS

The Company maintains bank account balances, which, at times, may exceed insured limits. The Company has not experienced any losses with these accounts and believes that it is not exposed to any significant credit risk on cash.

The Company has been dependent in each year on a small number of customers who generate a significant portion of our business, and these customers change from year to year. For the year ended March 31, 2007, our three largest customers accounted for approximately 44% of our revenue, and each of these customer accounted for less than 10% of revenue during both the year ended March 31, 2006 and the year ended March 31, 2005. For the year ended March 31, 2006, our two largest customers accounted for approximately 28% of our revenue, and each of these customers accounted for less than 10% of our revenue in the fiscal year ended March 31, 2005 and the year ended March 31, 2004. To the extent that we are unable to generate orders from new customers, we may have difficulty operating profitably.

The following table sets forth information as to revenue derived from those customers who accounted for more than 10% of our revenue in the years ended March 31, 2007, and 2006:
	2007		2006
Customer	Dollars	Percent	Dollars	Percent
	(Dollars in thousands).
GT Solar Inc.	$3,407	17.85%	*	*
General Dynamics Electric Boat	2,587	13.56%	*	*
Essco/L3 Communications	2,415	12.65%	*	*
University of Rochester	*	*	$2,967	14.60%
BAE Systems	*	*	2,611	12.90%

* Less than 10% of revenue for the year.

NOTE 17. EMPLOYMENT AGREEMENT

In February 2006, Ranor entered into an employment agreement with Stanley A. Youtt pursuant to which he would serve as our chief executive officer for a term of three year term ending on February 28, 2009. Pursuant to the agreement, we pay Mr. Youtt salary at the annual rate of $200,000. Mr. Youtt is also eligible for performance bonuses based on financial performance criteria set by the board. In the event that we terminate Mr. Youtt’s employment without cause, we are required to make a lump-sum payment to him equal to his base compensation for the balance of the term and to provide the insurance coverage that we would provide if he remained employed.

NOTE 18. SUBSEQUENT EVENTS

Incentive stock options and stock grants

On April 1, 2007, we granted incentive stock options to purchase a total of 221,659 shares of common stock to our key employees, including Mary Desmond, our chief financial officer, who received an option to purchase 25,000 shares. The options are immediately exercisable at an exercise price of $.285 per share, which the compensation committee determined to be the fair market value on the date of grant. No other officer received an option grant. By the terms of the option grants, the options can only be exercised if the underlying shares are covered by an S-8 registration statement.

On April 1, 2007, we granted 15,000 shares of common stock to our key employees, of which 3,000 shares were granted to Ms. Desmond. Except for the shares issued to Ms. Desmond, which vested immediately, the remaining 12,000 shares vest in installments, with 4,000 shares vesting immediately.

TECHPRECISION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Environmental matters

In June 2007, the federal Environmental Protection Agency (the “EPA”) issued an administrative complaint against Ranor and the Company alleging violations of the Clean Water Act and the Emergency Planning and Community Right-to-Know Act, known as “EPCRA.” The action, In the Matter of Ranor, Inc. and Techprecision Corporation, is pending before the Boston, Massachusetts regional office of the EPA. The complaint states that storm water discharges at Ranor’s facility resulted in the discharge of pollutants into navigable waters of the United States without a permit and that Ranor violated the Clean Water Act by failing to obtain the necessary storm water discharge permits. The EPA is seeking a maximum penalty of $157,500. The Company intends to vigorously defend against these claims.

With respect to the EPCRA claims, the EPA alleges that in 2003 and 2004, Ranor failed to file required toxic chemical release inventory reporting forms in connection with its use of nickel, chromium and manganese in its operations and seeks a maximum penalty of $162,500. Ranor, while admitting that Ranor failed to file certain reports, asserts that the alleged penalty is excessive, based on the EPA’s own guidelines, and will vigorously contest the claimed penalty. Ranor does not believe that any such remaining liabilities, either individually or in the aggregate, will have a material adverse effect on the Company's business, financial condition or results of operations.

Employment agreement.

On June 19, 2007, the Company entered into an employment agreement dated as of April 1, 2007 with James G. Reindl, its chief executive officer. Pursuant to the terms of the agreement, the Company will employ Mr. Reindl for an initial term commencing April 1, 2007 and expiring on March 31, 2008 and continuing on a year-to-year basis thereafter unless terminated by either party on 90 days’ written notice prior to the expiration of the initial term or any one-year extension. Mr. Reindl is to receive an annual base salary of $160,000 a year. Mr. Reindl is also entitled to receive an increase to his base salary and receive certain bonus compensation, stock options or other equity-based incentives at the discretion of the compensation committee of the board of directors and reimbursement of his commuting expenses. The agreement may be terminated by the Company with or without cause or by Mr. Reindl’s resignation. If the Company terminates the agreement without cause, it is to pay Mr. Reindl severance pay equal to his salary for the balance of the term plus the amount of his bonus for the prior year. During the term of his employment and for a period thereafter, Mr. Reindl will be subject to non-competition and non-solicitation provisions, subject to standard exceptions.

TECHPRECISION CORPORATION
CONSOLIDATED BALANCE SHEETS
(unaudited)

	JUNE 30,	MARCH 31
	2007	2007
CURRENT ASSETS
Cash and cash equivalents	$1,231,265	$1,443,998
Accounts receivable, less allowance for doubtful accounts of $25,000 at June 30 and March 31, 2007	3,372,823	2,684,970
Other receivables	15,712	16,737
Costs incurred on uncompleted contracts,
net of allowance for loss and progress billings	2,236,139	1,266,445
Inventories- raw materials	196,152	183,498
Prepaid expenses	157,035	270,321
Total current assets	7,209,126	5,865,969
Property, plant and equipment, net	2,511,488	2,561,054
Deferred loan costs, net	134,462	138,718
Total assets	$9,855,076	$8,565,741

CURRENT LIABILITIES
Accounts payable	$2,102,309	$1,298,643
Accrued expenses	491,950	498,626
Current maturity of long-term debt	610,623	610,814
Loan from stockholder	30,000	60,000
Total current liabilities	3,234,882	2,468,083
LONG-TERM DEBT
Notes payable- noncurrent	5,867,929	6,020,440
STOCKHOLDERS’ EQUITY
Preferred stock- par value $.0001 per share, 9,000,000 shares authorized, of which 9,000,000 are designated as Series A Preferred Stock, with 7,752,462
shares issued and outstanding at June 30 and March 31, 2007	2,835,278	2,835,278
Common stock - par value $.0001, authorized 90,000,000, 10,053,000 and
10,049,000 issued and outstanding on June 30, and March 31, 2007, respectively.	1,006	1,006
Paid in capital	1,756,643	1,766,423
Accumulated deficit	(3,840,662)	(4,525,489)
Total stockholders’ equity	752,265	77,218
	$9,855,076	$8,565,741

The accompanying notes are an integral part of the financial statements.

TECHPRECISION CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
FORTHE THREE MONTHS ENDED JUNE 30, 2007 AND 2006
(unaudited)

	Three months ended June 30,
	2007	2006
Net sales	$6,553,112		$4,198,530

Cost of sales	4,877,572		3,410,005

Gross profit	1,675,540		788,525
Operating expenses:
Salaries and benefits	344,291		292,454
Professional fees	44,045		99,908
Selling, general and administrative	70,620		138,087
Total operating expenses	458,956		530,449

Income from operations	1,216,584		258,076

Other income (expenses)
Interest expense	(132,438)		(183,239)
Finance cost	(2,589)		(150,477)
Interest income	275		212
Total other income	(134,752)		(333,504)

Income (loss) before income taxes	1,081,832		(75,428)
Provision for income taxes	(397,005)		--
Net Income (loss)	$684,827	$	(75,428)
Preferred stock deemed dividend	--		(388,233)

Net Income (loss) to common stockholders	684,827		(463,661)

Net income (loss) per share of common stock-basic	.07		(.05)
Net income (loss) per share of common stock-diluted	.04		(.05)

Weighted average number of shares of common stock outstanding -Basic	10,051,000		9,991,462
Weighted average number of shares of common stock outstanding -Diluted	19,313,683		9,991,462

The accompanying notes are an integral part of the financial statements.

TECHPRECISION CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
FOR THE THREE MONTHS ENDED JUNE 30, 2007
(unaudited)

	Warrants	Preferred Stock		Common Stock		Paid in	Accumulated
	Outstanding	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance, March 31, 2007	11,220,000	7,752,462	2,835,278	10,049,000	1,006	1,766,423	(4,525,489)	77,218

Distribution of capital - WM Realty						(10,500)		(10,500)
Issuance of shares for services				4,000		720		720
Net income							684,827	684,827
Balance June 30, 2007	11,220,000	7,752,462	2,835,278	10,053,000	1,006	1,756,643	(3,840,662)	752,265

The accompanying notes are an integral part of the financial statements.

TECHPRECISION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Three months ended, June 30
	2007	2006
DECREASE IN CASH AND CASH EQUIVALENTS CASH FLOWS
FROM OPERATING ACTIVITIES
Net income (loss) for the period	684,827	(75,432)
Noncash items included in net loss:
Depreciation and amortization	117,295	256,030
Shares issued for services	720	7,561
Changes in assets and liabilities:
Accounts receivable	(686,828)	(270,460)
Inventory	(12,654)	(7,149)
Costs on uncompleted contracts	(969,695)	198,126
Prepaid expenses	113,286	166,013
Accounts payable and accrued expenses	796,989	176,263

Net cash used in operating activities	43,940	450,952

CASH FLOWS USED IN INVESTING ACTIVITIES
Purchases of property, plant and equipment	(63,472)	(19,626)
Net cash used in investing activities	(63,472)	(19,626)

CASH FLOWS FROM FINANCING ACTIVITIES

Payment of notes	(152,701)	(144,282)
Payment of mortgage note	(30,000)	(100,000
Additional paid-in capital	(10,500)	--

Net cash provided by (used in) financing activities	(193,201)	(244,282)
Net increase (decrease) in cash and cash equivalents	(212,733)	187,044
CASH AND CASH EQUIVALENTS, beginning of period	1,443,998	492,801
CASH AND CASH EQUIVALENTS, end of period	$1,231,265	$679,845

Supplemental Disclosures of Cash Flows Information
Cash paid during the period for:
Interest expense	$132,438	$186,972
Income taxes	$2,985	$3,100

The accompanying notes are an integral part of the financial statements.

SUPPLEMENTAL INFORMATION - NONCASH TRANSACTIONS

The beneficial effect of the reduction in conversion price of preferred stock to common stock from $.285 to $.24225 was $.04275 per share for a total of $388,233 for 9,081,471 shares and is reflected as a preferred stock deemed dividend.

TECHPRECISION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In the three month period ended June 30, 2006, the Company issued 42,000 shares to employees of the Company. The shares were valued at $.18 per share, or a total of $7,561. The 42,000 shares are part of a total grant of 126,000, of which 8,000 shares were cancelled.  These shares vested immediately as to the remaining 78,000 shares, 40,000 shares vested at- February 24, 2007. These shares were valued at $.18 per share, or total of $7,200. The balance of shares will vest on February 24, 2008. None of these shares were issued to officers or directors

In the three month period ended June 30, 2007, the Company issued  7,000 shares to employees of the Company, of which 3,000 shares were issued to the Company’s chief financial officer. The shares were valued at $.18 per share, or a total of $ 1,260. The 7,000 shares are part of a total grant of 15,000 shares, of which 7,000 shares, including the 3,000 shares granted to the chief financial officer, vested immediately and the remaining 8,000 shares vest in two annual installments-February 24, 2008 and February 24, 2009.

NOTE 1. INTERIM FINANCIAL INFORMATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB and Item 310 of Regulation S-B. In the opinion of management, the condensed consolidated financial statements reflect all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the results Techprecision Corporation and its subsidiaries for the periods presented. Operating results for interim periods are not necessarily indicative of results that may be expected for the fiscal year as a whole. The preparation of the financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and the related disclosures at the date of the financial statements and during the reporting period. Actual results could materially differ from these estimates. For further information, refer to the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-KSB for the year ended March 31, 2007. Certain prior quarter amounts may have been reclassified to conform to the presentation used in 2007.

NOTE 2. NEW ACCOUNTING PRONOUNCEMENTS

In July 2006, FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” which is effective for fiscal years beginning after December 15, 2006. The Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting for interim periods, disclosure, and transition. The Company will adopt the Interpretation on January 1, 2007. The Company is in the process of determining the impact of the interpretation on our financial position and results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 provides a framework for measuring fair value in accordance with GAAP, and expands disclosures regarding fair value measurements and the effect on earnings. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is in the process of evaluating the impact SFAS No. 157 will have on its financial position and results of operations.

In September 2006, the U.S. Securities and Exchange Commission (“SEC”) released Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” (“SAB No. 108”), which provides interpretive guidance on the SEC’s views regarding the process of quantifying the materiality of financial statement misstatements. SAB No. 108 is effective for years ending after November 15, 2006. The application of SAB No. 108 is not expected to have a material effect on the Company’s financial position and results of operations.

TECHPRECISION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" ("SFAS 159"). SFAS 159 provides reporting entities an option to report selected financial assets, including investment securities designated as available for sale, and liabilities, including most insurance contracts, at fair value. SFAS 159 establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The standard also requires additional information to aid financial statement users' understanding of a reporting entity's choice to use fair value on its earnings and also requires entities to display on the face of the balance sheet the fair value of those assets and liabilities for which the reporting entity has chosen to measure at fair value. SFAS 159 is effective as of the beginning of a reporting entity's first fiscal year beginning after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of SFAS 157. The Company is currently evaluating the effect, if any, the adoption of SFAS 159 will have on our financial condition, results of operations and cash flow.

NOTE 3. PROPERTY, PLANT AND EQUIPMENT

As of June 30, 2007 and March 31, 2007 property, plant and equipment consisted of the following:

	June 30, 2007	March 31, 2007
Land	110,113	110,113
Building and improvements	1,290,072	1,290,072
Machinery equipment, furniture and fixtures	3,103,704	3,040,232
Total property, plant and equipment	4,503,889	4,440,417
Less: accumulated depreciation	(1,992,401)	(1,879,363)
	$2,511,488	$2,561,054

Depreciation expense for the three months ended June 30, 2007 and June 30, 2006 were $113,038 and $103,785, respectively. Land and buildings (which are owned by WM Realty Management, LLC- a consolidated entity under Fin 46 R) are collateral for the $3,300,000 Mortgage Loan, and other fixed assets of the Company together with its other personal property, are collateral for the Sovereign Bank $4,000,000 secured loan and credit facilities.

NOTE 4. COSTS INCURRED ON UNCOMPLETED CONTRACTS

The Company recognizes revenues based upon the units-of-delivery method  The advance billing and deposits includes down payments for acquisition of materials and progress payments on contracts. The agreements with the buyers of the Company’s products allow the Company to offset the progress payments against the costs incurred.  As of June 30, 2007 and March 31, 2007:

	June 30, 2007	March 31, 2007
Cost incurred on uncompleted contracts, beginning balance	$5,455,142	$2,889,649
Total cost incurred on contracts, during the year	5,931,516	18,108,550

Less cost of sales, during the year	(4,877,383)	(15,543,057)
Cost incurred on uncompleted contracts, ending balance	$6,509,275	$5,455,142

Billings on uncompleted contracts, beginning balance	$4,188,697	$1,583,061
Plus: Total billings incurred on contracts, during the year	4,308,663	9,236,613

Less: Contracts recognized as revenue, during the year	(4,224,224)	(6,630,977)
Billings on uncompleted contracts, ending balance	$4,273,136	$4,188,697

Cost incurred on uncompleted contracts, ending balance	$6,509,275	$5,455,142
Billings on uncompleted contracts, ending balance	(4,273,136)	(4,188,697)
Cost incurred on uncompleted contracts, ending balance, net	$2,236,139	$1,266,445

TECHPRECISION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the three months ended June 30, 2007 and 2006, $100,000 and $29,051 of allowance for losses on uncompleted contracts were recognized, respectively.

NOTE 5. PREPAID EXPENSES

As of June 30, 2007 and March 31, 2007, the prepaid expenses included the following:

	June 30, 2007	March 31, 2007
Insurance	$80,883	$137,484
Real estate taxes	4,176	4,387
Prepayments on purchases	45,567	121,720
Equipment maintenance	26,409	6,730
Total	$157,035	$270,321

NOTE 6. DEFERRED CHARGES

Deferred charges represent the capitalization of costs incurred in connection with obtaining the bank loan and building mortgage. These costs are being amortized over the term of the related debt obligation. Amortization charged to operations in the three months ended June 30, 2007 and June 30, 2006 were $4,257 and $152,314, respectively. As of June 30, 2007 and March 31, 2007, deferred charges were as follows:

	June 30, 2007	March 31, 2007
Deferred costs expiring after one year:
Deferred loan costs	$150,259	$150,259
Accumulated amortization	(15,797)	(11,541)
	$134,462	$138,718

NOTE 7. LONG-TERM DEBT

The following debt obligations, outstanding on June 30, 2007 and March 31, 2007:

	June 30,	March 31,
1. Long-term debt issued on February 24, 2006:
Sovereign Bank-Secured Term note payable- 72 month 9% variable term note with quarterly principal payments of $142,857 plus interest. Final payment due
on March 1, 2013	$3,285,715	$3,428,571

2. Long-term mortgage loan issued on October 4, 2006
Amalgamated Bank mortgage loan to WM Realty- 10 years, annual interest rate of 6.75%, monthly interest and principal payment $20,955. The amortization is based on a thirty-year amortization schedule. WM Realty Management has the right to prepay the mortgage note upon payment of a prepayment premium of 5% of the amount prepaid if the prepayment is made during the first two years, and declining to 1% of the amount prepaid if the prepayment is
made during the ninth or tenth year.	$3,180,738	$3,189,087

3. Automobile Loan
Ford Motor Credit Company-Note payable secured by a vehicle - payable in monthly installments of $552 including interest of 4.9%, commencing July 20,
2003 through June 20, 2009	12,099	13,596
Total	6,478,552	6,631,254
Principal payments due within one year	610,623	610,814
Principal payments due after one year	$5,867,929	$6,020,440

TECHPRECISION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On February 24, 2006, Ranor entered into a loan and security agreement with Sovereign Bank, West Hartford, Ct. Pursuant to the agreement, the bank has made a term loan of $4,000,000 to the Company and extended the Company a line of credit of $1,000,000, initial interest at 9%. The interest on the line of credit is variable. In February 2007, the Company entered into an agreement with the bank which (i) reduced the interest rate on its revolving credit line from prime plus 1 1/2% to prime plus 1% and (ii) provided for the Company to borrow up to $500,000 at prime plus 1% in order to financing capital expenditures. Under this capital expenditures facility, the Company may borrow up to $500,000 until the February 1, 2008, with interest only payable through February 1, 2008 and the principal to be amortized over a five-year term commencing March 1, 2008. On June 28, 2007, the Company increased its line of credit with Sovereign Bank from $1,000,000 to $2,000,000. As of June 30, 2007, the Company had not borrowed any money under the capital expenditures facility or line of credit.

The note is subject to various covenants that include the following: the loan collateral comprises all personal property of the Company, including cash, accounts receivable, inventories, equipment, financial and intangible assets owned when the loan is contracted or acquired thereafter; the amount of loan outstanding at all times is limited to a borrowing base amount of the Company’s qualified accounts receivable and inventory; there are prepayment penalties of 3%, 2% and 1% of the outstanding principal, in the first, second and third years following the issuance date, respectively. There is no prepayment penalty thereafter; the Company’s subsidiary, Ranor, Inc., is prohibited from issuing any additional equity interest (except to the Company), or redeem, retire, purchase or otherwise acquire for value any equity interests; the Company pays an unused credit line fee of 0.25% of the average unused credit line amount in previous month; the earnings available to cover fixed charges are required not to be less than 120% of fixed charges for the rolling four quarters, tested at the end of each fiscal quarter; and interest coverage ratio is required to be not less than 2:1 as at the end of each fiscal quarter.

In connection with the Amalgamated Bank mortgage financing, Mr. Andrew Levy, the principal equity owner of WM Realty Management and a principal stockholder of the Company, executed a limited guarantee. Pursuant to the limited guaranty, Mr. Levy guaranteed the lender the payment of any loss resulting from WM Realty Management’s fraud or misrepresentation in connection with the loan documents, misapplication of rent and insurance proceeds, failure to pay taxes and other defaults resulting from his or WM Realty’s misconduct.

As of June 30, 2007, the maturities of long-term debt were as follows:

Year ending March 31,
2008	$457,032
2009	612,752
2010	612,435
2011	612,641
2012	615,628
Due after 2011	3,568,064

Total	$6,478,552

TECHPRECISION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. INCOME TAXES

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to the net income or loss from operations. As of June 30, 2007 and March 31, 2007, the sources and tax effects of the differences are as follows:

	June 30, 2007	March 31, 2007

Income tax provision at statutory rate	$(421,857)	$(400,600)
Tax benefit before net operating loss carry forward	24,852	160,500
Net tax provision	$(397,005)	(240,100)

As of March 31, 2007 and 2006, the tax effect of temporary differences and net operating loss carry forward that give rise to the Company’s deferred tax assets and liabilities are as follows:

	June 30, 2007	March 31, 2007
Deferred Tax Assets:
Current:
Compensation accrual	$116,278	$112,000
Bad debt allowance	9,800	9,800
Loss on uncompleted contracts	39,000	45,600
Non-Current:
Net operating loss carry-forward	560,048	584,900
Total deferred tax assets	725,126	752,300
Deferred Tax Liabilities:
Non-Current:
Depreciation	208,200	206,000
Net deferred tax asset	516,926	546,300
Valuation allowance	(516,926)	(546,300)
Net Deferred Tax Asset Balance	$--	$--

At June 30, 2007 and March 31, 2007, the Company provided a full valuation allowance for its net deferred tax assets. The Company believes sufficient uncertainty exists regarding the realizability of the deferred tax assets. Because of over 50% change in ownership of Ranor, Inc, that company’s net operating loss carryforward is subject to IRC §382, which limits the amount of the tax loss carryforward that can be used in any year. The amount of net operating loss carryforward that may be used annually is equal to a percentage of the company’s value at the date of ownership. The percentage is the highest federal long-term federal tax exempt rate for the month during which the ownership occurred, February 2006, and the preceding two months. The Federal long term tax exempt rate is determined by the Internal Revenue Service.

As of June 30, 2007, the Company’s federal net operating loss carryforwards was approximately $1,435,878. If not utilized, the federal net operating loss carryforward of Ranor and Techprecision will expire in 2025 and 2027, respectively

NOTE 9. RELATED PARTY TRANSACTIONS

Management Fees

Contemporaneously with the reverse acquisition on February 24, 2006, the Company engaged Techprecision LLC to manage its business through March 31, 2009 pursuant to a management agreement. The agreement provided that the Company pay Techprecision LLC an annual management fee of $200,000 and a performance bonus based on criteria determined by the compensation committee. Mr. James G. Reindl was president and Mr. Andrew A. Levy was chairman of Techprecision LLC, and they and Martin M. Daube were the members of Techprecision LLC. The agreement provided that Techprecision LLC would provide the services of Mr. Reindl at chairman, Mr. Levy for marketing support and analysis of long-term contracts and Mr. Daube for marketing support. Mr. Reindl works for us on a full time basis. Neither Mr. Levy nor Mr. Daube devoted any significant time to the Company’s business. None of the members of Techprecision LLC received any additional compensation from us during the period that the contract was in effect, and the annual fee and any performance bonus which may be awarded is allocated among the three members in accordance with their interests in Techprecision LLC, which is 45% for each of Mr. Reindl and Mr. Levy and 10% with respect to Mr. Daube. No performance bonus was awarded.

TECHPRECISION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On January 29, 2007, the management agreement with Techprecision LLC was terminated as of December 31, 2006. In connection with the termination, we made a payment of $16,667 on or about January 15, 2007 and we agreed to make eight monthly payments of $9,167 to Techprecision LLC, commencing February 15, 2007 and ending on September 15, 2007. Mr. Reindl is no longer a member of Techprecision LLC, and he has no interest in the continuing payments to Techprecision LLC. As a result of the termination of the management agreement, Mr. Reindl no longer receives compensation through Techprecision LLC, and we are paying Mr. Reindl salary of $160,000 per annum. We also reimburse Mr. Reindl for his travel expenses to our offices in Westminster, Massachusetts. Mr. Reindl has a one-year employment agreement with the Company commencing April 1, 2007.

Loans from Related Parties

The principal equity owner of WM Realty made loans to WM Realty in the year ended March 31, 2007. The outstanding balance of the loans was $30,000 as of June 30, 2007 and $60,000 as of March 31, 2007 and is reflected on the Company’s balance sheet as a loan from stockholder.

Sale and Lease Agreement and Intra-company Receivable

On February 24, 2006, WM Realty Management, LLC borrowed $3,300,000 to finance the purchase of Ranor’s real property. WM Realty Management purchased the real property for $3,000,000 and leased the property on which Ranor’s facilities are located pursuant to a net lease. The property was appraised on October 31, 2005 at $4,750,000. The Company advanced $226,808 to pay closing costs, which advance was repaid when WM Realty Management refinanced the mortgage in October 2006. WM Realty Management, LLC was formed solely for this purpose; its partners are stockholders of the Company. The Company considers WM Realty Management a special purpose entity as defined by FIN 46, and therefore has consolidated its operations into the Company.

On October 4, 2006, WM Realty Management placed a new mortgage of $3.2 million on the property and the existing mortgage of $3.1 million was paid off. The new mortgage has a term of ten years, bears interest at 6.75% per annum, and provides for monthly payments of principal and interest of $20,595. The payments are based on a thirty-year amortization schedule. WM Realty Management has the right to prepay the mortgage note upon payment of a prepayment premium of 5% of the amount prepaid if the prepayment is made during the first two years, and declining to 1% of the amount prepaid if the prepayment is made during the ninth or tenth year. In connection with the refinancing, Mr. Levy, the principal stockholder of WM Realty, executed a limited guarantee. Pursuant to the limited guaranty, Mr. Levy guaranteed the lender the payment of any loss resulting from WM Realty Management’s fraud or misrepresentation in connection with the loan documents, misapplication of rent and insurance proceeds, failure to pay taxes and other defaults resulting from his or WM Realty’s misconduct.

NOTE 11. OPERATING LEASE

Ranor leases office equipment under operating lease agreements expiring through November 2008. Total rent expense charged to operations was $4,281 for the three months ended June 30, 2007 and $16,700 in the years ended March 31, 2007. Future minimum lease payments under noncancellable portions of the leases as of March 31, 2007, are as follows:

Years ending March 31,	Amount
2008	$11,466
Total minimum lease payments	$11,466

TECHPRECISION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. SALE AND LEASE

On February 24, 2006 Ranor, Inc. sold its real property to WM Realty Management, LLC, a special purpose entity. for $3,000,000, and leased the real property occupied by Ranor pursuant to a fifteen year lease commencing February 24, 2006. For the years ended March 31, 2007 the Company’s annual rent expense was $438,500. This amount was eliminated in consolidation and the interest and depreciation were expensed. The current annual rent is $444,000, and the rent is subject to an annual increase based on the increase in the consumer price index.

The Company has an option to extend the term of the lease for two additional terms of five years, upon the same terms. The minimum rent payable for each option term will be the greater of (i) the minimum rent payable under the lease immediately prior to either the expiration date, or the expiration of the preceding option term, or (ii) the fair market rent for the leased premises.

The Company has the option to purchase the property at the appraised market value.

The minimum future lease payments are as follows:

Year Ended March 31,	Amount

2008	333,000
2011	444,000
2010	444,000
2011	444,000
2012-2016	2,220,000
2017-2022	2,220,000

Total	$6,105,000

Part II

INFORMATION NOT REQUIRED TO BE IN PROSPECTUS

Item 24. Indemnification of Officers and Directors

The Company’s certificate of incorporation provide that the liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under Delaware law and provides for indemnification to the extent permitted by Delaware law.

The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; payments of unlawful dividends or unlawful stock repurchases or redemptions, or any transaction from which the director derived an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, offices or controlling persons of the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25. Other Expenses of Issuance and Distribution

The estimated expenses of the registration, all of which will be paid by the Company, are as follows:

Item	Amount
SEC filing fee	$1,093.84
Printing and filing	8,500.00*
Legal expenses, including blue sky	35,000.00*
Accounting expenses	15,750.00*
Miscellaneous	5,656.16*
Total	$66,000.00*

* Estimated

Item 26. Recent Sales of Unregistered Securities

In connection with our organization in February 2005, we issued 1,000,000 to Capital Markets for $100 and 20,000 shares to Mark Allen for $2. Both purchasers are “accredited investors” and they represented in writing that they acquired the securities for their own accounts. They are founders of Lounsberry Holdings II, Inc. In February 2006, in connection with the reverse acquisition, we purchased 928,000 shares from Capital Markets for $167,602, and paid $32,398 of debt due to Capital Markets. The issuance of these shares is exempt from the registration requirement pursuant to Section 4(2) of the Securities Act as a transaction not involving a public offering. Each investor acquired the shares for investment and the stock certificates bear an investment legend. No broker or underwriter was involved in the sale of the shares and no brokerage or underwriting commission was paid.

In December 2005, we issued 8,000 shares of common stock for $2,000. The sales were made directly by the Company to persons known by the Company. One of the investors, Michael Byl, is president of Southridge Investment Group, LLC, an NASD registered broker-dealer formerly known as Greenfield Capital Partners LLC (“Southridge”). Southridge is affiliated by common ownership with Capital Markets in that both are controlled by a family limited partnership in which Steve Hicks has voting and disposition control. The following table indicates the accredited investors and their family members. For those listed with a family relationship, the funds were provided by the related accredited investor.

Nelson Broms - Accredited
Pearl Broms—Accredited
CFO Managed Fund I LLC - Accredited
Jeffrey Hicks - Brother of Steve Hicks
Anna Crawford - Sister-in-law of Steve Hicks
Christopher Toppin—Accredited
James McKeever—Accredited
Antonio A. Yenidjeian
Stephen Hieber
Susan Isley
Gina Pacific
Joanne Leftwich
Emilia P. Cantelio
Mary Ellen Schloth—Accredited
Brenda Garzi—Accredited
Joseph Garzi—Accredited
Gabrielle Guttman
Brittany Moss
Jennifer Rasmussen
Brooke Rodgerson
John Rodgerson
Erika Magnussen

Zoe Hicks - Niece of Steve Hicks
Ellen Hicks - Niece of Steve Hicks
Carol Hicks - Sister-in-law of Steve Hicks
Bradley Hicks - Brother of Steve Hicks
Mary Hicks - Accredited
Taylor Hicks - Daughter of Steve Hicks
Jonathan Hicks - Son of Steve Hicks
Lori Cipot
Tonya Toriari
Sarah Licata
Debra Case
Michael Byl - Accredited
Claire Byl - Daughter of Michael Byl
Kendall Byl - Son of Michael Byl
Tracy Byl - Accredited
Jean McKeever - Accredited
Larry Ditkoff - Accredited
Henry Sargent

Of the investors who are not accredited investors or family members of accredited investors, each of the investors has the understanding of the nature of the investment, including the fact that the shares may not be sold except pursuant to a registration statement and that they may never be a registration statement covering their shares. These investors have experience in investing in blind pool shell companies and have a relationship with either Steve Hicks or Mark Allen. In no case did the investment constitute more than an insignificant portion of the investor’s net worth or assets.

No broker or underwriter was involved in the sale of the shares and no brokerage or underwriting commission was paid. Each of the investors was provided with a placement memorandum disclosing the Company’s proposed business, and management was available to respond to any questions they may have and had the sophistication with respect to their investment in the Company, then known as Lounsberry. Each of the investors had experience participating in similar offerings of stock and understood the nature of the restriction on their shares, including their inability to sell the shares without a registration statement. The purchasers acquired the shares for their own accounts and not with a view to the sale or distribution thereof. The stock certificates representing the shares bear a restrictive legend. The issuance of these shares is exempt from the registration requirement pursuant to Section 4(2) of the Securities Act as a transaction not involving a public offering, and each of the investors was known to the Company. Each investor acquired the shares for investment and the stock certificates bear an investment legend.

On February 24, 2006, we issued the following securities:

•
Pursuant to the preferred stock purchase agreement, we sold to Barron Partners, for an aggregate of $2.2 million, (i) 7,719,250 shares of series A preferred stock, and (ii) warrants to purchase 5,610,000 shares of common stock at $.57 per share and 5,610,000 shares of common stock at $.855 per share. Barron Partners is a highly sophisticated investor that makes investments in public companies or companies that become public in connection with its investment. Barron Partners had access to information concerning Ranor and the terms of the acquisition of Ranor, as well as access to the Company’s officers.

•	Pursuant to an agreement with the members of Ranor Acquisition LLC, we issued to the members of Ranor Acquisition 7,997,000 shares of common stock, as follows:

Name	No. Shares
James G. Reindl	3,095,300
Andrew A. Levy	2,825,300
Redstone Capital Corporation	250,000
Stanley Youtt	796,000
Martin Daube	741,400
Larry Steinbrueck	204,000
Michael Holly	85,000
Total	7,997,000

Mr. Levy is president of Redstone Capital Corporation and the stock of Redstone is owned by Mr. Levy and his wife. Mr. Reindl, Mr. Levy and Mr. Daube are the founders of Ranor Acquisition LLC. Mr. Youtt, who is president of Ranor and a director of the Company, was Ranor’s president and CEO prior to the reverse acquisition. Mr. Steinbrueck and Mr. Holly are sophisticated investors who are directors of the Company.

•
We sold 1,700,000 shares of common stock to Stanoff Corporation for $500,000. Stanoff is operated by Howard Weingrow and owned by his family. Mr. Weingrow is a very sophisticated and wealthy investor. He had access to information concerning the Company through Mr. Levy.

•	We issued the 170,000 shares of common stock for services rendered as follows:

Name	Shares
Mathers Associates	80,000
Grace Sorensen	40,000
Glenn Goldfinger	40,000
Mary Desmond	10,000
Total	170,000

The Company and its founders, Mr. Reindl, Mr. Levy and/or Mr. Daube, had existing relationship with each of the persons to whom stock was issued, and the stockholders who acquired the shares for their own accounts and not with a view to the sale or distribution thereof. Mathers Associates is an investment fund run by professionals. Ms. Sorensen is a personal friend of Mr. Reindl and Mr. Levy, and Mr. Goldfinger is a personal friend of Mr. Levy and he has invested with Mr. Levy in the past. Mathers, Ms. Sorensen and Mr. Goldfinger had access to information concerning Ranor and the Company through Mr. Levy or Mr. Reindl. Ms. Desmond is the Company’s chief financial officer and she served in that capacity for Ranor before the reverse acquisition. None of these individuals made any cash payment for their securities.

The issuance of these shares on February 24, 2006 is exempt from the registration requirement pursuant to Section 4(2) of the Securities Act as a transaction not involving a public offering and Rule 506 of the SEC thereunder. Each investor is an accredited investor, as defined in Rule 501, purchased the securities for his or her own account, understood the restricted nature of the shares, and was provided information pursuant to Rule 502.

No broker or underwriter was involved in the sale of the shares and no brokerage or underwriting commission was paid with respect to any of the foregoing transactions. All stock certificates issued by the Company as described in this Item 26 bear a restrictive legend.

Item 27. Exhibits

2.1	Stock purchase agreement dated August 17, 2005, by and among Ranor Acquisition, LLC, the stockholders of Ranor and Ranor, Inc.[1]

3.1	Certificate of incorporation[3]

3.2	By-laws[2]

3.3	Certificate of Designation for the Series A Convertible Preferred Stock[4]

4.1	Loan and security agreement dated February 24, 2006, between Ranor and Sovereign Bank[1]

4.2	Guaranty from the Registrant to Sovereign Bank[1]

4.3	Form of warrant issued to Barron Partners LP1

4.4	First amendment dated January 29, 2007 to loan and security agreement dated February 24, 2006, between Ranor, Inc. and Sovereign Bank and forms of notes[6]

4.5	Second amendment dated June , 2007 to loan and security agreement dated February 24, 2006, between Ranor, Inc. and Sovereign Bank and forms of revolving note[3]

4.6	Mortgage security agreement and fixture filing dated October 4, 2006, from WM Realty Management, LLC to Amalgamated Bank[3]

4.7	Mortgage note dated October 4, 2006[3]

5.1	Opinion of Sichenzia Ross Friedman Ference LLP[1]

10.1	Preferred stock purchase agreement dated February 24, 2006, between the Registrant and Barron Partners, LP1

10.2	Registration rights agreement dated February 24, 2006, between the Registrant and Barron Partners LP1

10.3	Agreement dated February 24, 2006, among the Registrant, Ranor Acquisition LLC and the members of Ranor Acquisition LLC[1]

10.4	Subscription Agreement dated February 24, 2006[1]

10.5	Registration rights provisions pursuant to the agreements listed in Exhibits 10.3 and 10.4[1]

10.6	Employment agreement between the Registrant and Stanley Youtt[1]

10.7	Management agreement dated February 24, 2006, between Ranor and Techprecision LLC[4]

10.8	Lease, dated February 24, 2006 between WM Realty Management, LLC and Ranor[1]

10.9	2006 Long-term incentive plan[4]

10.10	Letter agreement from WM Realty Management, LLC[1]

10.11	Settlement agreement and general release dated February 13, 2007, among the Company, Green Mountain Partners III, L.P.[6]

10.12	Letter agreement dated January , 2007 between Techprecision Corporation and Techprecision LLC[7]

10.13	Limited guarantee dated October 4, 2006 from Andrew Levy to Amalgamated Bank[3]

10.14	Agreement dated May 31, 2007 between the Company and Barron Partners LP dated August 17, 2005[3]

10.15	Employment agreement dated as of April 1, 2007 between the Company and James G. Reindl[8]

10.16	Purchase order from Electric Boat Corporation dated November 9, 2006[3]

10.17	Purchase order from GT Solar Incorporated dated January 22, 2007[9,10]

10.18	Purchase order from L3 Communications ESSCO dated March 29, 2006[3]

10.19	Agreement dated February 24, 2006 among James B. Reindl, Andrew A. Levy, Martin M. Daube and Stanley Youtt[10]

10.20	Advice from Barron Partners concerning cashless exercise of warrants.¹°

14.1	Code of business conduct and ethics[4]

21.1	List of Subsidiaries[3]

23.1	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)

23.2	Consent of Tabriztchi & Co., CPA, P.C.[10]

1 Previously filed.

2  Filed as an exhibit to the Company’s registration statement on Form 10-SB, which was filed with the Commission on June 23, 2005 and incorporated herein by reference.

3 Filed as an exhibit to the Company’s annual report on Form 10-KSB for the year ended March 31, 2007 and incorporated herein by reference.

4 Filed as an appendix to the Company’s information statement of Schedule 14-C, and incorporated herein by reference.

5  Filed as an exhibit to the Company’s annual report on Form 10-KSB for the year ended December 31, 2005 and incorporated hereby reference.

6  Filed as an exhibit to the Company’s current report on Form 8-K, which was filed with the commission on February 20, 2007.

7 Filed as an exhibit to the Company’s current report on Form 8-K, which was filed with the commission on February 8, 2007.

8 Filed as an exhibit to the Company’s current report on Form 8-K, which was filed with the commission on June 26, 2007.

9 Certain portions of this exhibit have been omitted based on a request for confidential treatment, and the non-public information has been filed with the Commission.

10 Filed herewith.

Item 28. Undertakings

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement to: (i) include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events arising after the effective date of the Registration Statement which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reelected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration” table in the effective registration statement; and (iii) include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, provided however, that provisions (i) and (ii) of this undertaking are inapplicable if the information to be filed thereunder is contained in periodic reports filed by the Company pursuant to the Exchange Act that are incorporated by reference into the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of post-effective amendment any of the securities being registered which remains unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westminster, Commonwealth of Massachusetts on this 20th day of September, 2007.

TECHPRECISION CORPORATION

By:	/s/ James G. Reindl
James G. Reindl, CEO

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James G. Reindl*	Chief Executive Officer	September 20, 2007
James G. Reindl.	and Director
(Principal Executive Officer)

/s/Mary Desmond*	Chief Financial Officer	September 20, 2007
Mary Desmond	(Principal Financial and Accounting Officer)

/s/ Stanley A. Youtt*	Director	September 20, 2007
Stanley A. Youtt

/s/Michael Holly*	Director	September 20, 2007
Michael Holly

/s/ Larry Steinbrueck*	Director	September 20, 2007
Larry Steinbrueck

/s/ Louis A. Winoski*	Director	September 20, 2007
Louis A. Winoski

*By /s/ James G. Reindl James G. Reindl		September 20, 2007
Attorney in fact